Exhibit 4.30

FACILITY AGREEMENT

BETWEEN

VEDANTA ALUMINIUM LIMITED

— as the Borrower

AND

THE BANKS AND FINANCIAL INSTITUTIONS

SET FORTH IN SCHEDULE I

— as the Rupee Lenders

AND

STATE BANK OF INDIA

— as Issuing Bank

AND

STATE BANK OF INDIA

— as the Facility Agent

TABLE OF CONTENTS

1.	DEFINITIONS & PRINCIPLES OF CONSTRUCTION	6

2.	FACILITIES	32

3.	DISBURSEMENT MECHANISM	35

4.	MECHANISM FOR LC ISSUANCE	52

5.	CANCELLATION OF THE FACILITIES	62

6.	CONDITIONS PRECEDENT	63

7.	REPRESENTATIONS AND WARRANTIES	75

8.	AFFIRMATIVE COVENANTS	85

9.	NEGATIVE COVENANTS	107

10.	SECURITY	111

11.	FINANCIAL COVENANTS	114

12.	INTEREST AND FEES	115

13.	REPAYMENT	118

14.	PREPAYMENT	118

15.	EVENTS OF DEFAULT	119

16.	MODE OF PAYMENTS; APPROPRIATIONS OF MONIES	127

17.	EXPENSES AND INDEMNIFICATIONS	129

18.	MISCELLANEOUS	131

19.	FACILITY AGENT	141

20.	EXECUTION OF THE FINANCING DOCUMENTS	154

SCHEDULE I		155

Details of Lenders, Rupee Commitment, etc.		155

SCHEDULE II		156

Banking Base Case		156

SCHEDULE III		163

List of Clearances		163

SCHEDULE IV		166

List of Financing Documents		166

SCHEDULE V		167

Repayment Schedule		167

SCHEDULE VI		168

Lending Office addresses and other Address for The purpose of forwarding notices		168

SCHEDULE VII		170

Notice of Drawdown and Drawdown Certificate		170

SCHEDULE VIII	175

Certificate from LIE	175

SCHEDULE IX	176

Lending Confirmation Notice	176

SCHEDULE X	177

Novation Notice	177

SCHEDULE XI	179

Financing Plan	179

SCHEDULE XII	180

Project Sites	180

SCHEDULE XIII	181

List of Related Party Contracts	181

SCHEDULE XIV	182

Participating Interest Notice	182

SCHEDULE XV	183

Details of Existing Lenders	183

SCHEDULE XVI	184

FORMAT OF DEED OF ACCESSION	184

[One Hundred Rupee Stamp]

THIS FACILITY AGREEMENT is made at Bhubaneshwar on this the 5th day of April, 2011 by and among:

1.	VEDANTA ALUMINIUM LIMITED, a company incorporated in India under the Companies Act, 1956 (1 of 1956), with its registered office at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin 2013 628 002, Tamil Nadu (hereinafter referred to as the “Borrower”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its successors);

FACILITY AGREEMENT

AND

2.	THE BANKS AND FINANCIAL INSTITUTIONS set out in Schedule I hereto (hereinafter referred to as the “Rupee Lenders”; which expression shall, unless it be repugnant to the subject, meaning or context thereof, be deemed to mean and include their respective successors, and assigns);

AND

3.	STATE BANK OF INDIA, a banking corporation constituted under the State Bank of India Act, 1955 (23 of 1955) and having its Corporate Centre at State Bank Bhavan, Madame Cama Road, Mumbai 400021, Maharashtra and acting through its Corporate Accounts Group, Mumbai Branch at Neville House, J.N. Heredia Marg, Ballard Estate, Mumbai - 400 001 (hereinafter referred to as the “Issuing Bank”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its permitted transferees, novatees, successors and assigns);

AND

4.	STATE BANK OF INDIA, a banking corporation constituted under the State Bank of India Act, 1955 (23 of 1955) and having its Corporate Accounts Group. Mumbai Branch at Neville House, J.N. Heredia Marg, Ballard Estate, Mumbai - 400 001, as the facility agent acting for and on behalf of the Lenders (hereinafter referred to as the “Facility Agent”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its permitted transferees, novatees, successors and assigns).

The parties mentioned above, are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

A.	The Borrower is currently setting up an integrated aluminium project comprising of: (i) alumina refinery having output of 1 MTPA along with co-generation captive power plant with an aggregate capacity of 75 MW at Lanjigarh, Orissa and (ii) aluminium smelter having output of 1.6 MTPA along with a 1,215 MW captive power plant at Jharsuguda, Orissa, the aggregate cost of which is estimated at Rs. 28,300 crores (Rupees Twenty Eight Thousand Three Hundred crores only) (the “Estimated Project Cost”).

B.	in furtherance of the Borrower’s obligations with respect to the construction and implementation of the Project, the Borrower requires financial assistances to meet the debt component of the cost of the Project, amounting to Rs. 16,980 crores (Rupees Sixteen Thousand Nine Hundred and Eighty Crores only) in the form of rupee term loans, export credit assistances, foreign currency loans, external commercial borrowings, non- convertible debentures and sponsor’s debt.

C.	The Borrower has already obtained financial assistances to the extent of the Existing Debt (as defined hereinbelow) from the Existing Lenders (as defined hereinbelow).

FACILITY AGREEMENT

D.	For the purpose of partial financing of the remaining debt component of the Estimated Project Cost, the Lenders have, at the request of the Borrower, agreed to provide to the Borrower, financial assistances (the “Rupee Facility/ies”) as tranche II facility upto amounts not exceeding their respective Rupee Commitment, on and subject to the terms contained in this Agreement and the other Financing Documents.

E.	Pursuant to various Construction Contracts entered/to be entered by the Borrower with various Construction Contractors, the Borrower may be required to provide LCs to certain Contractors. In various cases, the Beneficiary may require that a single LC for a consolidated sum be provided to it. Therefore, at the request of the Borrower and on the basis of commitments and/or participation by various Rupee Lenders, the Issuing Bank has agreed to provide facility (the “Issuing Bank LC Facility”) as a part of the Rupee Facility, by way of issuance of Letters of Credit on behalf of the Borrower to Beneficiaries for the purposes set out in this Agreement, upto amounts not exceeding the aggregate of the LC Commitment of all the Participating Lenders (the “Issuing Bank Fronting LC Commitment”).

F.	At the request of the Borrower and subject to the terms of this Agreement and the other Financing Documents, some of the Rupee Lenders listed in Schedule I hereof (the “Participating Lenders”) have, as a part of their Rupee Commitment under the Rupee Facility, agreed to provide financial assistance by way of: (i) risk sharing of amounts to be paid by the Issuing Bank under Issuing Bank LCs from time to time upto amounts not exceeding in the aggregate their respective LC Commitment and to treat such payments made to the Issuing Bank as Rupee Advances and repayable as Rupee Loans; (ii) issuance of Letters of Commitment (as defined hereinafter) upto amounts not exceeding their respective LC Commitment.

G.	At the request of the Borrower and subject to the terms of this Agreement and the other Financing Documents, some of the Rupee Lenders listed in Schedule I hereof (“LC Lenders”) have, as a sub-limit of their Rupee Commitment under the Rupee Facility, agreed to provide financial assistance (“LC Lenders’ LC Facility”) by way of issuance of Letters of Credit on behalf of the Borrower upto amounts not exceeding in the aggregate their respective LC Commitment, and to treat such payments made to the Issuing Bank as Rupee Advances and repayable as Rupee Loans.

H.	At the request of the Borrower and subject to the terms of this Agreement and the other Financing Documents, the Rupee Lenders have agreed to provide to the Borrower financial assistance by way of Disbursements under the Rupee Facility upto amounts not exceeding their respective Rupee Commitment.

FACILITY AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the Lenders entering into this Agreement and agreeing to lend monies to the Borrower, and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS & PRINCIPLES OF CONSTRUCTION

1.1	Definitions

“Abandonment” shall mean the cessation of performance of obligations by the Borrower in respect of the whole or any substantial part of the Project, for a continuous period of 30 (thirty) days, as determined by the Facility Agent. For this purpose, but without limitation to the generality of the foregoing, the Borrower shall be deemed to have abandoned the Project if it shall make or fail to make a decision, or shall take or fail to take any action required in order to develop or operate the Project, including failure to oversee the actions of any third parties involved, failure to pay lease, rents, salaries fees etc., failure to file necessary records and/or papers with any Person as required, failing to apply for Clearances required for the Project, or failure to stop encroachment, for reasons other than Force Majeure. “Abandon” and “Abandoned” shall be construed accordingly. For the purpose of avoidance of doubt, an event of Force Majeure shall not excuse the Borrower of any of its obligations under this Agreement or the other Financing Documents, except the obligations relating to development or operation of the Project that are affected by the Force Majeure. “Force Majeure” for the purpose of this definition, shall comprise the following acts, events and circumstances affecting the Project:

(a)	flood, cyclone, lightning, earthquake, drought, storm or any other extreme effect of the natural elements;

(b)	any act, restraint or regulation of any Government Authority including:

(i)	any failure by a Government Authority to grant any license, permit or clearance within reasonable time (other than for cause) after application having been duly made;

(ii)	the expropriation by any Government Authority or compulsory acquisition of any shares in or assets or rights of the Borrower;

(iii)	any action by a Government Authority resulting in a loss of access to the Project Site or the removal or rescission of any Clearance which is essential for the Project;

(c)	act of war, invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, riot insurrection, civil commotion, act of terrorism or sabotage, in each case occurring inside or directly involving India;

(d)	any act of God; and

(e)	any other act or event or circumstance of an analogous nature.

“Account” shall have the meaning ascribed to it in Clause 3.3 hereof.

“Additional Interest” shall have the meaning ascribed to it in Clause 12.3 hereof.

“Affiliate” shall mean in relation to any party, a Person that controls, is controlled by or is under the common control with such party.

“Agreement” shall mean this Facility Agreement, together with all schedules attached thereto and shall include any amendment(s) made thereto from time to time.

“Applicable Law” shall include any statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, clearance, authorization, approval, directive, guideline, policy, requirement, or governmental restriction having the force of law, or any determination by, or any interpretation or administration of any of the foregoing by, any statutory or judicial or regulatory authority, whether in effect as of the date of this Agreement or thereafter and in each case as amended.

FACILITY AGREEMENT

“Authorised Officer” shall mean with respect to any Person, any officer of such Person that is authorised to sign on behalf of such Person and at the time being listed as such by the company secretary of such Person in the most recent certificate of such company secretary delivered to the Facility Agent.

“Availability Period” shall mean the period from the date of this Agreement until the earlier of (i) the date on which each of the Rupee Commitments under the Rupee Facility shall have been terminated or reduced to zero pursuant to the terms of this Agreement, or (ii) the date falling 6 (six) months after the Project COD, which may be further extended if required by another 6 (six) months on mutually agreed terms.

“Available Interim Commitment” in relation to each Lender shall mean such Lender’s Interim Commitment minus the aggregate of Disbursements made by such Lender prior to the Date of CP Satisfaction, and shall include the Earmarked Amount and Devaluation Amount, if any, in relation to (i) the LCs issued by such Lender as a LC Lender or (ii) participation by such Lender as a Participating Lender in LCs issued by the Issuing Bank or (iii) the Letters of Commitment issued by such Lender as a Participating Lender, as the case may be.

“Available Rupee Commitment” in relation to each Rupee Lender shall mean such Rupee Lender’s Rupee Commitment minus:

(a)	the aggregate Earmarked Amounts in relation to LCs issued by such Rupee Lender as a LC Lender;

(b)	the aggregate Participating Earmarked Amount of such Rupee Lender as a Participating Lender in case of such Rupee Lender participating in the LCs issued by the Issuing Bank;

(c)	the Devaluation Amount, if any, earmarked in relation to (a) and (b) above by such Rupee Lender;

(d)	the aggregate amount of the Letter(s) of Commitment issued by such Rupee Lender as LOC Lender;

(e)	the principal amount of each Rupee Drawdown, including any Interim Disbursements, made by such Rupee Lender,

and as further reduced on account of any cancellation or reduction of such Rupee Lender’s Rupee Commitment under this Agreement.

“Balance Power Agreement” shall mean the agreement(s) to be entered into between the Borrower and Sterlite Energy Limited or the Borrower and any other person including the relevant state grid, as amended from time to time, for procurement of balance power requirement for the Borrower’s smelter plant, from the 2,400 MW power plant of Sterlite Energy Limited or such other sources of such other persons including the state grid.

“Banking Base Case” shall mean the projection of revenues and expenses and cash flows with supporting assumptions and explanations thereto, with respect to the Project over a period beginning from the Fiscal Year 2010-2011 and not shorter than the period ending on the Final Settlement Date, which is currently as detailed in Schedule II hereof, as modified from time to time.

“Base Rate” in respect of any Lender, shall mean the currently prevailing base rate of such Lender as indicated against the name of such Lender in Schedule I, and as may be notified by such Lender from time to time.

FACILITY AGREEMENT

“Beneficiary” in relation to (i) Letter of Credit(s) shall mean (a) any Person for whose benefit any LCs are issued / to be issued and (b) any transferee of such Letter(s) of Credit, and (ii) Letter of Commitment shall mean (a) a buyer’s credit bank (b) any bank which has issued letter of commitment (other than the Rupee Lenders) to a buyer’s credit bank.

“Board” shall mean the board of directors of the Borrower appointed pursuant to the Companies Act, 1956.

“Business Day” shall mean:

(a)	in relation to the making of any Disbursement, by a Lender, any day on which such Lender and all other Lenders who have to make simultaneous Disbursements are open for normal banking business in the place of their respective Lending Office(s); or

(b)	in relation to any payment to be made by any Obligor, a day on which banks are normally open for banking business in Mumbai and London; or

(c)	in relation to all other matters, a day (other than a Saturday or a Sunday) upon which banks are normally open for banking business in Mumbai.

“Calculation Year” shall have the meaning ascribed thereto in Clause 11.2 hereof.

“Change in Control” shall mean the occurrence of any of the following events:

(i)	any Person, other than the Sponsor and/or any Affiliates of the Sponsor, acting singularly or with any other Person (either directly or indirectly), acquires control of the Borrower or of any other Person who controls the Borrower; or

(ii)	the Sponsor along with its Affiliates ceases to own 51% (fifty one per cent) of the Shares.

“Claimed Amount” shall mean the amount of monies claimed by the Beneficiary or the Confirming Bank, if any, from the LC Lender or the Issuing Bank under the LCs issued by the LC Lender or the Issuing Bank, as the case may be, and such claim has been found by the LC Lender or the Issuing Bank, as the case may be, at its sole discretion, to be valid and accompanied by non-discrepant documents as specified under the LC, or the discrepancies have been resolved to the LC Lender’s/Issuing Bank’s satisfaction.

“Clearances” in relation to any Person and/or purpose, shall mean any consent, license, approval, registration, permit or other authorisation of any nature which is granted / to be granted including by any statutory or regulatory authority to such Person or for such purpose, including in relation to the Borrower for: (i) the incorporation of the Borrower, (ii) fulfilling its obligations under the Transaction Documents including making by it of the payments contemplated by the Transaction Documents, (iii) the enforceability of any Transaction Documents (iv) development and operation of the Project, in any event include those Clearances listed in Schedule III hereof.

“Coal Supply Agreement” shall mean the agreement(s) to be entered into between the Borrower and the coal suppliers, as amended from time to time, for supply of coal to the Borrower for meeting coal requirement of its captive power plants.

“Commitment Fees” shall have the meaning ascribed thereto in Clause 12.5.1 hereof.

“Competitor” shall mean shall mean any Person which has, directly or indirectly, been engaged in the construction, operation, development or implementation of projects similar to the Project or compete with the Borrower in relation to their business.

FACILITY AGREEMENT

“Confidential Information” shall have the same meaning ascribed to it in Clause 18.18 hereof.

“Confirming Bank” shall mean with respect to a Letter of Credit issued pursuant to the terms of this Agreement, any bank or financial institution that may be notified by the LC Lender and/or the Issuing Bank, on the request of the Borrower, as confirming bank at the time of issuance of such Letter of Credit.

“Construction Budget” shall mean such budget as has been prepared and certified by the Borrower (as reviewed by the LIE and approved by the Facility Agent) and which:

(i)	reflects the amount of expenses for meeting Project Cost required to achieve the Project COD broken into each Project Module, relative to their respective PMOD and timing (including interest during construction, Contingency and margin money) for incurring such expenses;

(ii)	reflects the Project Schedule;

(iii)	conforms to the Banking Base Case,

as amended from time to time.

“Construction Contracts” shall mean in relation to the Project, the contracts entered into or to be entered into or the work orders/purchase orders issued/to be issued by the Borrower in relation to the construction, or procurement and supply of materials and equipment, or provision of services, for the Project (or any Project Module thereof), as the case may be, including any EPC Contract.

“Construction Contractor(s)” shall mean each of the counter-parties to any Construction Contract, other than the Borrower, or collectively all of them, as the case may be.

“Consultant(s)” shall mean the consultants appointed by the Borrower in accordance with the terms of Clause 6.3.3 hereof.

“Contested in Good Faith” shall mean, with respect to the payment of Taxes or any other claims or liabilities by any Person, the satisfaction of each of the following conditions : (i) the validity or amount thereof is being diligently contested in good faith by such Person by appropriate proceedings timely instituted, (ii) during the period of such contest, the enforcement of any contested item is effectively stayed by a court or tribunal or by operation of law, (iii) neither such Person nor any of its officers nor any Secured Party or their respective officers is or could reasonably be expected to become subject to criminal liability or sanction and (iv) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not constitute a Material Adverse Effect.

“Contingency” shall mean such funds as are designated as “contingency” line item in the Construction Budget.

“Contract(s)” shall mean any Construction Contract(s) or any other contract(s) entered into by the Borrower in connection with the Project.

“Contractual Damages” shall mean damages, whether liquidated or otherwise, and/or penalties payable to the Borrower pursuant to the Project Documents.

FACILITY AGREEMENT

“Cost Overrun Support” shall have the meaning ascribed thereto in the Sponsor Support Agreement.

“Corporate Guarantee” shall mean the guarantee to be executed by the Guarantor in favour of the Facility Agent at the request of the Borrower pursuant to the terms of this Agreement.

“Crystallised Rupee Amount” shall mean, with respect to any Claimed Amount denominated in Foreign Currency and payable to the Beneficiary or the Confirming Bank under a Foreign Currency LC issued by the LC Lender and/or the Issuing Bank, such Foreign Currency amount in equivalent Rupees converted at the State Bank of India TT Selling Rate for such Foreign Currency on the date of (a) issuance of Issuing Bank Notice of Demand (in case of a Foreign Currency LC issued by the Issuing Bank) or (b) issuance of an LC Lender Notice of Demand (in case of a Foreign Currency LC issued by the LC Lender).

“Date of CP Satisfaction” shall mean the date on which the Borrower has satisfied or caused the satisfaction of (or obtained waivers in terms of Clause 6.4 hereof) each of the conditions precedent under Clause 6.1, 6.2 and 6.3 hereof to the satisfaction of the Rupee Lenders in relation to the Initial Disbursement.

“Debenture Trustee – I” shall mean IL&FS Trust Company Limited.

“Debt” on any date on which a calculation is made, shall mean the Rupee Drawdowns, disbursed amount of Sponsor Subdebt, liabilities towards Existing Debt, any financial assistances / loans taken from the New Lenders, Earmarked Amounts and the amounts of the Letter(s) of Commitment, but shall not include working capital facilities (funded and non-funded).

“Debt Equity Ratio” shall mean the ratio of Debt to Equity, where:

For the avoidance of doubt, (i) any funding brought in or arranged by the Sponsor as Sponsor Subdebt and (ii) any amounts received as Equity but which were utilized or shall be utilized for purposes other than the Project, shall be excluded for the purposes of calculating Equity in the Debt Equity Ratio.

“Debt Service” shall mean in relation to a specified period, the amount of Repayment Instalments, Interest, including any Further Interest, Additional Interest, Default Interest, Post Interim Interest, Guarantee Further Interest, Unreimbursed Drawings, commissions, fees, costs, charges and expenses and any other amounts which the Borrower is required / due to repay or pay in such period to the Lenders, excluding any amount of the Rupee Facility that has been re- financed/ proposed to be re-financed by the Borrower during such period; provided that in relation to funding of the Debt Service Reserve Account, ‘Debt Service’ shall not include Unreimbursed Drawings.

“Debt Service Reserve Account” or “DSRA” shall have the meaning ascribed to it in Clause 8.2.2 (a) hereof.

“Deed of Accession” shall mean the deed of accession to be executed by such New Lenders which shall accede to this Agreement, substantially in the form prescribed in Schedule XVI hereof.

FACILITY AGREEMENT

“Default Interest” shall have the meaning ascribed thereto in Clause 12.4 hereof.

“Default Rate” shall mean in respect of each Lender a rate equal to two percent (2%) per annum.

“Devaluation Amount” in relation to the Foreign Currency LCs shall mean an amount equal to 5% (Five percent) of the Earmarked Amount for such LCs.

“Directors” shall mean directors on the Borrower’s Board.

“Disbursement” shall mean a Rupee Drawdown, an LC Issuance and/or issuance of Letter of Commitment.

“Disbursement Date” shall mean the date of any Disbursement.

“Documentary Credit Application” shall mean the Borrower’s application/(s) to the Facility Agent requesting the LC Lenders and/or the Issuing Bank for opening Letter(s) of Credit, along with all supporting documents required to be furnished by the Borrower in respect thereof to the LC Lenders and/or the Issuing Bank, as the case may be, who has been requested to issue a LC in a format prescribed by such LC Lender/Issuing Bank.

“Drawdown Schedule” shall mean the schedule(s) of drawdown of planned Rupee Loans prepared by the Borrower and provided to the respective Rupee Lenders in accordance with Clause 3.4.10 (Drawdown Schedule) hereof, and shall include any revisions made thereto from time to time in accordance with the terms of this Agreement.

“Drawdown Schedule Period” shall mean each Fiscal Quarter of the Availability Period.

“Drawdown Shortfall Amount” shall have the meaning ascribed thereto in Clause 12.5.1 hereof.

“Drawstop Notice” shall have the meaning ascribed thereto in Clause 3.4.4(i) hereof.

“Documents” shall mean the documents as specified under Letter(s) of Credit (including the bills of exchange drawn under the Letter(s) of Credit) and drawn up in accordance with the terms of the Letter(s) of Credit.

“DSR Guarantee” shall have the meaning ascribed thereto in Clause 8.2.2(b) hereof.

“DSR Required Balance” shall have the meaning ascribed thereto in Clause 8.2.2(b) hereof.

“DSRA Bank” shall mean such bank acceptable to the Facility Agent with which the Borrower shall open the Debt Service Reserve Account pursuant to the terms of this Agreement.

“Due Date(s)” shall mean, in respect of:

(a)	Repayment Instalments, the Repayment Dates;

(b)	Interest, the Interest Payment Dates; and

(c)	any other amount payable under the Financing Documents, the date on which such amount falls due in terms of the Financing Documents,

FACILITY AGREEMENT

or such other dates on which such or any other amounts including the Rupee Loan, interest or other monies, fall due in accordance with the terms of the Financing Documents.

“Earmarked Amount” shall mean with respect to each LC, the maximum amount drawable by the Beneficiary thereunder as specified in the relevant Notice of Drawdown and Drawdown Certificate and intimated to the Beneficiary, which for a revolving/self-reinstating LC shall be the maximum amount to which such LC can revolve or reinstate but shall not at any time exceed:

(i) in case LC is issued by an LC Lender, the Remaining LC Commitment of such LC Lender;

(ii) in case the LC is issued by the Issuing Bank, the aggregate of the Remaining LC Commitment of all Participating Lenders participating in such LC.

“ECB” shall have the meaning ascribed thereto in the ECB Master Circular

“ECB Master Circular” shall mean the Master Circular on External Commercial Borrowings and Trade Credits issued by the Reserve Bank of India on July 1, 2010 and other circulars, notifications, guidelines or press notes in relation to ECB issued by the RBI and/or other Government Entity, and as each of them may be amended, modified or replaced from time to time.

“EPC Contract(s)” shall mean the contracts entered into or to be entered into in relation to the engineering, procurement and construction of materials and equipment, and provision of services in relation to the Project.

“Equity” shall mean the aggregate of the following:

(a)	The monies, including share premium, received by the Borrower against issuance of Shares by the Borrower and for which Shares have been/ are proposed to be issued and to be applied towards the Project Cost;

(b)	The monies, including share premium, received by the Borrower against issuance of non- cumulative preference shares by the Borrower and for which preference shares have been/ are proposed to be issued and to be applied towards the Project Cost;

Provided that for (a) and (b) above, any monies received by the Borrower towards allotment of Shares and/or non-cumulative preference shares, shall not be considered as Equity, if the Shares/ non-cumulative preference shares, as the case may be, are not allotted and issued by the Borrower against such monies within 3 (three) months from the date of receipt of such monies;

(c)	Sponsor Support Loans;

(d)	The Internal Accruals,

in each case to the extent certified by a practising chartered accountant as having been irrevocably received by and/or available to the Borrower in the Account for meeting Project Costs and provided that the amount in (a) above shall not be less than Rs. 1,954 crores (Rupees One Thousand Nine Hundred and Fifty Four crores only), and provided further that the amounts provided by the Sponsor as part of the Sponsor Subdebt shall not be considered as Equity.

“Equity Interest” shall mean the extent of issued Share capital of the Borrower subscribed to by the Sponsor and / or any of its Affiliates.

“Equity Requirement” shall mean an amount equal to Rs. 11,320 crores (Rupees Eleven Thousand Three Hundred and Twenty crores only) required to be funded to the Borrower as Equity.

FACILITY AGREEMENT

“Estimated Project Cost” shall have the meaning ascribed thereto in Recital A hereof.

“Event of Default” shall have the meaning specified in Clause 15.1 hereof.

“Excluded Assets” shall mean:

(i)	land admeasuring 127 (one hundred and twenty seven) acres and situate at village Sindhibahal, Jagannathpur, Bandhaguda, Borbhata, Kothduar, Bundel and Kinari under Lanjigarh tehsil in the District of Kalahandi, Orissa, in the District of Kalahandi, Orissa, which has been mortgaged, by way of first charge, by way of deposit of title deeds on January 19, 2009 and more particularly described in the memorandum of entry recorded on January 19, 2009 in favour of the Debenture Trustee – I for securing the non convertible debentures of Rs. 400 Crores (Rupees Four Hundred Crores only) issued to Life Insurance Corporation of India (“LIC”) and all other monies in respect thereof;

(ii)	all the moveable fixed assets of the Borrower pertaining to 1.4 MTPA alumina refinery of the Borrower situated at Lanjigarh and not exceeding value of Rs. 640 Crores (Rupees Six Hundred and Forty Crores only) as of September 30, 2008 as per the books of accounts of the Borrower, charged, by way of first charge, in favour of the Debenture Trustee – I for securing the non convertible debentures of Rs. 400 Crores (Rupees Four Hundred Crores only) issued to LIC and all other monies in respect thereof under the deed of hypothecation & memorandum of entry dated January 19, 2009;

(iii)	movable plant and machinery of the Borrower in the nature of fixed assets pertaining to the alumina refinery of the Borrower situated at Lanjigarh, Orissa and not exceeding value of Rs. 401 Crores (Rupees Four Hundred and One Crores only) as of June 5, 2009 as per the books of accounts of the Borrower, charged, by way of first charge, in favour of HDFC Bank Limited (“HDFC”) for securing their short term loan of Rs. 201 Crores (Rupees Two Hundred and One Crores only) to the Borrower and all monies in respect thereof under the supplementary letter of hypothecation of stocks, book debts, machinery executed on June 5, 2009;

iv)	land of the value not exceeding Rs. 1 crore (Rupees One Crore), wherever situate, but not forming part of the assets secured in favour of the Security Trustee, to be secured in favour of debenture trustee(s) for securing non convertible debentures or bonds issued by the Borrower to various persons, subject to the issuance of such debentures and bonds is approved by the Facility Agent.

“Existing Debt” shall mean financial assistances that have been obtained by the Borrower prior to the date of this Agreement from the Existing Lenders as more particularly detailed in Schedule XI.

“Existing Lenders” shall mean all such banks and financial institutions who have provided the Existing Debt and more particularly detailed in Schedule XV, and unless it be repugnant to the subject or context thereof, their respective successors, transferees, novatees and assigns.

FACILITY AGREEMENT

“Fee Letters” shall mean letter(s) relating to the payment of fees, commission or other charges by the Borrower to the Facility Agent and / or to the Lenders under the this Agreement.

“Final Settlement Date” shall mean the date on which all Outstandings owed to the Secured Parties by the Borrower have been paid, discharged or performed in full to the satisfaction of the Secured Parties and there are no sums which are owed, even contingently, to the Secured Parties by the Borrower, under or pursuant to the Financing Documents.

“Financial Close” shall mean the date on which the Borrower has satisfied or caused the satisfaction of all the conditions precedent applicable for availing the Initial Disbursement.

“Financial Covenants” shall have the meaning ascribed thereto in Clause 11.1 hereof.

“Financing Documents” shall mean collectively the documents set out in Schedule IV hereof.

“Financing Plan” shall mean the base case financing plan as set out in Schedule XI hereof providing the base case Equity and debt required for the Project, and as may be revised from time to time, upon mutual agreement of the Borrower and the Lenders.

“First Repayment Date” shall mean December 31, 2013

“Fiscal Quarter” shall mean, in any Fiscal Year, the following three month periods of a Fiscal Year:

(a)	April 1 to June 30

(b)	July 1 to September 30

(c)	October 1 to December 31

(d)	January 1 to March 31.

“Fiscal Year” shall mean the period commencing from April 1st of each calendar year till March 31st of next calendar year.

“Foreign Currency” shall mean the lawful currency of any country other than India.

“Foreign Currency LC” shall mean an LC in a Foreign Currency acceptable to the (i) LC Lender, in case of such LC being issued by the LC Lender, or (ii) Issuing Bank, in case of such LC being issued by the Issuing Bank and for which the Claimed Amount shall be payable in such Foreign Currency.

“Fronting Amount” shall mean for any Issuing Bank LC, the aggregate Participating Earmarked Amount of all Participating Lenders, subject to the maximum amount of the Remaining Issuing Bank Fronting LC Commitment.

“Fronting Commission” shall mean the commission payable to the Issuing Bank by the Borrower in accordance with this Agreement towards fronting of the Issuing Bank LC.

“Fronting Commission Rate” shall such rate of commission as is mutually agreed upon between the Borrower and the Fronting Bank.

“Further Interest” shall have the meaning specified in Clause 12.2(i) hereof.

FACILITY AGREEMENT

“GAMI” shall mean Guiyang Aluminium-Magnesium Design & Research Institute, an institute constituted and existing under the laws of People’s Republic of China and having its registered office at No. 208, Beijing Road, Guiyang City, Guizhou – 550 004, China.

“GOI” shall mean the Government of India.

“GOO” shall mean the Government of the State of Orissa.

“Goods” shall mean the goods described in the Documentary Credit Application.

“Government Authority” shall mean the GOI, the GOO, or the government of any other state of India or any ministry, department, local authority, board, statutory or regulatory authority, instrumentality, agency, corporation (to the extent acting in a legislative, judicial or administrative capacity and not as a contracting party with the Borrower) or commission under the direct or indirect control of the GOI or the GOO or the government of any other state of India or any political subdivision of any of them or owned or controlled by the GOI, the GOO or any of their subdivisions, or any court, tribunal or judicial body within India.

“Gross DSCR” shall mean on any date, in respect of any period, the ratio of ‘x’ is to ‘y’ where:

x	=	the aggregate of (a) profit after tax for that period; (b) depreciation for such period (c) interest payable on long term loans (including Sponsor Subdebt but excluding Quasi Equity) for such period; (d) interest payable on Quasi Equity for such period; (e) non-cash hedging losses/ provisions or any other non-cash expenses; (f) deferred income tax liability

and

y	=	rupee equivalent of amount equal to the sum of interest on long term loans (including Sponsor Subdebt but excluding Quasi Equity) and the repayment instalment (including Sponsor Subdebt) payable for that period.

For the purpose of calculating the Gross DSCR over any period, actual figures would be taken for the past period. Substitution of Sponsor Subdebt by New Commitments and/or prepayment of any long term loans shall not be considered for the purpose of calculating the Gross DSCR for any period.

“Guarantee Further Interest” shall have the meaning ascribed thereto in Clause 12.8(i) hereof

“Guarantor” shall mean Vedanta Resources PLC, a company incorporated in accordance with the relevant provisions of law in England and Wales and having its registered office at 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ, United Kingdom, or its successors or permitted assigns or transferees.

“Indian GAAP” shall mean generally accepted accounting principles in India, as in effect from time to time.

“Initial Disbursement” shall mean the first Disbursement by any of the Lenders under this Agreement upon or following Date of CP Satisfaction and shall not include any disbursements made by the Interim Lenders under the Interim Arrangement.

FACILITY AGREEMENT

“Initial Disbursement Date” shall mean the date on which Initial Disbursement takes place.

“Insurance Contracts” shall mean all the insurance contracts obtained / to be obtained by the Borrower as per advice of the LIA and/or the Facility Agent.

“Intercreditor Agreement” shall mean the agreement proposed to be entered into between the Lenders, the Facility Agent and the Security Trustee, and providing for, inter alia, the modalities for undertaking joint and/or independent actions by or on behalf of the Lenders, including upon an Event of Default.

“Interest” shall have the meaning ascribed thereto in Clause 12.1 hereof.

“Interest Payment Date” shall mean the last day of each month and if such last day is not a Business Day, then the Business Day immediately preceding such last day, provided however, the Interest to be paid to the Rupee Lenders shall always be calculated till such last day of the month. It is further clarified that in the event the last day of a month is not a Business Day and the Interest is paid on the Business Day immediately preceding such last day, the Interest shall be deemed to have been paid on the last day of such month.

“Interest Period” for each Disbursement shall mean the period beginning from the date of such Disbursement and ending on (and including) the next Interest Payment Date and thereafter the period beginning from (and excluding) one Interest Payment Date and ending on (and including) the subsequent Interest Payment Date, until the Final Settlement Date.

“Interest Rate” in relation to any Lender, shall mean Base Rate plus the Spread as set out against the name of such Lender in Schedule I hereof.

“Interest Reset Date” shall mean each date falling on the anniversary of the date of execution of this Agreement.

“Interest Tax” shall mean any tax, fees or other statutory levy payable by the Lenders which is levied on any payments in the nature of interest (howsoever the same may be described including but not limited to default interest, penalties and damages) or any other statutory levy including any charges, taxes or levy under the Interest Tax Act, 1974 and all such imposts, duties and taxes (of any description whatsoever).

“Interim Arrangement” shall mean the interim agreements entered into between the Borrower and Interim Lenders, including the agreements for issuance of letter(s) of credit upto amounts not exceeding Rupees 2000 crores (Rupees Two Thousand Crores only) for the purposes of the Project.

“Interim Commitment” shall mean, in relation to each Rupee Lender, such portion of the amount of Rupee Commitment as has been set opposite its name under the heading “Interim Commitment” in Schedule I hereof and that may be disbursed to the Borrower, in accordance with the terms of this Agreement, after the satisfaction of the conditions specified in Clause 3.1.2 (c) hereof and prior to the Date of CP Satisfaction.

FACILITY AGREEMENT

“Interim Disbursement” shall mean any Disbursement made under the Interim Commitment after the satisfaction of the conditions specified in Clause 3.1.2 (c) hereof and prior to Date of CP Satisfaction.

“Interim Disbursement Date” shall mean date on which the first Interim Disbursement takes place.

“Interim Lenders” shall mean State Bank of India and such other New Lender that has acceded to this Agreement and satisfies the conditions specified in Clause 2.8 hereof.

“Internal Accruals” shall mean all such monies that are generated from operation of the various Project Modules prior to the Project COD, which, after paying for the operating costs and any debt service costs which are not included in the Project Cost and funded out of such monies, in relation to the Project, are freely available to the Borrower for utilisation towards Project Costs.

“Intellectual Property Rights” shall mean all rights, title, benefit and interest in relation to Intellectual Property anywhere in the world (whether registered or not and including all applications for the same) and as defined in Clause 7.11 hereof.

“Issuing Bank LC” shall mean a Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement.

“Issuing Bank Fronting LC Commitment” shall have the meaning ascribed thereto in Recital E hereof.

“Issuing Bank Notice of Demand” shall have the meaning ascribed thereto in Clause 3.4.7(H) hereof.

“Jharsuguda Phase I (Smelter)” shall mean the 0.5 MTPA aluminium smelter project at Jharsuguda, Orissa, being undertaken by the Borrower and forming part of the Project.

“Jharsuguda Phase I (Power)” shall mean the 1215 MW CPP at Jharsuguda, Orissa, being undertaken by the Borrower and forming part of the Project.

“Jharsuguda Phase II” shall mean expansion of the Jharsuguda Phase I (Smelter) by 1.1 MTPA, to make the capacity of the aluminium smelter project at Jharsuguda, Orissa, equal to 1.6 MTPA, being undertaken by the Borrower and forming part of the Project.

“Jharsuguda Smelter” shall mean the aluminium smelter established/ to be established at Jharsuguda, which upon the PMOD of Jharsuguda Phase I (Smelter) shall have a capacity of 0.5 MTPA, upon PMOD of Jharsuguda Phase I (Power) shall have a capacity of 1215 MW CPP and upon the PMOD of Jharsuguda Phase II shall have a capacity of 1.6 MTPA.

“Konkola Copper Mines Plc” shall mean a limited company incorporated under the Company’s Act 1995 (Zambia) and domiciled in Zambia and having its registered office at Private Bag KCM (c) 2000, Stand M 1408, Fern Avenue, Chingola, Zambia.

FACILITY AGREEMENT

“Lanjigarh Refinery” shall mean the 1 MTPA alumina refinery project and 75 MW CGPP at Lanjigarh, Orissa, being undertaken by the Borrower and forming part of the Project.

“Last Repayment Instalment” shall mean for each Rupee Lender the last of the Repayment Instalment.

“LC Commission Period” shall mean in respect of a Letter of Credit (i) at the time of issuance of such Letter of Credit, the period commencing from the date of issue of that Letter of Credit and ending on (and excluding) the next following LC Commission Payment Date and (ii) subsequently, the period commencing on one LC Commission Payment Date and ending on (and excluding) the following LC Commission Payment Date.

“LC Commitment” shall have the meaning ascribed thereto in Recital E hereof.

“LC Issuance” shall mean the issue of Letter(s) of Credit by the Issuing Bank or the LC Lenders.

“LC Lenders” shall have the meaning ascribed thereto in Recital G hereof.

“LC Lender LC” shall mean Letter(s) of Credit issued by the LC Lender under this Agreement.

“LC Lenders’ LC Facility” shall have the meaning ascribed thereto in Recital E hereof.

“LC Lender Commission” shall mean the commission payable to LC Lenders by the Borrower.

“LC Lender Commission Rate” shall mean the rate of LC Lender Commission as may be agreed between the LC Lender and the Borrower in writing.

“LC Lender Commission Payment Date” shall have the meaning ascribed thereto in Clause 4.2.3 hereof.

“LC Lender Notice of Demand” shall have the meaning ascribed thereto in Clause 4.2.7(i) hereof.

“LC Value” with respect to any outstanding LC shall mean at any time the aggregate of (a) the undrawn face amount of that LC and (b) the Required Interest Amount, if any, in respect of such LC and the same shall (i) with respect to a Foreign Currency LC, be denominated in a Foreign Currency and (ii) with respect to a Rupee LC, be denominated in Rupees.

“Legal Proceeding(s)” shall mean any litigation, judicial, quasi-judicial, administrative or arbitral proceedings including court action for temporary injunction and/or equitable reliefs, investigations, or proceedings by any Government Authority.

“Lenders” shall mean collectively, or as the context requires any of the Rupee Lenders and the Issuing Bank.

“Lenders’ Independent Engineer” or “LIE” shall mean such reputed consulting engineering firm as appointed by the Facility Agent to act as the independent engineer for the Lenders and the Facility Agent, and shall include its successors and assigns and any replacement therefor.

FACILITY AGREEMENT

“Lenders’ Insurance Advisor” or “LIA” shall mean such reputed insurance advisor as appointed by the Facility Agent to act as the insurance advisor for the Lenders and the Facility Agent, and shall include its successors and assigns and any replacement therefor.

“Lenders’ Legal Counsel” or “LLC” shall mean shall mean Luthra & Luthra Law Offices acting for the Lenders and the Facility Agent including its successors and assigns and any replacement therefor.

“Lending Confirmation Notice” shall have the meaning ascribed thereto in Clause 3.4.1 (vi) hereof.

“Lending Office” shall mean with respect to the Lenders and the Facility Agent, the office of the Lenders and the Facility Agent as set out in Schedule VI hereof or such other office as the Lenders or the Facility Agent, as the case may be, may from time to time specify as such to the Borrower and the Facility Agent (in case of the Lenders).

“Letter of Assurance” shall mean letter issued either by Coal India Limited or any of its subsidiaries assuring supply of coal.

“Letter(s) of Commitment” shall have the meaning ascribed thereto in Clause 3.7 hereof.

“Letter(s) of Credit” or “LC(s)” shall mean letter(s) of credit (including all amendments/ extensions to such LCs) issued by the LC Lender and/or the Issuing Bank, at the request of the Borrower, in accordance with the terms of this Agreement and the Financing Documents in a manner satisfactory to the LC Lender and/or the Issuing Bank, either by way of individual letter(s) of credit or by way of addenda/ modifications to the issued LCs for extending period and/or amount of such LCs in favour of the suppliers to the Project.

“LOC Commission” shall have the meaning ascribed thereto in Clause 3.7 hereof.

“LOC Commission Payment Date” shall have the meaning ascribed thereto in Clause 3.7 hereof.

“LOC Commission Period” shall mean the period commencing on one LOC Commission Payment Date and ending on (and excluding) the following LOC Commission Payment Date.

“LOC Commission Rate” shall mean the rate of LOC Commission as may be agreed between the LOC Lenders and the Borrower in writing.

“LOC Lenders” shall have the meaning ascribed thereto in Clause 3.2.3 (v) hereof.

“Long Term Senior Secured Loan Outstandings” shall mean at any time the aggregate outstanding principal amount of senior long term secured loans.

“Loss Proceeds” shall mean any insurance proceeds (after payment of costs of collection incurred by the Lenders, Security Trustee and/or the Facility Agent) received by the Borrower or any other Person on its behalf arising from any claim under the Insurance Contracts.

FACILITY AGREEMENT

“Material Adverse Effect” shall mean a material and adverse effect on:

(i)	the financial condition, business or operation of the Obligors and/or the Project;

(ii)	the ability of the Borrower to perform or comply with its obligations under any of the Transaction Documents, or the ability of the other Obligors to perform or comply with their obligations under any Financing Document to which such Obligor is a party;

(iii)	the ability of the Borrower to exercise or enforce any right, benefit, privilege or remedy under any Transaction Document or Clearance for the Project;

(iv)	the validity or enforceability of any of the Transaction Documents (including the ability of any Secured Party to enforce any of its remedies under the Financing Documents) or the Clearances for the Project; or

(v)	the validity or enforceability of any of the Security Documents or Security Interest.

“Material Project Documents” shall mean each of the following Project Documents as advised by the LIE and finalised by the Facility Agent and as amended from time to time:

1)	All power purchase agreements entered into by the Borrower including the power purchase agreement between the Borrower and GRIDCO dated May 26, 2009;

2)	All letters of awards and fuel supply agreements for the supply of coal for the Project, including fuel supply agreement dated August 13, 2008 for Jharsuguda Phase I (Power) captive power plant (5x135 MW), fuel supply agreement dated August 20, 2009 for Jharsuguda Phase I (Power) captive power plant (4x135 MW) and fuel supply agreement dated April 24, 2008 for Lanjigarh Refinery co-generation power plant;

3)	Memorandum of understanding with GOO in respect of each Project Module;

4)	EPC Contracts in relation to the Project, including:

(a)	EPC contract for Jharsuguda Phase I (Power) with SEPCO, China which comprises:

•	Off-shore supply contract with SEPCO dated November 18, 2005.

•	Off-shore service contract with SEPCO dated November 18, 2005.

•	On-shore supply contract with SEPCO dated November 18, 2005.

•	On-shore service contract with SEPCO dated November 18, 2005.

(b)	EPC contract for Lanjigarh Refinery captive power plant with China National Machinery and Equipment Import and Export Corporation, China which comprises:

•	Off-shore supply contract with SEPCO dated January 12, 2004.

•	Off-shore service contract with SEPCO dated January 12, 2004.

•	On-shore supply contract with SEPCO dated January 12, 2004.

•	On-shore service contract with SEPCO dated January 12, 2004.

5)	Supply and works contracts for the key components of the plant and machinery, equipments of the Project;

6)	Technology Supply Agreement with GAMI dated January 6, 2006;

7)	Engineering, design, drawing agreement with CHALIECO, including agreement dated January 6, 2006 with CHALIECO for engineering/design/ drawing for 500 KTPA Aluminium Smelter with 300 KTPA Anode Plant and Contract dated November 02, 2007 with CHALIECO for engineering/design/ drawing for 1250 KTPA Aluminium Smelter with 750 KTPA Anode Plant;

8)	All documents reflecting the Borrower’s ownership/ title in respect of the Project Site, fixed assets of the Borrower, easements, water rights and other documents analogous to the above;

9)	Coal Supply Agreement;

10)	Letter of Assurance;

11)	Rail Transportation Agreement;

FACILITY AGREEMENT

12)	Balance Power Agreement;

13)	Agreement with Kalindee Rail Nirman (Engs.) Ltd dated August 4, 2006 for construction of railway siding;

14)	Agreement with Larsen & Tubro Limited dated July 7, 2009 for construction of railway siding;

15)	All bonds, letters of credit or guarantees, executed/ entered into in favour of the Borrower in relation to the Project; and

16)	Any other document or agreement with respect to the Project designated as such by the Facility Agent and / or the Lenders Engineer after consultation with the Borrower.

“Material Project Participants” shall mean each of the parties to the Material Project Documents (other than the Borrower).

“Maturity Date” with respect to the Rupee Loans, shall mean such date as has been identified as the date of payment of the Last Repayment Instalment in the Repayment Schedule.

“New Commitment” shall have the meaning ascribed thereto in Clause 3.6.2 hereof.

“New Lender” shall have the meaning a specified in Clause 3.6.2 hereof

“Net Fixed Assets” shall mean the value of fixed assets (including capital work in progress) of the Borrower as reduced by the accumulated depreciation.

“Nominee Directors” shall have the meaning ascribed thereto in Clause 15.2.1(vi) hereof.

“Notice of Drawdown and Drawdown Certificate” shall mean the certificate to be provided by the Borrower to the Facility Agent as specified in Clause 3 hereof and substantially in the form set out in Schedule VII hereof and duly completed to the satisfaction of the Facility Agent.

“Novation Notice” shall have the meaning ascribed thereto in Clause 18.8.3 hereof.

“Obligors” shall mean, as the subject or context may permit or require, any or all of the Borrower, the Sponsor and the Guarantor and any other Person providing any credit comfort or credit enhancement in any form to the Rupee Lenders or their agents and trustees.

“Operating Year” shall mean,

(a)	in relation to any particular Project Module, the period beginning on the Commercial Operation Date of that Project Module;

(b)	in relation to the Project, the period beginning on the Project COD and ending at 24:00 Hrs on the next following March 31 and each subsequent period beginning at 00:00 Hrs on April 1 and ending at 24:00 Hrs on March 31 of the following year.

“Outstandings” shall mean all amounts payable by the Borrower to each Lender, the Facility Agent and the Security Trustee pursuant to the terms of this Agreement and the other Financing Documents, including without limitation:

(i)	the Rupee Loans, all interest, Unreimbursed Drawings, Unpaid Sums, all fees, commissions, charges, and all other obligations and liabilities of the Borrower, including amounts arising out of indemnities, incurred under, arising out of or in connection with any Financing Document;

FACILITY AGREEMENT

(ii)	any and all sums advanced by such Lender in order to preserve the Security or preserve its Security Interest in the Security; and

(iii)	in the event of any proceeding for the collection or enforcement of the Outstandings, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising the Security, or of any exercise by the Lenders, the Facility Agent and/or the Security Trustee of its/their right(s) under the Security Documents and/or the other Financing Documents, together with legal fees and court costs.

“Overall Debt” on any date on which a calculation is made, shall mean the total outstanding term loans of the Borrower, excluding short term loans having maturity of upto one year, its working capital facilities (funded and non-funded), whether in relation to the Project or otherwise.

“Overall Equity” shall mean the aggregate of the following:

(a)	The monies, including share premium, received by the Borrower against issuance of Shares by the Borrower and for which Shares have been/ are proposed to be issued;

(b)	The monies, including share premium, received by the Borrower against issuance of non-cumulative preference shares by the Borrower and for which preference shares have been/ are proposed to be issued;

Provided that for (a) and (b) above, any monies received by the Borrower towards allotment of Shares and/or non-cumulative preference shares, shall not be considered as Overall Equity, if the Shares/ non-cumulative preference shares, as the case may be, are not allotted and issued by the Borrower against such monies within 3 (three) months from the date of receipt of such monies;

(c)	Free reserves of the Borrower;

(d)	Unsecured subordinate loans and/or any other financial assistances availed by the Borrower from its Affiliates, on terms substantially similar to the terms applicable to the Sponsor Support Loans,

provided that the amounts provided by the Sponsor as part of the Sponsor Subdebt shall not be considered as part of the Overall Equity.

“Overall Debt Equity Ratio” shall mean the ratio of Overall Debt to Overall Equity.

“Participating Earmarked Amounts” shall mean with respect to any Participating Lender in an Issuing Bank LC, the product of its Participating Percentage and the Earmarked Amount of such Issuing Bank LC.

“Participating Interest” shall mean, with respect to any Issuing Bank LC, an amount calculated as the product of the relevant Participating Percentage and the LC Value of such Issuing Bank LC and specified as such by the Borrower in the relevant Notice of Drawdown and Drawdown Certificate.

“Participating Interest Notice” shall have the meaning ascribed thereto in Clause 3.4.7(i) hereof.

“Participating Lenders” shall have the meaning ascribed thereto in Recital F hereof.

“Participating Lender Commission” shall mean the commission payable to the Participating Lenders by the Borrower in accordance with the terms of this Agreement.

FACILITY AGREEMENT

“Participating Lender Commission Payment Date” shall have the meaning ascribed thereto in Clause 4.1.4(H) hereof.

“Participating Lender Commission Rate” shall mean such commission rate as may be agreed between the Participating Lenders and the Borrower in writing.

“Participating Percentage” shall mean, in relation to any Participating Lender the share of risk participation of such Participating Lender in an Issuing Bank LC, expressed as a percentage calculated as

(X ÷ Y) x 100

Where X = Remaining LC Commitment of such Participating Lender; and

Where Y = Remaining Issuing Bank Fronting LC Commitment.

“Payment Amount” shall have the meaning ascribed thereto in Clause 3.4.7(ii)B(iii) hereof.

“Payment Date” shall mean the date on which payment is respect of the relevant Claimed Amount is required to be made in terms of the respective Letter(s) of Credit.

“Permitted Disposal” shall mean any sale, disposal, lease or transfer of fixed assets of the Borrower on which Security Interest is required to be created or created pursuant to the terms of this Agreement of an aggregate value not exceeding Rs.100 crores (Rupees Hundred crores only) during any Fiscal Year in any manner whatsoever and which are:

(1)	required or expressly permitted under any Financing Document; or

(2)	which property or assets is/are, in the opinion of the Borrower (in consultation with the LIE/ Facility Agent), either:

(a)	uneconomic or obsolete;

(b)	no longer used or useful; or

(c)	at the end of its useful life,

and if recommended by the LIE/ Facility Agent, is replaced by other equipment of equal or greater value and utility and secured in favour of the Security Trustee.

“Permitted Investment(s)” means investments in rupee denominated short term debt instruments or certificates of deposit or instruments rated at least AAA/P1 by CRISIL or equivalent ratings by CARE/ICRA, Government of India securities, debt oriented mutual funds having a minimum rating of AA and floated by reputed fund houses, treasury bills and fixed deposits in any of the scheduled commercial banks /financial institutions or any other investments permitted by the Facility Agent.

“Person(s)” shall mean any individual, corporation, partnership, (including, without limitation, association), joint stock company, trust, unincorporated organization or Government Authority.

“Post Interim Interest” shall have the same meaning as ascribed to such term at Clause 12.7.1 hereof.

“Potential Event of Default” shall mean an event, which with the lapse of time or giving of notice, unless cured prior to such lapse of time or giving of notice, would constitute an Event of Default.

FACILITY AGREEMENT

“Pre FC LC Instrument” shall have the same meaning as ascribed to such term at Clause 2.7 hereof.

“Prepayment Premium” shall mean the charges payable by the Borrower to the Rupee Lenders at 1% (one percent) of the amount of the Rupee Facility to be prepaid.

“Project” shall mean setting up / development, construction and operation of an integrated aluminium project comprising of: (i) alumina refinery having output of 1 MTPA along with co- generation captive power plant with an aggregate capacity of 75 MW at Lanjigarh, Orissa and (ii) aluminium smelter having output of 1.6 MTPA along with a 1,215 (9x135) MW CPP at Jharsuguda, Orissa.

“Project COD” shall mean the achievement of each and every one of the following:

(i)	PMOD of each of the Project Modules of the Project has occurred;

(ii)	the LIE has certified to the Facility Agent that all the Project Modules are functioning as per their design capacity and all Clearances required at that time for the operation and maintenance of the Project have been obtained and are in full force and effect,

(iii)	the Borrower has certified on the same date as the certificate of the LIE noted in (ii) above that no event of Force Majeure is continuing under any of the Project Documents which has, or could reasonably be expected to have a Material Adverse Effect.

“Project Cost” shall with reference to any time mean the actual costs incurred and (as per the estimation at that time) to be incurred by the Borrower in connection with the Project, including all costs required to achieve Project COD, whether such Project Cost is incurred prior to, but are payable on or subsequent to the Project COD or otherwise, in each case as reviewed and approved by the LIE, including preliminary and pre-operative expenses relating to the Project to the extent permitted under the Financing Documents.

“Project Cost Overrun” shall mean at any time prior to Project COD an amount by which the Project Cost exceeds the Estimated Project Cost including on account of adverse foreign exchange fluctuation.

“Project Documents” shall mean the Material Project Documents, and any other contracts, documents, instruments and writings relating to ownership, construction, operation and maintenance of the Project and all Clearances, as may be amended from time to time.

“Project Management Team” shall mean a team comprising of directors / executives of the Borrower, who have been designated by the Borrower from time to time to supervise and monitor the progress of implementation of the Project.

“Project Module(s)” shall mean each of Lanjigarh Refinery, Jharsuguda Phase I (Smelter), Jharsuguda Phase I (Power) and Jharsuguda Phase II, or any of them as the context may require.

“Project Module Operation Date” or “PMOD” in relation to any Project Module, shall mean the date on which such Project Module commences commercial production as certified by the LIE.

FACILITY AGREEMENT

“Project Schedule” shall mean the construction/implementation schedule of each Project Module, forming a part of the Project, as prepared by the Borrower and reviewed by the LIE, and as may be amended from time to time with the consent of the Facility Agent.

“Project Site(s)” shall mean each of the sites on which the Project Modules shall be constructed, as more particularly described in Schedule XII hereof, or any of them as the context may require.

“Promoters” shall have the meaning ascribed to such term in the Corporate Guarantee.

“Quasi Equity” shall mean subscription to preference shares of the Borrower and/or provision of Sponsor Support Loans but shall not include any amounts brought in by way of Sponsor Subdebt.

“Rail Transportation Agreement” shall mean the agreement(s) to be entered into between the Borrower and the concerned Railway Ministry, as amended from time to time, for necessary transport arrangements including obtaining necessary approvals for rail transport clearance, procurement/arrangement of wagons, laying of railway siding from the refinery and smelter plant site to the nearest railway station for inward/outward transportation of bauxite, alumina, aluminium and coal.

“Refinery Expansion Project” shall mean expansion of the Lanjigarh Refinery by 4 MTPA and 225 MW captive power plant, to make the capacity of the aluminium refinery project at Lanjigarh, Orissa, equal to 5 MTPA and 300 MW CGPP.

“Relevant Date” shall have the same meaning ascribed thereto in the Corporate Guarantee.

“Relevant Period Amount” shall have the meaning ascribed thereto in Clause 3.4.10(ii) hereof.

“Remaining Issuing Bank Fronting LC Commitment” at any time shall mean the aggregate of the Remaining LC Commitment of all the Participating Lenders.

“Remaining LC Commitment” in relation to any LC Lender or Participating Lender or LOC Lender shall mean the LC Commitment of such LC Lender or Participating Lender or LOC Lender, minus:

(a)	the aggregate of the Earmarked Amount of the LCs if any, opened by such Rupee Lender as an LC Lender;

(b)	the aggregate of the Participating Earmarked Amounts, if any, of such Rupee Lender as Participating Lender in the LCs opened by the Issuing Bank;

(c)	the Devaluation Amounts in relation to (a) and (b) above by such Rupee Lender;

(d)	the aggregate amount of Letter of Commitment issued by such Rupee Lender as LOC Lender;

and as further reduced on account of any cancellation or reduction of such LC Lender’s/Participating Lender’s LC Commitment pursuant to Clause 3.4.2 (ii) hereof and/or in any other manner as provided under this Agreement.

“Repayment Date” shall mean each respective date on which the Rupee Loans are repayable by the Borrower to the Rupee Lenders in accordance with the respective Repayment Schedule.

FACILITY AGREEMENT

“Repayment Instalments” shall mean with respect to the Rupee Facility, each instalment of principal amount as set out in the Repayment Schedule.

“Repayment Schedule” shall mean the schedule for repayment of the Rupee Loans as provided in Schedule V hereof.

“Required Interest Amount” shall mean in relation to any LC, the total amount of interest, if any, required to be paid to the Beneficiary or the Confirming Bank by the Borrower from time to time for the period commencing from the date of such LC till the expiry of the Usance Period if such LC is a usance LC.

“Restricted Payments” shall mean:

(i)	the authorisation, declaration or payment of any dividends (either in cash or property) or distributions or return of Equity or Sponsor Support or any interest, charges, fees or any other payment, directly or indirectly in connection with any amounts obtained as Equity or Sponsor Support;

(ii)	redemption, retirement, purchase or other acquisition by the Borrower, directly or indirectly of any amounts received as Equity or Sponsor Support;

(iii)	prepayment or redemption for value, any indebtedness of the Borrower prior to the scheduled maturity of such indebtedness, except to the extent that this is expressly permitted under the Financing Documents; or

(iv)	any investment from amounts accumulated in the DSRA (other than a Permitted Investment) in any entity.

Provided however, the amounts brought in by the Borrower towards replacement and/or repayment and/or reduction of the Sponsor Support and repayment out of the Rupee Facility and interest payments to the extent permitted in Clause 8.26 hereof, shall not be treated as a Restricted Payment to the Sponsor.

“Restricted Payment Conditions” shall mean the following conditions:

(i)	the Borrower has met its obligations to pay interest and/or instalments and/or other monies due to the Lenders in accordance with this Agreement;

(ii)	the DSRA is funded/ arranged in compliance with Clause 8.2.2 hereof;

(iii)	all of the Financial Covenants have been met;

(iv)	no Event of Default or Potential Event of Default has occurred and is then continuing (or would be in existence if such Restricted Payment is made); and

(v)	The First Repayment Date shall have occurred.

“Rupee Advance” shall mean (i) the principal amount of any Payment Amount paid by a Participating Lender to the Issuing Bank or (ii) the principal amount of any Claimed Amount or Crystallised Rupee Amount of such Claimed Amount (in case of a Foreign Currency LC) paid by an LC Lender to the Beneficiary in relation to an LC or (iii) the principal amounts paid by a LOC Lender pursuant to the Letter of Commitment issued by it and Rupee Advances shall mean the aggregate amount of all the Rupee Advance made by the LC Lender.

“Rupee Commitment” shall mean:

(i)	in relation to a Rupee Lender, the amount set against its name under the heading “Rupee Commitment” in Part A of Schedule I hereof and the amount of any other Commitment transferred to it under this Agreement;

FACILITY AGREEMENT

(ii)	in relation to the Issuing Bank, the amount set against its name under the heading “Issuing Bank Fronting LC Commitment” in Part B of Schedule I hereof;

(iii)	in relation to any other Rupee Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;

“Rupee Drawdown” shall mean a drawal of funds made as a direct rupee loan to the Borrower under the Rupee Facility, in accordance with the terms of this Agreement and other Financing Documents, and which, for avoidance of doubt, shall not include a Rupee Advance.

“Rupee Facility/ies” shall have the meaning ascribed thereto in Recital D hereof.

“Rupee Lenders” shall mean the banks and financial institutions mentioned in the array of parties as “Rupee Lenders” and/or such bank(s) or financial institution(s) which become a party as a Rupee Lender in accordance with the provisions of this Agreement and in whatsoever capacity, and which, in case, have not ceased to be a party to this Agreement, and, unless it be repugnant to the subject, meaning or context thereof, shall also include their respective successors, transferees, novatees, substitutes, and assigns.

“Rupee Loan” shall mean, in respect of each Rupee Lender, the aggregate of the Rupee Advances and the Rupee Drawdowns made by each Rupee Lender to the Borrower or (as the context may require) such amount thereof as may be outstanding from time to time

“Rupees” or “Rs.” shall mean the lawful currency of India.

“Scheduled COD” with respect to the Project shall mean March 2013.

“Scheduled Project Module Operation Date” with respect to the Project Modules shall mean the following date, as may be changed from time to time in consultation with the LIE and approval of the Facility Agent:

April 2010	–	for Lanjigarh Refinery;
February 2011	–	for Jharsuguda Phase I (Power)
February 2011	–	for Jharsuguda Phase I (Smelter)
March 2013		for Jharsuguda Phase II (Smelter)

“Secured Parties” shall mean, as the subject or context may permit or require, any or all of the Lenders, the Facility Agent and the Security Trustee.

“Security” shall have the meaning ascribed thereto in Clause 10.1 hereof.

“Security Documents” shall mean all documents entered into or executed by the Obligors, for creating and perfecting the Security Interest, including:

1.	deed of hypothecation;

2.	deed(s) of mortgage or any other recordings and declarations in relation to creation of mortgage over the Borrower’s rights to immovable properties, including if such mortgage is an equitable mortgage;

FACILITY AGREEMENT

3.	the Corporate Guarantee; and

4.	any other document designated as a Security Document by the Security Trustee.

“Security Interest” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever including, without limitation, (i) any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing, and (ii) any designation of loss payees or beneficiaries or any similar arrangement under any Insurance Contract.

“Security Margin” shall mean an amount (expressed as a percentage) calculated as follows:

1	-	( Long Term Senior Secured Loan Outstandings )
Net Fixed Assets

“Security Trustee” shall mean SBICAP Trustee Company Limited, a company incorporated in India under the Companies Act, 1956 and having its registered office at 202, Maker Tower E, Cuffe Parade, Mumbai 400 005 and having its corporate office at Khetan Bhavan, 5th floor, 198, J.T.Road, Churchgate, Mumbai – 400020, and appointed as trustee for the benefit of the Lenders under the Security Trustee Agreement, or any successors or transferees thereof.

“Security Trustee Agreement” shall mean the agreement dated as of the date hereof and entered into amongst, inter alia the Borrower, the Security Trustee and the Lenders, as amended from time to time.

“Sesa Goa Limited” shall mean a company incorporated in India under the Companies Act, 1956, having its registered office at Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa 403001, India.

“Share(s)” shall mean issued and fully paid up equity share(s) of the par value of Rupees 10/- (Rupees Ten only) in the share capital of the Borrower.

“Sponsor” shall mean Vedanta Resources PLC, a company incorporated in accordance with the relevant provisions of law in England and having its registered office 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ, United Kingdom, or its successors or permitted assigns or transferees.

“Sponsor Contribution” shall mean the obligation of the Sponsor to fund the Equity Requirement of the Borrower.

“Sponsor Subdebt” shall mean the unsecured and subordinated Rupee loans to be provided by the Sponsor to the Borrower in the aggregate not exceeding an amount of Rs. 6150 crores (Rupees Six Thousand One Hundred and Fifty Crores only), as may be reduced/replaced/repaid from time to time by New Commitments from New Lenders, in accordance with the terms of this Agreement.

“Sponsor Support” shall have the meaning ascribed thereto in the Sponsor Support Agreement.

FACILITY AGREEMENT

“Sponsor Support Loans” shall mean the unsecured loans agreed to be provided / provided by the Sponsor, either by itself and/or through any of its Affiliates, to the Borrower for the purpose of meeting the Equity Requirement for the Project as required in terms of the Financing Plan in accordance with the terms and conditions of the Sponsor Support Agreement.

“Sponsor Support Agreement” shall mean the sponsor support agreement dated as of the date hereof and entered into by the Borrower, the Sponsor and the Facility Agent, pursuant to which certain financial and other supports to the Borrower are agreed to be provided by the Sponsor for the purpose of the Project.

“Spread” in relation to any Lender, shall mean, such spread as specified against the name of such Lender in Schedule I, and as may be reset from time to time in accordance with the terms of this Agreement.

“Statutory Auditor(s)” shall mean such firm(s) of chartered accountants, as the Borrower may from time to time appoint as the statutory auditors of the Borrower

“Sterlite Energy Limited” shall mean a company incorporated in India under the Companies Act, 1956, having its registered office at SIPCOT Industrial Complex, Madurai By-Pass Road, T V Puram, P O Tuticorin, Tamil Nadu – 628002, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns.

“Sterlite Industries (India) Limited” shall mean a company incorporated in India under the Companies Act, 1956, having its registered office at SIPCOT Industrial Complex, Madurai By Pass Road, T V Puram, P O Tuticorin, Tamil Nadu – 628002, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns.

“Tangible Net Worth” shall mean the sum total of the paid-up equity / preference share capital and unsecured subordinated debt received from the Sponsor and/or its Affiliates and/or shareholders of the Borrower and reserves and surpluses as provided for in the audited balance sheet of the Borrower, excluding any monies received by the Borrower as part of Sponsor Subdebt.

“Target Internal Accruals” shall have the meaning ascribed thereto in the Sponsor Support Agreement.

“Taxes” shall mean any and all present and future taxes, including without limitation, gross receipts, sales, turn-over, value added, use, consumption, property, income, franchise, capital, occupational, license, excise and documentary stamps taxes, and customs and other duties, assessments, or fees, however imposed, withheld, levied, or assessed by any country or government subdivision thereof or any other taxing authority.

“Technology Supply Agreement” shall mean the technology supply agreement entered/ to be entered into by the Borrower with GAMI.

“Total Debt Gearing” shall mean the quotient of Total Outstanding Liabilities divided by Tangible Net Worth.

FACILITY AGREEMENT

“Total Outstanding Liabilities” shall mean the sum of total current and long term liabilities of the Borrower, which shall include the Outstandings, any monies received by the Borrower as Sponsor Subdebt and the liabilities in relation to the Existing Debt, but shall exclude Quasi Equity.

“Transaction Documents” shall mean, collectively, the Project Documents and the Financing Documents, and “Transaction Document” shall mean any of them

“Transferee Lender” shall have the meaning ascribed thereto in Clause 18.8.4 hereof.

“UCPDC-ICC 600” shall mean the sixth version of the Uniform Customs and Practice for Documentary Credits developed by the International Chamber of Commerce, as approved by it in 2006 and commenced in 2007.

“Unpaid Sum” shall mean any sum due and payable but unpaid by the Borrower under the Financing Documents.

“Unsatisfied CP Notice” shall have the meaning ascribed thereto in Clause 3.4.1 (iii) hereof.

“Unreimbursed Drawings” shall mean all amounts paid / incurred by the Issuing Bank towards the Claimed Amount and costs, charges, expenses, etc. incurred / paid in relation to any Letter(s) of Credit and that may not have been reimbursed by the Participating Lenders and/or the Borrower to the Issuing Bank

“Up-front Fee” shall have the meaning ascribed thereto in Clause 12.6 hereof.

“USD” or “US Dollars” or “Dollars” shall mean the lawful currency of the United States of America.

“Usance Period” in respect of any usance LC shall mean the period commencing from the date of issuance of such LC and expiring on the earliest of (i) 3 (three) years from the date of such LC or (ii) the balance of the Availability Period available on the date of the issuance of such LC or (iii) the end of the period for which the LC was issued.

“Welter Trading Limited” shall mean a company incorporated under the laws of Cyprus, and having its registered office at 28 Oktovriou 205, Louloupis Court, P.C. 3035 Limassol, Cyprus.

1.2	Principles of Construction

In this Agreement:

A.	reference to an “amendment” includes a supplement, modification, novation, replacement or re-enactment and “amended” is to be construed accordingly;

B.	a reference to “assets” include all properties whatsoever both present and future, (whether tangible, intangible or otherwise) (including Intellectual Property and Intellectual Property Rights), investments, cash-flows, revenues, rights, benefits, interests and title of every description;

C.	a reference to “authorisation” includes an authorisation, consent, clearance, approval, permission, resolution, licence, exemption, filing and registration;

FACILITY AGREEMENT

D.	a reference to “control” includes the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

E.	a reference to “encumbrance” includes a mortgage, charge, lien, pledge, hypothecation, security interest or any lien of any description whatsoever;

F.	unless the context otherwise requires, the singular includes the plural and vice versa;

G.	the words ‘hereof’, ‘herein’, and ‘hereto’ and words of similar import when used with reference to a specific Clause in, or Schedule to, this Agreement shall refer to such Clause in, or Schedule to, this Agreement, and when used otherwise than in connection with specific Clauses or Schedules, shall refer to this Agreement as a whole;

H.	headings and the use of bold typeface shall be ignored in its construction;

I.	a reference to a Clause or Schedule is, unless indicated to the contrary, a reference to a clause or schedule to this Agreement;

J.	any consent, approval, determination, waiver or finding to be given or made by any of the Secured Parties or the Facility Agent shall be made or given by such Secured Party or the Facility Agent in their sole discretion;

K.	references to this Agreement shall be construed as references also to any separate or independent stipulation or agreement contained in it;

L.	the words “other”, “or otherwise” and “whatsoever” shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to;

M.	references to the word “includes” or “including” are to be construed without limitation;

N.	references to a person shall include such person’s successors and permitted assignees and permitted transferees;

O.	references to an agreement shall include all schedules, annexures and exhibits of such agreement and all of such schedules, annexures and exhibits shall be deemed to be an integral part of such agreement;

P.	all references to agreements, documents or other instruments include (subject to all relevant approvals) a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned from time to time;

Q.	words importing a particular gender include all genders;

R.	any reference to a public organisation shall be deemed to include a reference to any successor to such public organisation or any organisation or entity which has taken over the functions or responsibilities of such public organisation;

S.	any determination with respect to the materiality of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise shall be made by the Lenders, or any of them, at their sole discretion;

T.	references to “Party” means a party to this Agreement and references to “Parties” shall be construed accordingly;

U.	references to any law shall include references to such law as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted;

V.	words and abbreviations, which have, well known technical or trade/commercial meanings are used in this Agreement in accordance with such meanings;

W.	any consent or waiver required to be provided by the Secured Parties or any of them shall mean the prior written consent or waiver of each of the Secured Parties or such of those who have given such consent or waiver; and

X.	“repayment” includes “redemption” and vice-versa and repaid, repayable, repay, redeemed, redeemable and redemption shall be construed accordingly.

Y.	reference to a “month” or “Month” shall, unless the context otherwise requires be a reference to a calendar month of a Gregorian Year.

FACILITY AGREEMENT

Z.	all references to ‘MTPA’ shall mean million tonnes per annum

AA.	all references to ‘MW’ shall mean mega watt.

BB.	all references to “CGPP” shall mean captive cogeneration power plant.

CC.	all references to “CPP” shall mean captive power plant.

2.	FACILITIES

2.1	Rupee Facility

The Borrower agrees to borrow from each of the Lenders and each of the Lenders agree to provide/grant to the Borrower the Rupee Facility during the Availability Period with respect to the Lenders, up to amounts not exceeding their respective Rupee Commitment, on the terms and conditions contained in this Agreement and the other Financing Documents.

2.2	LC Facility

2.2.1	Issuing Bank LC Facility

At the request of the Borrower and on the basis of commitments and/or participation agreed to by the Participating Lenders, the Issuing Bank has agreed to issue Letter(s) of Credit from time to time for the purpose of inter alia import or domestic supply of equipment/goods for the Project and/or procuring engineering services for the Project and make payments of Claimed Amounts under LCs during the Availability Period, on the terms and conditions contained in this Agreement and the other Financing Documents, provided that the aggregate of the amounts paid / to be paid under all the Issuing Bank LCs shall not at any time exceed the Issuing Bank Fronting LC Commitment. The Borrower may seek issuance of a revolving/self reinstating LC or a non revolving LC. All the Letters of Credit issued under this Clause 2.2.1 and the payments thereunder shall be governed by and subject to the terms and conditions specified therein (except to the extent any such conditions are inconsistent with the terms of UCPDC-ICC 600) and shall be subject to the terms of UCPDC-ICC 600.

2.2.2	LC Lenders’ LC Facility

At the request of the Borrower each of the LC Lenders individually agrees, as a sub limit to their respective Rupee Commitment, to issue Letters of Credit from time to time for an aggregate amount not exceeding its respective LC Commitment, for the purpose of, inter alia, import or domestic supply of equipment/goods for the Project and/or procuring engineering services for the Project and to make payment of Claimed Amounts under the LCs (upto the Earmarked Amount for each LC issued), during the Availability Period, on the terms and conditions contained in this Agreement and the other Financing Documents, provided that the aggregate of the amounts paid / to be paid by the LC Lender under all the LCs issued/participated by such LC Lender shall not at any time exceed such LC Lender’s LC Commitment. All the Letters of Credit issued under this Clause 2.2.2 and the payments thereunder shall be governed by and subject to the terms and conditions specified therein (except to the extent any such conditions are inconsistent with the terms of UCPDC-ICC 600) and shall be subject to the terms of UCPDC-ICC 600.

FACILITY AGREEMENT

2.3	Rupee Loans; Rupee Advances; Rupee Drawdowns and LC Issuances

Rupee Advances will be made by the LC Lenders to the Borrower or by the Participating Lenders to the Issuing Bank pursuant and subject to the terms of this Agreement.

For the avoidance of doubt,

(i)	Rupee Drawdowns are subject to be made pursuant to the satisfaction, or waiver, of the provisions of Clauses 6.1, 6.2 and 6.3 hereof;

(ii)	Rupee Advances are not subject to be made pursuant to the satisfaction or waiver of the provisions of Clauses 6.1, 6.2 and 6.3 hereof;

(iii)	Rupee Advances are nevertheless Rupee Loans and are, therefore, subject to all such other conditions, benefits, rights and privileges which Rupee Loans are subject, including in respect of payment of interest, default interest, security, repayment, prepayment, etc.;

(iv)	LC Issuances, undertaking creation of Participating Interest and issuance of Letter of Commitment are subject to the satisfaction or waiver of the provisions of Clauses 6.1, 6.2 and 6.3 hereof.

2.4	Raising of further debt

The Borrower may, at any time prior to achievement of Project COD, raise further debt by way of export credit assistances, ECB, foreign currency loans and/or domestic bonds in accordance with the provisions of Clause 3.6.2 hereof.

2.5	Use of Proceeds

The Borrower agrees that it shall apply the proceeds of each Disbursement only in and towards the Project Cost, including reimbursement of the project expenditure already incurred in excess of the amount of Equity infused for meeting the Equity Requirement of the Project, for repayment of the Sponsor Subdebt and/or any short term debt and/or any other loan/facility that has been availed for the purpose of meeting the Project Cost in accordance with the terms of this Agreement and the other Financing Documents. Provided that proceeds of each Disbursement shall be applied towards only such part of the Sponsor Subdebt and/or short term debt and/or any other loan/facility that have actually been expended to meet the Project Cost, as certified by a practising chartered accountant and/or the Statutory Auditors and the LIE and approved by the Facility Agent and in any case shall not be utilised for repayment of any amounts classified as Equity for meeting the Equity Requirement of the Project. Provided that if the aforesaid certificate is obtained from a practising chartered accountant, the Borrower shall furnish a certificate of confirmation from the Statutory Auditor within a period of 6 (six) months. Provided further that the Borrower agrees that the proceeds of Disbursements under this Agreement shall not be utilised to repay the money brought in by the Sponsor, which has been utilised towards the Refinery Expansion Project.

FACILITY AGREEMENT

2.6	No Obligation to Enquire

Notwithstanding anything contained in Clause 2.5 above and any other provision of this Agreement, neither of the Lenders nor the Facility Agent shall be bound to enquire as to, nor shall any of them be responsible for, the purpose or application of the proceeds of any Disbursement under this Agreement. Provided however, that the Borrower shall ensure that the monies that have been borrowed by it under the Rupee Facility whether as Rupee Drawdown or Rupee Advance are used solely for the purposes mentioned in Clause 2.5 hereof.

2.7	Pre FC LC Instruments

On and from the date when the Interim Lenders are satisfied that the Financial Close has been achieved, all the letter(s) of credit (“Pre FC LC Instruments”) issued by the Interim Lenders under the Interim Arrangement shall be deemed to have been LC Instruments issued under this Agreement and the other Financing Documents by such Interim Lenders (acting in the capacity of LC Lenders). All the provisions in this Agreement and the other Financing Documents which apply to LC Instruments issued by the LC Lender shall on and from the date of Financial Close being achieved to the satisfaction of the Interim Lenders, apply to such Pre FC LCs. The Remaining LC Commitments of all the LC Lenders (which issued the letters of credit as Interim Lender under the Interim Arrangement), shall be reduced on and from such date of Financial Close being achieved to the satisfaction of the Interim Lenders, to the extent of the aggregate of the face value of such Pre FC LC Instruments issued by the LC Lenders (in their capacity as Interim Lenders) under the Interim Arrangement and any interest payable by such LC Lenders under such LCs to the beneficiary thereof. Nothing contained herein shall absolve or relieve the Borrower or any of the persons acting as obligors under the Interim Arrangement from their obligations which had been accrued prior to the date of the Financial Close being achieved to the satisfaction of the Interim Lenders. Such Pre FC LC Instruments issued under the Interim Arrangement shall, notwithstanding the date of their issuance, not be deemed as forming part of Initial Disbursement.

2.8	Pre FC Rupee Drawdowns

If any New Lender that accedes to this Agreement prior to the Financial Close, has already provided short term loan(s) to the Borrower, then such New Lender shall be entitled to make disbursements under its Rupee Facility prior to the Financial Close for the purpose of repayment of its then outstanding short term loans stated above and all amounts relating thereto. Such disbursement shall be considered an Interim Disbursement under this Agreement. Provided that the Borrower shall not be required to satisfy any of the conditions specified in Clause 3.1.2(c) of this Agreement to avail of such aforsaid Interim Disbursement. Following such Interim Disbursement, no further Disbursement shall be made by such Interim Lender under this Agreement till pro rata Disbursements have been made by the other Lenders.

2.9	Financial Close

The Borrower shall achieve Financial Close within 9 (nine) months from the Interim Disbursement Date.

FACILITY AGREEMENT

3.	DISBURSEMENT MECHANISM

3.1	Availability of the Facility

3.1.1	All Disbursements under this Agreement, not being an Interim Disbursement shall:

(a)	be made only during the Availability Period.

(b)	not at any time exceed the Available Rupee Commitment of the respective Rupee Lender from whom Disbursement is sought.

(c)	be subject to the satisfaction (or waiver) of each condition precedent set forth in Clauses 6.1, 6.2 and 6.3 hereof.

3.1.2	All Interim Disbursements under this Agreement shall:

(a)	be made at any time after the satisfaction of the conditions specified in Clause 3.1.2 (c) hereof and before Date of CP Satisfaction.

(b)	not at any time exceed the Available Interim Commitment of the respective Rupee Lender from whom Interim Disbursement is sought.

(c)	be available only upon satisfaction of all the following conditions, unless such conditions have been expressly waived in relation to Interim Disbursement:

(i)	all the requirements of Clause 10 (Security) hereof have been satisfied; the Borrower has complied with all requirements and has furnished all approvals (including under Section 281(1)(ii) of the Income Tax Act, 1961) in connection with creation of Security in terms of this Agreement;

(ii)	the Sponsor has:

(A)	executed the Sponsor Support Agreement;

(B)	obtained all corporate authorisations and certifications as are necessary in relation to the Sponsor Support Agreement; and

(C)	appointed a process agent in accordance with the Sponsor Support Agreement;

(iii)	provided all representations and warranties (as applicable) are true and correct, as on the date of the Notice of Drawdown and Drawdown Certificate and on the proposed Disbursement Date,

(iv)	provided no Event of Default has occurred and is continuing as on the date of the Notice of Drawdown and Drawdown Certificate and on the proposed Disbursement Date;

FACILITY AGREEMENT

(v)	The Borrower shall have submitted a certificate from a practising chartered accountant as on December 31, 2010, regarding sources and uses of funds previously utilised for the Project including details of interest paid to the Sponsor on Quasi Equity (payment of such interest as may be permitted under this Agreement). The amounts brought in by way of Quasi Equity to pay interest on Quasi Equity shall be excluded from the expenditure incurred on the Project for calculating the amount to be disbursed and only the balance amount shall be included for the purpose of calculating the amount to be disbursed.

(vi)	satisfaction (or waiver) of each condition precedent set forth in Clauses 6.1.1(a), 6.1.1(b), 6.1.7, 6.1.3, and 6.3 hereof; and

(vii)	the Borrower shall have submitted the environmental clearance for the Project under the provisions of the EIA notification given by the Ministry of Environment and Forests, to the Facility Agent.

3.2	Disbursement Requests

3.2.1	Currency of Rupee Drawdown and Minimum Amount of Rupee Drawdown

The Borrower shall, unless otherwise agreed to in writing by the Rupee Lenders, from whom any Rupee Drawdown is sought, seek advances from all Rupee Lenders for an aggregate minimum amount of Rs. 25 crores (Rupees Twenty Five Crores only), except for the last Rupee Drawdown under the Rupee Facility, which shall be equal to the Available Rupee Commitment. It is clarified, that any Rupee Advance shall not be required to be in a minimum amount of Rs. 25 Crores (Rupees Twenty Five Crores only). All Disbursements from the Lenders shall be made in Rupees, except in case of Foreign Currency LC.

3.2.2	Notice of Drawdown and Drawdown Certificate

The Borrower shall request the Lenders to make a Disbursement under the Rupee Facility, by delivering a Notice of Drawdown and Drawdown Certificate, with respect to each Disbursement, to the Facility Agent, not earlier than 20 (twenty) Business Days and not later than 15 (fifteen) Business Days prior to the Disbursement Date referred to below in sub-clause (i) hereof.

In the case of Initial Disbursement, the Borrower shall provide a copy of the Notice of Drawdown and Drawdown Certificate to each Rupee Lender not earlier than 20 (twenty) Business Days and not later than 15 (fifteen) Business Days prior to the proposed Disbursement Date.

In the case of Interim Disbursement, the Borrower shall provide a copy of the Notice of Drawdown and Drawdown Certificate to the Facility Agent at least 1 (one) Business Day prior to the proposed Disbursement Date.

FACILITY AGREEMENT

In case of each Disbursement, not being an Initial Disbursement or an Interim Disbursement, the Borrower shall provide to the Facility Agent, such number of certified true copies of the Notice of Drawdown and Drawdown Certificate and all attachments and exhibits given in relation thereto by the Borrower as are sufficient for the Facility Agent to furnish one copy each to the Lenders from whom a Disbursement under such Notice of Drawdown and Drawdown Certificate is sought,.

Every Notice of Drawdown and Drawdown Certificate shall be irrevocable once issued and will be regarded as having been duly completed only if:

(i)	the proposed Disbursement Date is a Business Day within the Availability Period and

(ii)	the currency and amount of the Disbursement are in compliance with Clause 3.2.1 hereof.

3.2.3	Attachments to Notice of Drawdown and Drawdown Certificate

Each Notice of Drawdown and Drawdown Certificate shall contain a certification by an Authorized Officer of the Borrower as to the following, in addition to such other information as may be required under this Agreement:

(i)	the type, currency (in case of LC Issuance) and amount of the Disbursement sought under the Rupee Facility;

(ii)	the proposed Disbursement Date for such Disbursement, which shall be a Business Day during the Availability Period and shall be the same date for each Disbursement requested by such Notice of Drawdown and Drawdown Certificate;

(iii)	for a Rupee Drawdown,

(A)	the total amount of the Rupee Drawdown, and

(B)	the amount to be contributed to the Rupee Drawdown by each Rupee Lender;

(iv)	for an LC Issuance,

(A)	name of the issuer (being the Issuing Bank or an LC Lender);

(B)	in case such LC Issuance is by an LC Lender, the Earmarked Amount for the Letter of Credit;

(C)	the LC Value;

(D)	in case such LC Issuance is by an Issuing Bank, each Participating Lender’s Participating Earmarked Amount, Participating Percentage and Participating Interest;

(E)	in case the LC being issued is a Foreign Currency LC, Devaluation Amount in relation to (B) or (D), as the case may be;

(F)	details of the Beneficiary to whom such LC is required to be issued;

(F)	the duration of such LC.

(v)	for an issuance of Letter of Commitment,

(A)	name of such of the Participating Lenders (“LOC Lenders”) issuing such Letter of Commitment;

FACILITY AGREEMENT

(B)	the amounts for which such Letter of Commitments are being issued;

(C)	the entity to which the Borrower proposes to provide such Letter of Commitments;

(D)	the expected duration after which the LOC Lenders will be called upon to disburse the amounts for which such LOC Lenders have issued the Letter of Commitment.

(vi)	confirmation that all proceeds of Equity then required to have been funded pursuant to the provisions of the Sponsor Support Agreement, including in relation to meeting the Equity Requirement, have been received by the Borrower in the Account for meeting Project Costs;

(vii)	confirmation that the Rupee Drawdowns and/or LC Issuance will not result in the Debt Equity Ratio being higher than 60:40;

(viii)	confirmation that the proceeds of the Disbursement sought by way of a Rupee Drawdown or LC Issuance shall be applied only in accordance with Clause 2.5 hereof;

(ix)	confirmation that each representation and warranty of the Borrower made in Clause 7 hereof and in any other of the Financing Documents is true, complete and correct in all respects, with the same force and effect as though each such representation and warranty were made in and as of the date of such Notice of Drawdown and Drawdown Certificate, except for any representation and warranty which is expressly related to an earlier date;

(x)	no Potential Event of Default or Event of Default has occurred or is continuing.

3.2.4	the Notice of Drawdown and Disbursement Certificate shall include as attachments (a) all certificates and documentation required thereby, (b) other than in case of an Interim Disbursement, all certificates and documentation required to evidence the satisfaction of all applicable condition precedent or their waiver by the Lenders, (c) in case of an Interim Disbursement all certificates and documentation required to evidence the satisfaction of all conditions specified in Clause 3.1.2 (c) hereof or their waiver by the Lenders, (d) a certificate from the LIE in the form attached hereto as Schedule VIII; provided, however, that those certificates and documentation required under Clause 6.1 hereof in connection with the Initial Disbursement shall not be required to be attached to any subsequent Notice of Drawdown and Drawdown Certificate delivered in connection with any subsequent Disbursement, unless this Agreement specifically contemplates otherwise.

3.3	Current Account

The Borrower shall open a current account with State Bank of India (the “Account”) into which all monies will be disbursed by the Rupee Lenders to the Borrower under or in relation to this Agreement or the other Financing Documents shall be deposited.

FACILITY AGREEMENT

3.4	Mechanics for Funding Disbursements

3.4.1	Review of Notice of Drawdown and Drawdown Certificate. Unsatisfied CP Notice and Lending Confirmation Notices for Disbursements (for Disbursements not being Interim Disbursement)

(i)	Other than in case of Initial Disbursement or Interim Disbursement, promptly after each receipt of a Notice of Drawdown and Drawdown Certificate, the Facility Agent shall forward a copy of the same along with all attachments and exhibits given in relation thereto by the Borrower to those Lenders from whom the Disbursement is sought pursuant to such Notice of Drawdown and Drawdown Certificate.

(ii)	Promptly after each receipt of a Notice of Drawdown and Drawdown Certificate in relation to any Disbursement and in any case within at least 5 (five) Business Days prior to the Disbursement Date, the Facility Agent shall review such Notice of Drawdown and Drawdown Certificate and attachments thereto to determine whether all required documentation has been provided and whether all applicable conditions precedent pursuant to this Agreement have been satisfied.

(iii)	If in connection with any Disbursement, any Rupee Lender funding such Disbursement, or the Facility Agent determines that any condition precedent under Clauses 6.1, 6.2 and 6.3 hereof (in case of any Disbursement other than the Interim Disbursement), as the case may be, have not been satisfied, such Rupee Lender and/or the Facility Agent shall notify the Facility Agent and/or the Borrower, as the case may be, no later than 7 (seven) Business Days prior to the Disbursement Date, that the Disbursement may not be made and shall give the reasons therefore (any such notice, is hereinafter referred to as an “Unsatisfied CP Notice”).

Any such notice received later than 7 (seven) Business Days prior to the Disbursement Date shall not be effective as an Unsatisfied CP Notice but shall be effective as a Drawstop Notice and the provisions contained in Clause 3.4.4 hereof shall apply.

(iv)	If the Facility Agent, on or prior to the Disbursement Date, determines that the conditions precedent to a Disbursement have not been satisfied, including on account of receipt of an Unsatisfied CP Notice from the Lenders under sub- clause (iii) above, then the Facility Agent shall notify the Borrower thereof (with a copy to the Lenders) in writing within 2 (two) Business Days of such determination. The notice from the Facility Agent shall specify the conditions precedent which have not been satisfied and/or attach a copy of the Unsatisfied CP Notice received from any of the Lenders or issued by the Facility Agent with respect to such Disbursement. Upon receipt of such written notice from the Facility Agent, none of the Lenders shall have any obligation to make the Disbursement requested under the related Notice of Drawdown and Drawdown Certificate.

FACILITY AGREEMENT

(v)	If (A) the Facility Agent determines that the condition precedent to the Disbursement have been satisfied or those conditions which had not been satisfied, get satisfied or waived in accordance with the Financing Documents, or (B) those Lenders which issued an Unsatisfied CP Notice with respect to such Disbursement inform the Facility Agent in writing that the conditions which had not been satisfied, have been satisfied or waived, the Facility Agent shall notify the Borrower with a copy to the Lenders. Provided that where the Borrower provides the Facility Agent and the Lenders evidence as to the satisfaction of the condition precedent, which is the subject of such Unsatisfied CP Notice, within 5 (five) Business Days of receipt of such notification, the Unsatisfied CP Notice shall be deemed to be revoked if, within 5 (five) Business Day of receipt of such information from the Borrower, none of the Lenders or the Facility Agent issues a fresh Unsatisfied CP Notice.

Upon the revocation of an Unsatisfied CP Notice, the Facility Agent shall promptly issue a Lending Confirmation Notice to the Borrower and the relevant Lenders, whereupon such Lenders shall make the requested Disbursement as soon as practicable thereafter (and in any event no later than 5 (five) Business Days thereafter).

(vi)	If the Facility Agent (A) has not received or issued an Unsatisfied CP Notice and (B) acting in good faith, is satisfied that the conditions precedent to a Disbursement have been satisfied, or, at such time as the Facility Agent is satisfied that an Unsatisfied CP Notice is deemed revoked pursuant to Clause 3.4.1(v) hereof, the Facility Agent shall issue a notice confirming the Disbursement substantially in the form attached hereto as Schedule IX hereof (the “Lending Confirmation Notice”) to the Borrower, no later than 2 (two) Business Days prior to the Disbursement Date to which the Notice of Drawdown and Drawdown Certificate relates, or, in the event of the issuance by the Facility Agent of any notice pursuant to Clause 3.4.1(iv) above, promptly upon the issuance of the related notice under Clause 3.4.1(v), approving such requested Disbursement.

(vii)	Subject to Clause 3.1 hereof and the other sub-clauses of Clause 3.4 hereof, upon the issuance of a Lending Confirmation Notice by the Facility Agent, the Rupee Drawdown and/or the LC Issuance, as the case may be, shall occur, provided, however, that there is nothing to the contrary contained in any Financing Document.

Provided further that in case of an Initial Disbursement, irrespective of the Rupee Lender(s) who have been requested to make the Disbursement requested in the relevant Notice of Drawdown and Drawdown Certificate, if any of the Lenders issues an Unsatisfied CP Notice, then the Drawdown and/or the LC Issuance which has been requested as an Initial Disbursement, shall not occur, except in compliance with the provisions of Clauses 3.4.1(iv) and (v) hereof.

(viii)	The Facility Agent shall have no liability to any Person as a result of an Unsatisfied CP Notice or a Lending Confirmation Notice being issued, whether or not the Person issuing it was entitled to issue any such notice. No Rupee Lender nor the Facility Agent shall have any liability to the Borrower or any Affiliate thereof or any other Rupee Lender arising from the issuance of an Unsatisfied CP Notice or a Lending Confirmation Notice.

FACILITY AGREEMENT

3.4.1A	Review of Notice of Drawdown and Drawdown Certificate, Unsatisfied CP Notice and Lending Confirmation Notices for Disbursements (for Interim Disbursement)

(i)	Promptly after receipt of a Notice of Drawdown and Drawdown Certificate the Facility Agent shall review such Notice of Drawdown and Drawdown Certificate and attachments thereto, to determine whether all required documentation has been provided and whether all applicable conditions precedent pursuant to this Agreement have been satisfied.

(ii)	If in connection with any Interim Disbursement, the Facility Agent or any Lender funding such Disbursement, determines that any condition precedent under Clause 3.1.2 (c) hereof have not been satisfied, such Lender and/or the Facility Agent shall promptly issue an Unsatisfied CP Notice, notifying the Facility Agent and/or the Borrower, as the case may be, that the Disbursement may not be made, giving the reasons therefor. Upon receipt of an Unsatisfied CP Notice from the Facility Agent, the Lender shall not have any obligation to make the Interim Disbursement requested under the related Notice of Drawdown and Drawdown Certificate.

(iii)	If the Facility Agent (A) has not received or issued an Unsatisfied CP Notice and (B) acting in good faith, is satisfied that the conditions precedent to the Interim Disbursement have been satisfied or waived in accordance with the Financing Documents, or, is informed by the Lenders that the conditions which had not been satisfied, have been satisfied or waived, the Facility Agent shall issue a Lending Confirmation Notice to the Borrower.

(iv)	Subject to Clause 3.1 hereof and the other sub-clauses of Clause 3.4 hereof, upon the issuance of a Lending Confirmation Notice by the Facility Agent, the Interim Disbursement, as the case may be, shall occur, provided, however, that there is nothing to the contrary contained in any Financing Document.

(v)	The Facility Agent shall have no liability to any Person as a result of an Unsatisfied CP Notice or a Lending Confirmation Notice being issued, whether or not the Person issuing it was entitled to issue any such notice. Neither the Lenders nor the Facility Agent shall have any liability to the Borrower or any Affiliate thereof arising from the issuance of an Unsatisfied CP Notice or a Lending Confirmation Notice.

FACILITY AGREEMENT

3.4.2	Interim Disbursements

(i)	Notwithstanding anything to the contrary contained in this Agreement, on and from the date of satisfaction of the conditions specified in Clause 3.1.2 (c) hereof, any amounts disbursed by a Lender prior to the date of execution of this Agreement (whether by way of issuance of letter of credit(s) or by way of issuance of letter of commitment(s) or by providing drawal of rupee loans) to the Borrower for the purposes of the Project, shall for the purposes of this Agreement and the other Financing Documents be treated as an Interim Disbursement made by such Lender and the provisions of this Agreement as are applicable to Interim Disbursements (including but not limited to reduction of Available Rupee Commitment of such Lender) shall be applicable to such disbursements. Provided however, any Existing Debt being provided by the Lender in its capacity as Existing Lender, shall not be included for the purposes of this Clause 3.4.2 and consequently shall not be considered as an Interim Disbursement. Provided further that, for the purposes of the amounts deemed to be Interim Disbursements under this Clause 3.4.2 (i), the requirements provided under Clause 3.4.1 hereof, as applicable to Interim Disbursement, shall deemed to have been satisfied.

(ii)	On and from the Date of CP Satisfaction, the Borrower shall not be eligible to avail Interim Disbursements from the Lenders under this Agreement. All the amounts disbursed by each of the Lenders by way of Interim Disbursement shall be deducted from the (i) Available Rupee Commitment of such Lenders under this Agreement, in case the Interim Disbursement was by way of Rupee Drawdowns or (ii) Remaining LC Commitment of such Lenders under this Agreement, in case the Interim Disbursement was by way of LC Issuance. Further, any amounts disbursed as Interim Disbursements shall on and from the Date of CP Satisfaction be treated as Disbursements made after the Date of CP Satisfaction and all provisions, terms, conditions, covenants etc. of this Agreement as applicable to such Disbursements shall also be applicable to the Interim Disbursements.

3.4.3	Disbursements following issuance of a Lending Confirmation Notice

On the proposed Disbursement Date following the issue of a Lending Confirmation Notice:

(i)	(a)	If an LC Issuance has been requested, then the Issuing Bank and/or the LC Lender from whom the LC Issuance has been requested, shall, on the Disbursement Date, issue Letter(s) of Credit. The Borrower recognises and acknowledges that no LC which has a tenor, including any Usance Period greater than the Availability Period shall be issued by the Issuing Bank and/or the LC Lender, as the case may be. The Borrower shall endeavour to have LCs issued in a manner that the Remaining LC Commitment of each Participating Lender or the LC Lender, as the case may be, is reduced proportionately

FACILITY AGREEMENT

	(b)	If a Rupee Drawdown has been requested, the Rupee Lenders from whom the Rupee Drawdown has been requested shall, on the Disbursement Date, make the proceeds of the Rupee Drawdown available to the Borrower, in immediately available funds in Rupees, by depositing such proceeds into the Account and the Borrower shall utilize such proceeds strictly in accordance with the provisions of this Agreement and the other Financing Documents. All Rupee Lenders shall contribute in proportion to their respective Available Rupee Commitment to any Drawdown requested by the Borrower.

	(c)	If a Letter of Commitment has been requested, then the LOC Lenders shall, on the Disbursement Date, issue Letter of Commitment to the Beneficiary named in the Notice of Drawdown and Drawdown Certificate in this regard. The Borrower recognises and acknowledges that no Letter of Commitment on account of which the LOC Lenders may be called upon to disburse the amounts to the Beneficiaries thereof, after the Availability Period shall be issued by the LOC Lenders. The Borrower shall endeavour to have Letter of Commitments issued in a manner that the Remaining LC Commitment of each LOC Lender, as the case may be, is reduced proportionately.

Provided that, for all Disbursements except Interim Disbursements, the Sponsor shall have made available to the Borrower, such amounts of the Sponsor Subdebt, which to the amounts sought as Disbursement at that time, whether by way of LC Issuance pursuant to sub-clause (a) above, or by way of Rupee Drawdown pursuant to sub-clause (b) above, bears the same ratio which the Sponsors Subdebt bears to the Rupee Facility.

Provided, further, that if at the time of Disbursement, the amount already funded as Sponsor Subdebt is not less than the amount required to be funded by way of Sponsor Subdebt at such time, then no further amount shall be required to be funded by way of Sponsor Subdebt prior to Disbursement being made by the Lenders.

(ii)		All payments made by the Issuing Bank or the LC Lender issuing Letter(s) of Credit to a Beneficiary or the Confirming Bank, pursuant to a claim made under the LC shall be made directly to the Beneficiary or such Confirming Bank and shall not be deposited in/ routed through the Account.

(iii)		All Disbursements by the Lenders shall be made within the limits of their respective Rupee Commitments, as provided against each of their names in Schedule I hereof and as reduced in accordance with the terms of this Agreement. Provided that all Interim Disbursements shall be made within the limits of the respective Available Interim Commitments of each Lender.

(iv)		Any drawal of funds in the form of Rupee Advance to pay any demands under an LC or a Letter of Commitment, as the case may be, shall not be deposited in the Account and shall be made, (i) in case of LC Issuance by LC Lender, by the respective LC Lender which had issued the LC directly to the Beneficiary or (ii) in case of LC Issuance by the Issuing Bank, by the respective Participating Lenders directly to the Issuing Bank or (iii) in case of issuance of a Letter of Commitment, by the LOC Lender which has issued the Letter of Commitment directly to the Beneficiary.

FACILITY AGREEMENT

(v)	In case of LCs issued by Issuing Bank, an obligation to fund their respective Participating Earmarked Amounts shall be created upon the Participating Lenders participating in such LCs.

(vi)	Notwithstanding any other provision of this Agreement or any other Financing Document, the failure of any Lender to make a Disbursement as and when required under this Agreement shall not: (a) relieve any other Lender of its obligation hereunder (provided no Event of Default or Potential Event of Default, as applicable to any Disbursement, has occurred) to make any requested Disbursement under the Rupee Facility, but no Lender shall be responsible for the failure of any other such Lender to make any Disbursement or any portion thereof, and (b) relieve or release such defaulting Rupee Lender from its continuing obligations under the Financing Documents at any time during the Availability Period.

3.4.4	Drawstop Notices

(i)	In addition to the ability to issue an Unsatisfied CP Notice or informing the Borrower or the Lenders about conditions in Clause 3.1.2 (c) not being satisfied and notwithstanding the issuance of any Lending Confirmation Notice by the Facility Agent in connection with any Disbursement, any of the Lenders or the Facility Agent, whether on its own or upon instructions on this behalf being received from any Rupee Lender, may, on the occurrence of an Event of Default or a Potential Event of Default issue a notice (a “Drawstop Notice”) to the Borrower with a copy to the Facility Agent and each of the Lenders notifying the Borrower that no Disbursements shall be made under any Notice of Drawdown and Drawdown Certificate. Provided however, that only the Lenders who, pursuant to the Lending Confirmation Notice, are required to make the Disbursement shall be entitled to issue a Drawstop Notice. Each Participating Lender hereby agrees that it shall not be entitled to issue a Drawstop Notice in relation to their funding of any amounts claimed from the Issuing Bank pursuant to an Issuing Bank LC.

(ii)	A Drawstop Notice issued pursuant to Clause 3.4.3(i) hereof shall remain in full force and effect until:

(a)	the Potential Event of Default or Event of Default which led to the issuance of such Drawstop Notice has been remedied by the Borrower to the satisfaction of the Person issuing such Drawstop Notice or waived by the Lenders; or

(b)	the Rupee Lender(s) which instructed the Facility Agent to issue such Drawstop Notice authorises the Facility Agent to revoke such Drawstop Notice by sending notice of such revocation to the Facility Agent, each of the other Lenders and the Security Trustee.

FACILITY AGREEMENT

Upon the occurrence of any of the foregoing, such Drawstop Notice shall be deemed to be revoked and the Facility Agent shall promptly notify the Borrower and the Lenders thereof, whereupon the applicable Rupee Lender(s) who were, as per the relevant Lending Confirmation Notice, required to make Disbursements shall make the requested Disbursements as soon as practicable thereafter (and in any event no later than 5 (five) Business Days thereafter). Provided such revocation has happened within 5 (five) Business Days of the Disbursement Date proposed in the Notice of Drawdown and Drawdown Certificate and provided further that all other conditions precedent (pursuant to Clause 6 hereof) or conditions to Disbursement continue to be satisfied.

3.4.5	Contribution of Lenders to any Disbursement

(i)	If the Borrower is seeking a LC Issuance from the Issuing Bank, then each of the Participating Lenders shall participate in such LC Issuance up to their respective Participating Earmarked Amount. The Issuing Bank agrees that the Participating Earmarked Amount and the Participating Interest of each of such Participating Lenders would be in proportion to their respective Remaining LC Commitment and subject at all times to their respective Remaining LC Commitment.

(ii)	If the Borrower is seeking a LC Issuance from an LC Lender, then such LC Lender shall participate in such LC Issuance in full but subject at all times to its Remaining LC Commitment.

(iii)	If the Borrower is seeking a Rupee Drawdown, then each of the Rupee Lenders shall contribute to such Rupee Drawdown in proportion to their respective Available Rupee Commitment but subject at all times to its Available Rupee Commitment.

(iv)	If the Borrower is seeking an issuance of Letter of Commitment from an LOC Lender, then such LOC Lender shall participate in such issuance of Letter of Commitment in full but subject at all times to its Remaining LC Commitment.

3.4.6	No Approval of Work

The making of any Disbursement or the issuance of a Lending Confirmation Notice shall not be deemed an approval or acceptance by any Lender or the Facility Agent of any work, labour, supplies, materials or equipment furnished or supplied with respect to the Project.

FACILITY AGREEMENT

3.4.7	Payment by Participating Lenders to the Issuing Bank

(i)	Participating Interest Notice

The Issuing Bank shall within 3 (three) Business Days after the issuance of an Issuing Bank LC, notify each of Participating Lenders and the Borrower of the issuance thereof and of the amounts referred to in Clause 3.2.3(iv) relating to such Issuing Bank LC, by a notice substantially in the form set out in Schedule XIV hereof, (a “Participating Interest Notice”), provided that failure of the Issuing Bank to send a Participating Interest Notice shall not affect the obligations of the Participating Lenders and the Borrower to pay their respective portions of any Claimed Amounts and/or Crystallized Rupee Amounts of such Claimed Amounts (if the Claimed Amounts are in Foreign Currency).

(ii)	Issuing Bank Notice of Demand

(A)	Within 1 (one) Business Day after the receipt by the Issuing Bank of any demand for payment from the Beneficiary of an Issuing Bank LC, the Issuing Bank shall issue a notice of such demand together with a copy of the Documents (an “Issuing Bank Notice of Demand”) to the Participating Lenders and the Borrower, with a copy to the Facility Agent.

(B)	Each Issuing Bank Notice of Demand shall specify:

(i)	the Claimed Amount;

(ii)	the Payment Date;

(iii)	for each Participating Lender, the amount required to be paid by it, which shall to the Claimed Amount bear the same ratio as the Participating Interest of such Participating Lender bears to the LC Value (in each case, such Participating Lender’s “Payment Amount”); and

(iv)	a confirmation from the Issuing Bank that the demand for payment from the Beneficiary under the Issuing Bank LC is in compliance with the terms of the relevant Issuing Bank LC.

(iii)	Payments to the Issuing Bank

On the 2nd (second) Business Day prior to the Payment Date, each Participating Lender shall unconditionally and irrevocably pay directly to the Issuing Bank at its Lending Office or to an account specified by the Issuing Bank an amount in Rupees equal to its Payment Amount.

(iv)	Each Payment Amount shall be paid by the Participating Lenders directly to the Issuing Bank without demur or protest or any set-off or counterclaim, and notwithstanding any dispute between or among any of the Borrower, the Participating Lenders or the Beneficiary or any direction to the contrary that may be given, represented, affirmed, etc. by any Person on the ground of any dispute between or among any of the Borrower, the Participating Lenders or the Beneficiary.

FACILITY AGREEMENT

(v)	It is clarified that, in case of a Foreign Currency LC, if the amount of the Claimed Amount actually paid on the Payment Date to the Beneficiary by the Issuing Bank is in excess of the aggregate of the Payment Amounts provided to the Issuing Bank under Clause 3.4.7(ii)(B)(iii) hereof on account of fluctuation of the exchange rate of such Foreign Currency, then the Participating Lenders identified as such under Notice of Drawdown and Drawdown Certificate for such LC shall forthwith pay to the Issuing Bank such excess amount pro rata to their Participating Percentage.

(vi)	It is clarified that, in case of any Foreign Currency LC, if the Claimed Amount actually paid on the Payment Date to the Beneficiary by the Issuing Bank is less than the aggregate of the Payment Amounts provided to the Issuing Bank under Clause 3.4.7(ii)(B)(iii) hereof on account of fluctuation of the exchange rate of such Foreign Currency, then the Issuing Bank shall refund such excess amounts to the Participating Lenders in the manner provided under Clause 3.4.9 hereof for distribution of dues received and costs.

3.4.8	Borrower’s Obligation to Pay

(i)	If the Issuing Bank is called upon to pay and pays, all or any of the monies in pursuance of an Issuing Bank LC and one or more of the Participating Lenders fails to pay/ credit the required Payment Amount in full on any Payment Date, then the Borrower shall forthwith, without any demur or protest, pay directly (and not through the Account) to the Issuing Bank at its Lending Office or to an account specified by the Issuing Bank, all amounts paid by the Issuing Bank and not reimbursed or paid or credited in accordance with Clauses 3.4.7(iii) to (vi) hereinabove, including without limitation all Payment Amounts, all costs, charges and expenses whatsoever payable or paid, suffered or incurred by the Issuing Bank in respect of or in relation to or arising out of the obligations undertaken by it under the Issuing Bank LC together with interest on such amount, from the date when such amounts were first paid or incurred until payment by the Borrower in full, at the Default Rate over and above Interest at the Interest Rate of the Issuing Bank. All such monies shall be reimbursed in Rupees and such amounts in case of Foreign Currency LC issued by the Issuing Bank shall be equal to the Crystallized Rupee Amount of such amounts payable by the Participating Lenders to the Issuing Bank.

(ii)	A certificate in writing signed by an Authorised Officer of the Issuing Bank stating the amount payable by the Participating Lenders or the Borrower hereunder shall be conclusive evidence against them of the amount due to the Issuing Bank, save for manifest error.

FACILITY AGREEMENT

3.4.9	Distribution of Dues Received and Costs Amongst the LC Participating Lenders

(i)	The Issuing Bank shall distribute amongst the Participating Lenders their pro rata share (based on their respective Participating Earmarked Amount) in all dues, charges and expenses, other than the Fronting Commission and/or any LC Lender Commission received by the Issuing Bank as a Participating Lender, forthwith upon the same being received, collected or recovered from the Borrower in connection with any Issuing Bank LC (in which such Participating Lenders have participated), after deducting from such income or dues, all costs charges and expenses that may have been incurred by the Issuing Bank, and pending such distribution, the monies shall be held by the Issuing Bank in trust for the Participating Lenders; it being understood that only such of the Participating Lenders who shall have paid all of their respective Payment Amounts and all other interest, costs or expenses thereon or incurred by the issuing Bank, if any, will become entitled to be paid their pro rata share of any receipt/ recovery of dues relating to such payment.

(ii)	If the Issuing Bank contributes on behalf of any defaulting Participating Lender or the Borrower towards the Claimed Amount or towards its share in any expenditure incurred by the Issuing Bank in connection with an Issuing Bank LC, then the Issuing Bank shall be entitled to reimburse itself for such contribution from the monies received or recovered from the Borrower or any other Person, to the extent of its contribution on behalf of the defaulting Participating Lender or the Borrower.

3.4.10	Drawdown Schedule

(i)	The Borrower shall, concurrently with the execution of this Agreement, provide to the Rupee Lenders an indicative drawdown schedule in writing (“Drawdown Schedule”) for the entire Availability Period.

(ii)	The Drawdown Schedule shall indicate the amount (“Relevant Period Amount”) that the Borrower proposes to seek as Rupee Loans during each Drawdown Schedule Period. The Borrower shall have the right to revise the Drawdown Schedule from time to time by sending a written notice to the Rupee Lenders at least 30 (thirty) days prior to the commencement of each Drawdown Schedule Period.

3.5	Utilisation Certificate

After the Initial Disbursement Date, the Borrower shall, prior to the next Disbursement Date, furnish to each of the Lenders a certificate from a practising chartered accountant or its Statutory Auditors certifying the utilisation/ end use of all amounts borrowed from such Lenders including details of any interest paid on Quasi Equity brought in by the Sponsor, failing which the next Disbursement shall not be made.

Provided however that such certification in case of the last Disbursement shall be furnished within 30 (thirty) days of the earlier of the end of the Availability Period or date of last Disbursement. Provided further that if the certificate is obtained from a practising chartered accountant, the Borrower shall furnish a certificate of confirmation from the Statutory Auditor within a period of 6 (six) months.

FACILITY AGREEMENT

3.6	Further Indebtedness; Replacement of Certain Permitted Indebtedness

3.6.1	The Borrower agrees and acknowledges that, at the request of the Borrower, the Lenders have agreed to allow the Sponsor to provide rupee loans from time to time to the Borrower, to the extent of an amount up to Rs. 6150 crores (Rupees Six Thousand One Hundred only). Such Sponsor Subdebt shall be unsecured and subordinated to the Rupee Facility and shall be on terms and conditions as provided in this Agreement.

3.6.2	The Lenders hereby permit and give the Borrower an option to replace, from time to time, such Sponsor Subdebt (to the extent ECB Guidelines and other Applicable Law would permit such replacement) in full or in part, with loans from banks and financial institutions, in India or abroad including rupee term loans, export credit assistances, ECB, foreign currency loans and/or domestic bonds not exceeding the amount of the Sponsor Subdebt which is getting replaced.

In addition to the aforesaid, the Lenders also permit the Borrower to raise further debt by way of rupee term loans, export credit assistances, ECB, foreign currency loans and/or domestic bonds, for an amount equal to 35% (thirty five per cent) of the unavailed portion of the Rupee Facility. Any such debt raised shall reduce / cancel the unavailed Rupee Commitment of each Rupee Lender proportionately.

For the avoidance of doubt, the foreign currency equivalents of the aforesaid Rupee amounts shall be determined by converting the requisite Rupee amount in lieu of which/ for the purpose of which the further debt is being raised at such rate as is acceptable to the Facility Agent, on the date on which agreements for such foreign currency loans are executed.

Provided however, the terms of the aforesaid assistances (the “New Commitment”), including interest, tenor etc., from banks and financial institutions, in India or abroad (the “New Lender”, which expression shall, unless repugnant to the subject, context or meaning thereof, be deemed to include its permitted transferees, novatees, successors and assigns), should be acceptable and to the satisfaction of the Lenders.

3.6.3	As a condition to the New Lender becoming a lender to the Borrower, including for the replacement of the Sponsor Subdebt or any part thereof:

(i)	the New Lender(s) shall execute all necessary deeds and documents including Deeds of Accession as may be required.

(ii)	The Borrower and, if required, the Sponsor, shall, as a condition to the acceptance of the New Lenders by the Lenders, execute such further agreements, deeds and documents as are required by the Lenders and/or LLC, including execution of security documents and security trustee arrangements, as may be advised by the Lenders and/or the LLC. All costs and charges, including stamp duty, legal fees, etc, in relation to such further agreements shall be borne by the Borrower.

(iii)	The Borrower shall ensure that, on and from the time of replacement of the Sponsor Subdebt, or any part thereof, the Debt Equity Ratio shall be maintained at a ratio not higher than 60:40.

(iv)	The amounts being drawn from the New Commitments to replace the Sponsor Subdebt (or any part thereof) which has already been availed by the Borrower, shall bear to the New Commitment the same ratio as the ratio of the aggregate of Rupee Loans of the Rupee Lenders bear to the Rupee Commitments of the Rupee Lenders.

FACILITY AGREEMENT

3.6.4	If the New Lenders agree to provide loans on the same terms as the Rupee Facility and become a party to the Financing Documents, then they shall execute a Deed of Accession satisfactory to the Facility Agent and upon the acceptance by the Facility Agent of the Deed(s) of Accession executed by the New Lenders:

(i)	such New Lenders shall be deemed to be Rupee Lenders in terms of the Financing Documents and shall enjoy from the date of the acceptance of the Deed of Accession such rights and benefits (including security) as are available to each of the other Lenders;

(ii)	such New Lenders may, subject to Clause 3.6.3(iv) above, lend to the Borrower for paying/reimbursing from their New Commitments, an amount which is equal to the amount already lent by the Sponsor to the Borrower as a part of its Sponsor Subdebt; and

(iii)	the Financing Documents shall be deemed to have been amended to the extent provided in the Deed of Accession.

3.6.5	The raising of any debt by way of rupee term loans, export credit assistances, ECB, foreign currency loans and/or domestic bonds, shall, in addition to the other conditions mentioned, be subject to satisfaction of the following conditions:

(i)	The Borrower shall have notified the Lenders prior to availing of such further debt.

(ii)	The Borrower shall have obtained such approvals as may be necessary from RBI or the relevant Government Authority or an Authorised Dealer for availing such further debt and/or its usage and/or creating security for such debt and the terms and conditions of such approval are acceptable to the Lenders.

(iii)	The Borrower shall have entered into necessary hedging mechanism, for the payment in Foreign Currency towards import component of plant and machinery net of exports natural hedge available pertaining to the Project and also for repayment of principal and interest in relation to foreign currency loans, if any, in a manner acceptable to the Lenders.

(iv)	Funds raised by way of rupee term loans, export credit assistances, ECB, foreign currency loans and/or domestic bonds, shall be applied as per the terms of Clause 2.5 hereof.

FACILITY AGREEMENT

3.7	Letter(s) of Commitment

During the Availability Period, each of the Rupee Lenders may, at the request of the Borrower, with prior written intimation to the Facility Agent, and upon issuance of a Lending Confirmation Notice by the Facility Agent, subject to Applicable Law, issue letter(s) of commitment/letter(s) of confirmation in a form mutually acceptable to the Rupee Lenders and the beneficiary thereof in favour of foreign supplier undertaking that the claims of the provider of the buyers’ credit/letter of credit against the Borrower shall be honoured by the issuer of the letter of commitment (“Letter of Commitment”).

A Letter(s) of Commitment shall be issued, subject to all applicable conditions precedent being satisfied by the Borrower in this regard, by any Rupee Lender only if the Borrower and the relevant Rupee Lender have agreed to mutually acceptable terms, including regarding the format of the letter(s) of commitment, the fees and charges payable to the issuer, the payment and/or repayment terms of any Rupee Lender paying monies under the Letter(s) of Commitment. The Parties agree that unless the relevant Rupee Lender and the Borrower agree to the terms aforesaid, the Rupee Lender is not required to issue any Letter of Commitment.

An issuance of the Letter(s) of Commitment shall reduce each such issuing Rupee Lenders’ Available Commitment to the extent of the amounts committed to be paid under the Letter of Commitment.

Notwithstanding anything in this Clause 3.7, the Borrower shall pay to the LOC Lender, in advance, a commission (“LOC Commission”) at a rate not less than the LOC Commission Rate on the face value of such Letter of Commitment calculated for the LOC Commission Period, in the first instance, on the date of opening of such Letter of Commitment and thereafter, on the day falling every 90 (ninety) days thereafter (the “LOC Commission Payment Date”).

3.8	FCNR (B) Loan

During the currency of the Rupee Facility, the Borrower shall have the option to convert the Available Rupee Commitment of any of the Lenders into FCNR (B) loans, on terms and conditions which are mutually agreeable between such Lenders and the Borrower, subject to the availability of the FCNR(B) deposit funds with such Lenders.

FACILITY AGREEMENT

4.	MECHANISM FOR LC ISSUANCE

4.1	LC Issuance under the Issuing Bank LC Facility

4.1.1	Availability

(i)	If any Disbursement which has been requested, is for seeking an Issuing Bank LC, the Borrower shall, along with the Notice of Drawdown and Drawdown Certificate, provide the Facility Agent with a Documentary Credit Application in a form and manner acceptable to the Issuing Bank, along with such documents in connection with the contracts and/or arrangements with the Beneficiary as may be required by such LC Lender. Upon receipt of a Lending Confirmation Notice for opening the LCs and the related Documentary Credit Application, the Issuing Bank shall on the relevant Disbursement Date, open one or more usance or sight LCs, as specified in the relevant Notice of Drawdown and Drawdown Certificate. The Borrower shall furnish to the Issuing Bank at the time of submitting the Documentary Credit Application such documents in connection with the contracts and/or arrangements with the Beneficiary, as may be required by the Issuing Bank.

(ii)	Each of the Participating Lenders and the Borrower hereby jointly and irrevocably authorises the Issuing Bank to, upon the Borrower so requesting and submitting the properly completed Documentary Credit Application and other documents in accordance with the terms of this Agreement and without further reference to any of the Participating Lenders or the Borrower, open such Letter(s) of Credit in favour of the Beneficiary, for an amount equivalent to the Earmarked Amount for a tenor (including the Usance Period) not greater than the Availability Period.

Provided however that the Issuing Bank shall not be obliged to issue any LC if on issuance of the same, the aggregate of the Earmarked Amount (inclusive of Required Interest Amount and duties, cesses, taxes) and corresponding Devaluation Amount, if any, shall exceed, the Remaining Issuing Bank Fronting LC Commitment.

(iii)	The Borrower undertakes to submit to the Issuing Bank the exchange control copy of the relative customs bills of entry within the time limit stipulated by RBI.

(iv)	Any payment by the Participating Lenders of a Payment Amount under Clause 3.4.7 hereof towards Claimed Amount, under the Letter(s) of Credit issued by the Issuing Bank, shall constitute an Rupee Advance from the Participating Lenders to the Borrower under this Agreement to the extent of such Payment Amount and shall be repayable as a Rupee Loan in terms of Clause 13 hereof. The Borrower irrevocably and unconditionally authorises the Facility Agent, the Participating Lenders and the Issuing Bank to take all such actions as they may require for the above purpose.

FACILITY AGREEMENT

(v)	Without prejudice to the generality of Clause 4.1.1(i) to (iv) above, the Borrower and each of the Participating Lenders irrevocably and unconditionally:

(a)	authorise the Issuing Bank to pay any demand made by presentation of Documents as required under a Letter of Credit issued by it, which appears on its face to be in accordance with the relevant Letter of Credit:

i.	without investigation by the Issuing Bank or confirmation from the Borrower, any Participating Lenders or any other Person; and

ii.	notwithstanding that the Borrower and/or the Participating Lenders may dispute the validity of any such demand;

(b)	agrees that the Issuing Bank is authorised to determine, at its sole discretion, whether a demand for payment under a LC by the Beneficiary or the Confirming bank complies with the relevant Letter(s) of Credit and the provisions of UCPDC-ICC 600, and any payment under the LC shall constitute conclusive evidence that such demand is correct and has been properly made and any amount paid shall be regarded as having been properly paid for the purpose of this Agreement. The Participating Lenders and the Borrower shall not be entitled to and hereby irrevocably waive all rights and entitlements to claim against, object or dispute the aforesaid determination of the Issuing Bank or any payments made by the Issuing Bank under the Letter(s) of Credit, pursuant to such determination;

(c)	agrees that the Issuing Bank deals in documents only and shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Borrower and any other Person;

(d)	agrees that this Clause 4.1.1 shall apply in respect of amounts paid under any demand without regard to:

i.	the sufficiency, accuracy or genuineness of any demand or any certificate or statement in connection with any demand; or

ii.	any incapacity of, or limitation upon the powers of, any person signing or issuing any demand or certificate or statement in respect of any demand.

(e)	agrees that if the Issuing Bank pays any demand under a Letter of Credit, such amount shall be regarded as having been properly paid for the purposes of this Agreement;

(f)	the Documentary Credit Application shall be deemed to have been accepted by the Issuing Bank when advice of the issuance of the relevant LC has been sent to the relevant Beneficiary through SWIFT/tested telex/airmail and any amendment thereto proposed by the Borrower shall be subject to confirmation by the Beneficiary and the Confirming Bank, if any;

(g)	the date of receipt of the Documents by the Issuing Bank under the Letter(s) of Credit as registered in the records of the Issuing Bank shall be conclusive and binding on it.

FACILITY AGREEMENT

(vi)	The Borrower agrees, confirms and declares that:

(a)	the import of Goods is/are not in contravention of the foreign exchange directions relating to imports including inter alia the Foreign Trade Policy and/or Exim Policy guidelines prescribed by the GOI from time to time and/ or any other guidelines/ directives issued by the Reserve Bank of India from time to time;

(b)	prior to opening an LC for import of Goods it shall have valid Import Export code number assigned by the Director General of Foreign Trade and is authorized to undertake import of the Goods;

(c)	the transaction covered under the Issuing Bank LC Facility does not involve and is not designed for the purpose of any contravention or evasion of the provisions of Foreign Exchange Management Act, 1999 or of any rule, regulations, notifications, direction or order made thereunder or of any other law, rule, regulation or direction;

(d)	the Letter(s) of Credit may be amended and/or modified by the Issuing Bank in its absolute discretion upon receipt of written request from the Borrower as accepted by the Confirming Bank if any, and by the Beneficiary and as duly confirmed by the Facility Agent and in such an event, such amendment/modification will be deemed to form part of the Documentary Credit Application and will be governed by the terms hereof.

(vii)	The Borrower agrees that the transmission of all instructions and communications under the Letter(s) of Credit and the shipping of Documents and the Goods thereunder are entirely at the risk of the Borrower. The Issuing Bank or their respective correspondents or agents shall not be responsible for any error or delay in such transmission or loss or delay in delivery of the Documents or the Goods.

4.1.2	Indemnity from the Borrower

The Borrower hereby agrees to pay to the Participating Lenders and the Issuing Bank on demand, all costs (including legal costs on full indemnity basis) customs duty, penalty, demurrage, storage charges, clearing and forwarding charges and all other charges and expenses including any costs incurred by any of them on account of devaluation of rupee against the Foreign Currency, in excess of the Devaluation Amount with respect to a Letter of Credit issued under the terms of this Agreement and/or in connection with the Goods and/or the documents of title to Goods covered by a Letter(s) of Credit issued under this Agreement including for re-shipment thereof for any reason whatsoever,

FACILITY AGREEMENT

or in the exercise or enforcement of any right or power hereby conferred or otherwise howsoever, and further agrees and undertakes to hold the Participating Lenders and the Issuing Bank safe and harmless and keep them indemnified against any claim, action or proceedings made or brought against them or any of them, their correspondents or agents, as also against any liability or loss incurred or suffered by them, their correspondents or agents by reason of an issuance of a Letter(s) of Credit and/or any payments of any amounts under any Letter(s) of Credit, including any payments outside India to the Beneficiary, which have been issued.

4.1.3	Terms of Payments under the LCs

The payment of amounts of all drawings under the Letter(s) of Credit will be made by the Issuing Bank directly to the Beneficiary, and the payments by the Participating Lenders to the Issuing Bank shall be made in accordance with Clause 3.4.7 hereof.

4.1.4	Charges

(i)	The Borrower shall pay, in advance, to the Issuing Bank, Fronting Commission on the Fronting Amount, for its own account, at the Fronting Commission Rate on the aggregate of the LC Value of the Letter(s) of Credit and Required Interest Amount, on each Participating Lender LC Commission Payment Date. The aforesaid writings shall form an integral part of this Agreement and such writings shall be provided to the Facility Agent.

(ii)	The Borrower shall pay to each Participating Lender, in advance, Participating Lender Commission at the Participating Lender Commission Rate on their proportionate Participating Interests in the Letter(s) of Credit calculated for the LC Commission Period, in advance, in the first instance, on the date of the opening of the Letter of Credit and thereafter, on the day falling every 90 (ninety) days thereafter (the “Participating Lender Commission Payment Date”). The aforesaid writings shall form an integral part of this Agreement and such writings shall be provided to the Facility Agent.

(iii)	Additionally, the Borrower shall pay such other fees and charges as are set forth in any letter or other agreement between the Borrower and any Rupee Lender which states that it is a Fee Letter under this Agreement. The Borrower shall also pay commission or other bank charges and out of pocket charges (at actuals) including but not limited to remittance of monies to the Beneficiary, SWIFT, telex, telephone, facsimile, air mail and courier charges, and all other costs, charges and expenses incurred at any time by the Issuing Bank, (including any payment made or liability incurred on behalf of the Borrower, together with interest, costs, charges and expenses thereon) with respect to the issue, amendment, renewal, extension, maintenance or payment under the Letter(s) of Credit.

4.1.5	Receipt of Claim

If the Beneficiary or the Confirming Bank, if any, presents a claim under the Letter(s) of Credit to the Issuing Bank, the procedure provided under Clause 3.4.7(ii) hereof shall become applicable.

FACILITY AGREEMENT

4.1.6	Payment of Claimed Amount

Unless a payment under any Letter(s) of Credit is restrained by an order of a competent court, the Issuing Bank shall be at liberty to make payment of the Claimed Amount under the relevant Letter(s) of Credit on the Payment Date if the claim or demand of the Beneficiary or the Confirming Bank, if any, is otherwise found to be in order by the Issuing Bank.

All payments by the Issuing Bank issuing the LC to the Beneficiary shall be made directly to such Beneficiary without the requirement of routing the funds through the Account.

4.1.7	Validity Period, Payment Date, etc for LC

Notwithstanding anything to the contrary contained anywhere in this Agreement and the other Financing Documents, the validity period of any LC and/or the Usance Period, if any, for any LC and/or the Payment Date for any LC, shall not exceed the Availability Period.

4.1.8	Failure by a Participating Lender to Pay

(i)	In the event any Participating Lender fails to make payments to the Issuing Bank in terms of this Agreement, the Borrower shall pay such amounts to the Issuing Bank. The Borrower may also substitute any such defaulting Participating Lender at any time after its default with another bank or financial institution acceptable to the Issuing Bank acting reasonably, provided that no replacement of a Participating Lender or any other provision of any Financing Document shall be deemed to release any Participating Lender from such of its obligations under the Financing Documents which are not substituted as a result of replacement of such Participating Lender. The Issuing Bank may also set-off any amount due but unpaid from a Participating Lender hereunder against any credit balance or assets of the defaulting Participating Lender lying with the Issuing Bank at any time.

(ii)	Notwithstanding the Issuing Bank exercising any right of set-off, counter-claim, lien or any other right against any credit balance or assets of the Borrower lying with such Participating Lender, the Participating Lenders shall continue to be unconditionally and irrevocably liable to reimburse the Issuing Bank in the manner as provided under this Agreement.

(iii)	All payments by the Borrower or the Participating Lenders to the Issuing Bank under Clause 3.4.7 hereof and this Clause 4.1.8 and shall be made directly to the Issuing Bank without the requirement of routing the funds through the Accounts.

(iv)	If the Borrower pays directly to a Participating Lender its pro rata share of the expenditure incurred / amounts paid by the Issuing Bank in connection with the Letter(s) of Credit, and such Participating Lender has not reimbursed the monies incurred / expended by the Issuing Bank, then such Participating Lender shall forthwith on demand by the Issuing Bank repay/pay to the Issuing Bank the amount of such payment together with interest thereon at the Default Rate over and above Interest at the Interest Rate of the Issuing Bank till receipt of payment.

FACILITY AGREEMENT

4.1.9	Maintenance of Accounts and Records

(i)	The Issuing Bank will furnish copies of the Letter(s) of Credit to the Participating Lenders, the Borrower and the Facility Agent soon after issuance thereof, for their record.

(ii)	The Issuing Bank shall open and maintain a control account or accounts according to its normal practice showing the Earmarked Amount and the LC Value of the Letter(s) of Credit issued and outstanding and interest accrued, if any, and the amount of any other sum due from the Borrower including payment that may have been made by the Issuing Bank under any Letter(s) of Credit and all payments with respect thereto made to the Issuing Bank, from time to time, by the Borrower and/or any other Person.

In any legal action or proceedings that may be taken by the Issuing Bank for itself and/or on behalf of the Participating Lenders, such control account or accounts shall, save for manifest error, be conclusive as to the total amount of principal, interest, commission and other sums due from the Borrower to the Issuing Bank and/or the Participating Lenders in respect of the Letter(s) of Credit issued under this Agreement and/or the other Financing Documents.

(iii)	The Issuing Bank shall also maintain a memorandum (mirror) account in the name of each Participating Lender showing (i) the Earmarked Amount of the Letter(s) of Credit issued and outstanding; (ii) the LC Value of the Letter(s) of Credit issued and outstanding, the Participating Interest of each Participating Lender in respect of its liability thereunder; (iii) the amount of any sum including interest, if any, due from the concerned Participating Lender in respect of or pursuant to its participation in the Letter(s) of Credit and all payments with respect thereto made to the Issuing Bank by such Participating Lender; (iv) the distribution of pro rata payment(s) made by the Issuing Bank to the Participating Lenders from time to time according to their respective entitlement. Each such memorandum account shall be conclusive as to the amount due to or from each of the Participating Lenders from time to time, save for manifest error.

(iv)	Each of the Participating Lenders shall share the risk to the maximum extent of their Participating Earmarked Amount for each Issuing Bank LC and shall irrevocably, unconditionally and promptly reimburse, from time to time, an amount equivalent to their Participating Interest to the Issuing Bank. The Borrower’s liability to the Issuing Bank for repayment of all amounts so paid by the Issuing Bank shall not be affected by virtue of the arrangements entered into between the Issuing Bank and the Participating Lenders for sharing the risk as stated above.

4.1.10	Advances

It is hereby clarified that the procedure specified in Clause 3.4.1 for making of Disbursement shall apply with respect to each LC Issuance but shall not be applicable with respect to (a) any payment under Letter(s) of Credit and/or (b) any Rupee Advance pursuant to any payment under such Letter(s) of Credit.

FACILITY AGREEMENT

4.2	LC Issuance under the LC Lenders’ LC Facility

4.2.1	Availability

(i)	If any Disbursement which has been requested, is for seeking an LC Lender LC, the Borrower shall, along with the Notice of Drawdown and Drawdown Certificate, provide the Facility Agent with a Documentary Credit Application in a form and manner acceptable to the relevant LC Lender issuing the LC, along with such documents in connection with the contracts and/or arrangements with the Beneficiary as may be required by such LC Lender.

(ii)	Upon receipt of the Documentary Credit Application, and provided the Facility Agent has issued a Lending Confirmation Notice, the LC Lender to whom such Documentary Credit Application has been made shall, in accordance with the terms of this Agreement and its rights and obligations therein, open one or more usance or sight LCs, subject to the terms and conditions specified in this Agreement, for an amount equivalent to the Earmarked Amount for a tenor (including the Usance Period) not greater than the Availability Period with respect to Rupee Lenders. Provided however that the LC Lender shall not be obliged to issue any LC if on issuance of the same, the aggregate of the Earmarked Amount (inclusive of Required Interest Amount and duties, cesses, taxes) and corresponding Devaluation Amount, if any, shall exceed the Remaining LC Commitment of such LC Lender.

(iii)	The Borrower shall submit to the LC Lender issuing a Foreign Currency LC, the exchange control copy of the relative customs bills of entry within the time limit stipulated by RBI.

(iv)	Any payments of the Claimed Amount, shall constitute a Rupee Advance from such LC Lender to the Borrower under this Agreement to the extent of the Crystallized Rupee Amount of such Claimed Amount or the value of the Claimed Amount, as the case may be, and shall be repayable as a Rupee Loan in accordance with the terms of this Agreement.

The Borrower irrevocably and unconditionally authorizes the Facility Agent and the LC lender issuing the LC to take all such actions as may be required for the above purpose.

(v)	Without prejudice to the generality of Clauses 4.2.1 (i) to (iv) above, the Borrower irrevocably and unconditionally:

(a)	authorises the LC Lender to pay any demand made under a Letter of Credit issued by it, which appears on its face to be in accordance with the relevant Letter of Credit:

i.	without investigation by the LC Lender or confirmation from the Borrower or any other Person; and

ii.	notwithstanding that the Borrower may dispute the validity of any such demand;

FACILITY AGREEMENT

(b)	agrees that the LC Lender is authorised to determine, at its sole discretion, whether a demand complies with the relevant Letter(s) of Credit the provisions of UCPDC-ICC 600, or is discrepant, and upon a payment being made or a determination being made by the LC Lender of a valid demand having been made, the demand will be conclusive evidence that the demand is correct and has been properly made. The Borrower shall not be entitled to and hereby irrevocably waives all rights and entitlements to claim against, object or dispute the aforesaid determination of the LC Lender or any payments made by the LC Lender under the Letter(s) of Credit, pursuant to such determination whether or not finally the demand was determined to be discrepant;

(c)	agrees that the LC Lender deals in documents only and shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Borrower and any other Person;

(d)	agrees that this Clause 4.2.1 shall apply in respect of amounts paid under any demand without regard to:

i.	the sufficiency, accuracy or genuineness of any demand or any certificate or statement in connection with any demand; or

ii.	any incapacity of, or limitation upon the powers of, any person signing or issuing any demand or certificate or statement in respect of any demand.

(e)	agrees that if the LC Lender pays any demand under a Letter of Credit such amount shall be regarded as having been properly paid for the purposes of this Agreement and shall be deemed as a Rupee Advance;

(f)	the Documentary Credit Application shall be deemed to have been accepted by the LC Lender when advice of the issuance of the relevant LC has been sent to the relevant Beneficiary through SWIFT/tested telex/airmail;

(g)	the date of receipt of the Documents by the LC Lender under the Letter(s) of Credit as registered in the records of the LC Lender shall be conclusive and binding on it.

(vi)	The Borrower agrees, confirms and declares that:

(a)	the import of Goods is/are not in contravention of the foreign exchange directions relating to imports including inter alia the Foreign Trade Policy and/or Exim Policy guidelines prescribed by the GOI from time to time and/ or any other guidelines/ directives issued by the RBI from time to time;

(b)	prior to opening a Foreign Currency LC, the Borrower shall have a valid ‘Import Export Code’ number assigned by the Director General of Foreign Trade and is authorized to undertake import of the Goods;

(c)	the transaction covered under any Foreign Currency LC does not involve and is not designed for the purpose of any contravention or evasion of the provisions of Foreign Exchange Management Act, 1999 or of any rule, regulations, notifications, direction or order made thereunder or of any other law, rule, regulation or direction;

FACILITY AGREEMENT

(d)	the Letter(s) of Credit may be amended and/or modified by the LC Lender in its absolute discretion upon receipt of written request from the Borrower as duly confirmed by the Facility Agent and in such an event, such amendment/modification will be deemed to form part of the Documentary Credit Application and will be governed by the terms hereof;

(vii)	The Borrower agrees that the transmission of all instructions and communications under the Letter(s) of Credit and the shipping of Documents and the Goods thereunder are entirely at the risk of the Borrower. The LC Lender or its respective correspondents or agents shall not be responsible for any error or delay in such transmission or loss or delay in delivery of the Documents or the Goods.

4.2.2	Indemnity from the Borrower

The Borrower hereby agrees to pay to the LC Lender on demand, all costs (including legal costs on full indemnity basis) customs duty, penalty, demurrage, storage charges, clearing and forwarding charges and all other charges and expenses including any costs and losses incurred by any of them on account of devaluation of Rupee against the Foreign Currency, in excess of the Devaluation Amount, with respect to a Letter of Credit issued under the terms of this Agreement and/or in connection with the Goods and/or the documents of title to Goods covered by a Letter(s) of Credit issued under this Agreement, including for re-shipment thereof for any reason whatsoever, or in the exercise or enforcement of any right or power hereby conferred or otherwise howsoever, and further agrees and undertakes to hold the LC Lender safe and harmless and keep it indemnified against any claim, action or proceedings made or brought against it, its correspondents or agents, as also against any liability or loss incurred or suffered by it, its correspondents or agents by reason of an issuance of a Letter(s) of Credit and/or any payments of any amounts under any Letter(s) of Credit, including payments outside India to the Beneficiary or the Confirming Bank, which have been issued.

4.2.3	Charges

The Borrower shall pay to each LC Lender issuing the LC, in advance, the LC Lender Commission at the LC Lender Commission Rate on the Earmarked Amount of each Letter(s) of Credit calculated for the LC Commission Period, in the first instance, on the date of the opening of such Letter of Credit and thereafter, on the day falling every 90 (ninety) days thereafter (the “LC Lender Commission Payment Date”).

4.2.4	Advances

It is hereby clarified that the procedure specified in Clause 3.4.1 hereof for making of Disbursement shall apply with respect to each LC Issuance but shall not be applicable with respect to any Rupee Advance made for any payment under such Letter(s) of Credit.

FACILITY AGREEMENT

4.2.5	Receipt of Claim

If the Beneficiary or the Confirming Bank, if any, presents a claim under the Letter(s) of Credit to the LC Lender issuing the LC and the LC Lender, at its sole discretion, determines that the claim is valid and the Documents, if any, submitted along with claim are non-discrepant or is satisfied that the discrepancies have been resolved, then the LC Lender shall make payments to the Beneficiary or the Confirming Bank, if any, of the Claimed Amount in the manner required under such Letter(s) of Credit.

4.2.6	Validity Period, Payment Date, etc for LC

Notwithstanding anything to the contrary contained anywhere in this Agreement and the other financing documents, the validity period of any LC issued under this Agreement and/or the usance period, if any, for any LC issued under this Agreement and/or the Payment Date for any LC issued under this Agreement shall not exceed the Availability Period.

4.2.7	Liability of and payments of amounts called under LCs

(i)	Payment by the Borrower

The LC Lender issuing the LC shall, on or prior to the Payment Date, issue a notice (“LC Lender Notice of Demand”) to the Facility Agent and the Borrower, specifying the following:

(a)	the Claimed Amount (in case the Claimed Amount was payable in Foreign Currency, the Crystallized Rupee Amount of such Claimed Amount); and

(b)	the Payment Date.

(ii)	The Crystallized Rupee Amount of any Claimed Amount or the value of the Claimed Amount, as the case may be, shall, from the date of payment of such Claimed Amount to the Beneficiary or the Confirming Bank, be deemed to be a Rupee Advance from such LC Lender.

4.2.8	Maintenance of Accounts and Records

(i)	The LC Lender issuing the LC will furnish copies of the Letter(s) of Credit to the Facility Agent soon after issuance thereof, for its record.

(ii)	The LC Lender issuing the LC may open and maintain a control account or accounts according to its normal practice showing the amount of the Letter(s) of Credit issued and outstanding and interest accrued, if any, and the amount of any other sum due from the Borrower including payment that may have been made by the LC Lender under any Letter(s) of Credit and all payments with respect thereto made to the LC Lender, from time to time, by the Borrower and/or any other Person.

FACILITY AGREEMENT

In any legal action or proceedings that may be taken by the LC Lender issuing the LC, such control account or accounts shall, save for manifest error, be conclusive as to the total amount of principal, interest, commission and other sums due from the Borrower to the LC Lender issuing the LC in respect of the Letter(s) of Credit issued under this Agreement and/or the other Financing Documents.

4.3	Utilisation of Devaluation Amount

(i)	The Borrower agrees and acknowledges that if at any time on account of devaluation in the value of Rupee against the Foreign Currencies in which Foreign Currency LCs have been issued, the amount payable by the LC Lender upon a demand being made against the LC Lender or the Participating Lenders upon a demand being made against it by the Issuing Bank is higher than the Earmarked Amount, then such amount shall be paid by the LC Lender or the Participating Lender, as the case may be, by drawing upon the Devaluation Amounts earmarked for such LC.

If the difference is higher than the amount of such earmarked Devaluation Amount, then such difference shall be paid in immediately available funds by the Borrower to the relevant LC Lender or the Participating Lenders, and in any case on or before the Payment Date.

If such amounts are not paid on or before the relevant Payment Date, then the Borrower shall on such defaulted amounts pay interest which shall be equal to the rate equal to the Default Rate, over and above Interest at the Interest Rate and shall be compounded monthly till actual payment. Payment of such interest shall not absolve the Borrower of its obligations to pay such sums and failure to pay such sums, notwithstanding the payment of interest on such sums, shall be an Event of Default. Any utilisation of the Devaluation Amount shall be a Rupee Advance and shall have all the benefits and entitlements of a Rupee Loan.

(ii)	If after paying the entire Earmarked Amounts in relation to a Foreign Currency LC, the entire value of the earmarked Devaluation Amount for such LC is not utilised, then such unutilised portion of the Devaluation Amount shall be added to the Available Rupee Commitment and shall be available to the Borrower to avail as Rupee Drawdowns.

5.	CANCELLATION OF THE FACILITIES

5.1	The Borrower shall not cancel the undrawn/ undisbursed Rupee Commitments of any Lender or any part thereof without the prior written approval of all the Lenders, except as provided under Clause 3.6.2 hereof.

5.2	No notice of voluntary cancellation will be effective or permitted unless the Borrower has demonstrated to the Lenders that following the proposed cancellation there will be sufficient alternative funding to fund the Estimated Project Costs in order to achieve the Project COD.

FACILITY AGREEMENT

5.3	Notwithstanding anything to the contrary contained herein, the Lenders shall have the right to unconditionally cancel the whole or any part of their respective Available Rupee Commitments without any prior notice, in the event:

(i)	the Rupee Commitments or any part of the Rupee Commitments are not utilized by the Borrower, and/or

(ii)	there is a deterioration in the loan accounts of the Borrower in any manner whatsoever.

6.	CONDITIONS PRECEDENT

6.1	Conditions Precedent to First Disbursement:

The Initial Disbursement shall be subject to the fulfilment (or waiver in accordance with Clause 6.4 hereof), in a manner satisfactory to the Lenders, of all the conditions set forth below and each of the conditions set forth in Clause 6.2 hereof:

6.1.1	Funding

(a)	The Borrower shall have demonstrated to the Lenders that satisfactory arrangements have been made for tie-up of the entire Equity Requirement by way of Share capital, Quasi Equity from the Sponsor and Internal Accruals.

(b)	The Facility Agent shall have received evidence from the Statutory Auditor that 25% (twenty five per cent) of the Equity Requirement (excluding amounts to be contributed by way of Internal Accruals as per the Financing Plan) required for the Project has been infused by the Sponsor as Equity.

6.1.2	Material Project Documents:

The Borrower shall have executed all the Material Project Documents which should have been executed, as per the Project Progress Schedule, on or before the date of Initial Disbursement in relation to the Project. Such Material Project Documents shall be reviewed by LIE and LLC and the Borrower shall have carried out the necessary modification in the Material Project Documents as may be required by the Lenders.

6.1.3	The Borrower shall have obtained the Corporate Guarantee from the Guarantor and furnished to the Facility Agent.

6.1.4	The Sponsor shall have complied with all such obligations under the Sponsor Support Agreement as are required to be complied with prior to the date of Initial Disbursement.

6.1.5	The Borrower shall have executed the Technology Supply Agreement with GAMI for Jharsuguda Smelter. Such agreement shall have been reviewed by the LIE and LLC.

6.1.6	The Estimated Project Cost, along with the associated Financing Plan and Construction Budget shall have been reviewed by LIE, and the Borrower shall have addressed any concerns and/ or issues which may have arisen as a result of such review to the satisfaction of the Lenders. Such and the reviewed Estimated Project Cost shall form the basis of the Financing Plan.

FACILITY AGREEMENT

6.1.7	The Borrower shall have removed such Directors from its Board, whose names appear in any list of wilful defaulters circulated by RBI or get the names of such Directors deleted from such list or any other similar lists from time to time. In case a similar name of a Director of the Borrower exists in any list of wilful defaulters circulated by RBI, then a sworn affidavit from such Director or any other document as may be accepted by the Lenders shall be obtained by the Borrower, stating that the such Director, is not related in any way to the to the particular company whose director’s name is on the list of wilful defaulters.

6.1.8	Insurance Contracts

The Borrower shall have finalised the insurance package and shall have submitted the same to the LIA/ Lenders for review.

6.1.9	Legal Opinions

The Lenders shall have received legal opinions (in a form and manner satisfactory to the Facility Agent), each dated not earlier than 5 (five) Business Days prior to the date of Notice of Drawdown and Drawdown Certificate in relation to the Initial Disbursement from the following persons:

(A)	an advocate of repute, entitled to practice in India, appointed by the Borrower and acceptable to the Facility Agent / in-house counsel of the Borrower, pertaining to the validity and enforceability of the Project Documents existing as on the date of such opinion against the Borrower;

(B)	LLC pertaining to the validity and enforceability of the Security Documents, existing as on the date of such opinion, and pertaining to compliance of Conditions Precedent to Initial Disbursement based on the information supplied by the Borrower; and

(C)	an advocate of repute, entitled to practice in England and Wales, appointed by the Obligors and acceptable to the Lenders who is entitled to practice in England and Wales, pertaining to the validity and enforceability of the Sponsor Support Agreement and the Corporate Guarantee;

The Borrower shall render all necessary assistance and co-operation to the aforesaid Persons to ensure that they are able to provide the said opinions in a form and manner satisfactory to the Facility Agent.

6.1.10	Due Diligence Reports

The LIE, LLC and the LIA shall have each conducted a detailed due diligence of the Project / Project Documents (including inter alia, review of all the Material Project Documents) prior to Date of CP Satisfaction and the Facility Agent shall have received the respective due diligence reports from the LIE, LLC and LIA, of the detailed due diligence undertaken by them.

FACILITY AGREEMENT

The Borrower shall have agreed that the Lenders reserve the right to require the Borrower to carry out such changes as are recommended by the LIE, LIA and/ or LLC, as applicable, to the satisfaction of the Lenders. The Borrower shall have also agreed to carry out the necessary modifications in the aforesaid contracts as may be required by the Lenders in consultation with the Borrower.

6.1.11	Project Schedule

(i)	The Lenders shall have received the final copies of the Project Schedule, organization chart, the Construction Budget and Drawdown Schedule, as reviewed by the LIE and such documents shall be in accordance with the Banking Base Case.

(ii)	The Facility Agent shall have approved the Construction Budget and the Project Schedule.

6.1.12	Clearances

The Borrower shall have obtained all requisite statutory, regulatory and other Clearances, as may be required and applicable, depending on the status of implementation/operation of the Project, up to the date on which Initial Disbursement is being sought for the Project and agreed to maintain and comply with all conditions of such Clearances at all times. The LIE and the LLC shall have reviewed the position of various Clearances required by the Borrower till the date of Initial Disbursement and the results of such review should be to the satisfaction of the Lenders.

6.1.13	Corporate Authorisations, Documents and Proceedings

The Facility Agent shall have received the following corporate documents, resolutions and other documents in each case certified by the appropriate officers of such Person to which such corporate document, resolution or other document pertains:

(A)	(i)	up-to-date certified true copy of the amended Memorandum and Articles of Association of the Borrower incorporating any change, in relation to the rights and privileges of the Secured Parties under the Financing Documents, by the Lenders, if required and

	(ii)	certificate of incorporation and commencement of business of the Borrower;

(B)	certified true copy of resolutions of the board of directors of the Borrower:

	(i)	approving the terms and execution of, and the transactions contemplated by the Transaction Documents;

	(ii)	authorizing, (a) the affixation of the common seal on the respective Transaction Documents, and/or (b) a director or directors or other authorized executives to execute the Transaction Documents;

	(iii)	authorizing a Person or Persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents; and

FACILITY AGREEMENT

(C)	recent certified annual audited balance sheet, profit and loss account statements, un-audited accounts and the Statutory Auditor’s report of the Borrower;

(D)	certified copy of the Borrower’s Board resolution and shareholders resolution under Section 293 (1) (a) and Section 293 (1) (d) of the Companies Act;

(E)	a certificate of the Statutory Auditors of the Borrower confirming that the borrowing or the availing of Rupee Facility under this Agreement would not cause any borrowing limit binding on the Borrower to be exceeded;

(F)	a certificate of the company secretary or director of (i) the Borrower confirming that the Borrower and its Directors have the necessary powers under the constitutional documents of the Borrower to borrow or avail the Rupee Facility and execute this Agreement and the Transaction Documents that the borrowing or availing of the Rupee Facility under this Agreement would not cause any borrowing limit binding on the Borrower to be exceeded; and (ii) each of the Obligors other than the Borrower certifying that such Obligor and its directors and their Authorized Officers have the necessary powers and authority under the constitutional documents to enter into the Sponsor Support Agreement and other Financing Documents and to execute the respective presents thereto;

(G)	all necessary corporate resolutions or authorisations and/or appropriate officers’ and/or secretaries’ certificates from the Borrower as the Facility Agent may reasonably require for the purposes of evidencing the validity, effectiveness and enforceability of the Financing Documents against the Borrower;

(H)	copies of form 8, the cash receipt certificate thereof, and such other evidence as the LLC recommends which is required to evidence the creation and registration of Security, which is required to be created prior to Initial Disbursement.

6.1.14	Statutory Auditors

(i)	The Borrower shall have appointed the Statutory Auditors.

(ii)	The Lenders shall have received a certificate, to their satisfaction, from the Statutory Auditors with respect to the audit of Project Costs incurred by the Borrower prior to the date of Initial Disbursement.

6.1.15	Borrowing Power

There shall not have occurred any event that would restrict directly or indirectly the Borrower’s borrowing power or authority or its ability to borrow under the Financing Documents due to any provision in its Memorandum and Articles of Association or any provision contained in any document by which the Borrower is bound, or any Applicable Law, and the Borrower shall have provided to the Facility Agent satisfactory evidence of the same along with a certificate to this effect from its Authorised Officer.

6.1.16	Fees, Expenses

(i)	The Borrower shall have paid to the Lenders the Up-front Fee as is due and payable on such date and any other fees and charges payable in relation to the Rupee Facility in terms of the Financing Documents and all Interest Tax and other Taxes thereof.

(ii)	The Borrower shall have paid to the LIE, LIA and LLC all the fees, charges and expenses as are due and payable on such date to each in relation to the performance of their respective obligations under the Transaction Documents or the arrangements of the Lenders/Borrowers with them.

FACILITY AGREEMENT

6.1.17	MoU for Balance Power

The Borrower shall have entered into a Memorandum of Understanding with Sterlite Energy Limited for procurement of balance power requirement from the 2,400 MW power plant of Sterlite Energy Limited for Jharsuguda Smelter.

6.2	Conditions Precedent to Each Disbursement

Any Disbursement (other than a Interim Disbursement) shall be subject to the prior fulfilment (or waiver in accordance with Clause 6.4), in a manner satisfactory to the Lenders (in case of Initial Disbursement) and in a manner satisfactory to the Facility Agent (in case of all other Disbursements) of all the conditions set forth below,:

6.2.1	Obligations

(i)	The Borrower shall have provided a certificate signed by an Authorized Officer of the Borrower and expressed to be effective as of the date of the relevant Disbursement, stating that the no Potential Event of Default or Event of Default has occurred and is continuing and the Borrower is in compliance with all provisions of all Material Project Documents and Financing Documents

(ii)	The Borrower shall have paid all fees, expenses and other charges then payable by it under the Financing Documents.

6.2.2	Disbursement Certifications

(i)	The Borrower shall have delivered to the Facility Agent, duly completed and in substance satisfactory to the Facility Agent, a Notice of Drawdown and Drawdown Certificate itemising the use of the Disbursement proceeds.

(ii)	In the case of Rupee Drawdowns, the Borrower shall have delivered to the Facility Agent a certificate from the LIE certifying (a) that the proceeds of any Rupee Drawdowns being made shall be required (i) in the period of 90 (ninety) days following the Disbursement Date for the purposes of the Project; and/or (ii) to pay for the expenditure incurred for the purposes of the Project on or prior to the Disbursement Date, in each case for which previously Rupee Drawdowns had not been made, and (b) that the Rupee Drawdown is in conformity with the requirements of the Drawdown Schedule and the Project Schedule, except as modified or approved by the Lenders, and Banking Base Case. It is hereby clarified that nothing in this Clause shall be deemed to preclude the Borrower from seeking Rupee Drawdowns more than once in a period of 90 (ninety) days.

FACILITY AGREEMENT

(iii)	In the case of LC Issuance, the Borrower shall have delivered to the Facility Agent a certificate from the LIE certifying that the LC Issuance being made is required for the purposes of the Project in terms of duly executed Project Documents.

(iv)	Each Notice of Drawdown and Drawdown Certificate shall be accompanied by a certificate from the Statutory Auditor (in case of Initial Disbursement) and Statutory Auditor/ any practising chartered accountant (in case of other Disbursements, including Interim Disbursement) regarding sources and uses of funds previously utilised for the Project including details of interest paid to the Sponsor on Quasi Equity (payment of such interest as may be permitted under this Agreement), provided that if the certificate is obtained from a practising chartered accountant, the Borrower shall furnish a certificate of confirmation from the Statutory Auditor within a period of 6 (six) months.

The amounts brought in by way of Quasi Equity to pay interest on Quasi Equity shall be excluded from the expenditure incurred on the Project for calculating the amount to be disbursed and only the balance amount shall be included for the purpose of calculating the amount to be disbursed.

(v)	The Facility Agent shall have received a written confirmation from the Borrower that all conditions for Disbursement in Clauses 6.1, 6.2 and 6.3 hereof have been satisfied.

6.2.3	Debt Equity Ratio

The Facility Agent shall have received a certificate from an Authorized Officer of the Borrower that both before and after giving effect to such required Rupee Drawdown and taking into account the Equity then required to have been funded concurrently therewith, the Debt Equity Ratio of the Borrower is no greater than 60:40.

6.2.4	Events of Default, Legal Proceedings, Representations and Warranties

(i)	The Borrower shall have provided a certificate issued by an Authorized Officer of the Borrower dated the same date as the Notice of Drawdown and Drawdown Certificate stating that all representations and warranties of the Borrower under the Financing Documents and to the knowledge of the Borrower, all representations of the Obligors under the relevant Financing Documents, are true and correct as of the date of such certification and will be true and correct on the Disbursement Date in all respects with the same force and effect as though such representations and warranties have been made on and as of such date.

(ii)	The Borrower shall have provided to the Facility Agent, a certificate from an Authorized Officer of the Borrower stating that, to its knowledge, (a) there are no Legal Proceedings pending or threatened in India or any other jurisdiction affecting the obligations of the Borrower under the Financing Documents or any Material Project Documents which should have been executed prior to the Disbursement Date, which has, or could reasonably be expected to have a Material Adverse Effect,

FACILITY AGREEMENT

(b) there are no Legal Proceedings regarding the effectiveness or validity of any of the Clearances that have been obtained for the Project or any of the Financing Documents which has, or could reasonably be expected to have a Material Adverse Effect, and (c) there are no Events of Default or Potential Events of Default which are subsisting or as a result of making of the Disbursement are likely to arise.

(iii)	The Borrower shall have provided to the Facility Agent, a certificate of an Authorized Officer of the Borrower stating that (a) to its knowledge and belief, there are no Legal Proceedings pending or threatened in India or any other jurisdiction which, if adversely determined, could be expected to have a Material Adverse Effect, including Legal Proceedings (1) against the Obligors and/or the Material Project Participants, (2) relating to the Project, or (3) regarding the effectiveness or validity of any of the Financing Documents or Material Project Documents which should have been executed prior to the Disbursement Date, and (b) the Project and the Borrower are in compliance in all material respects with all Applicable Laws.

(iv)	The Borrower shall certify that no event has occurred with respect to the Project, or the Borrower which could have a Material Adverse Effect.

6.2.5	Security

(i)	The Borrower shall have created, perfected and maintained the Security Interest in the Project, as envisaged under this Agreement and other Financing Documents, within such period as prescribed therefor in the Agreement and the corresponding Security Documents shall have been executed and be in force. Any further disbursement pending creation and/or perfection of security shall be at the sole discretion of the Lenders.

(ii)	Each of the Security Documents then executed and the Security Interest over the assets created thereunder in favour of the Security Trustee for the benefit of the Lenders shall be in full force and effect. The creation and/or perfection of the Security Interest required to be obtained prior to the date of the particular Disbursement shall be subject to review by and to the satisfaction of the LLC.

(iii)	All necessary Clearances for the creation and perfection of the Security to be created prior to the Disbursement Date including under Section 281 (1)(ii) of the Income Tax Act, 1961, shall have been obtained to the satisfaction of the Lenders, and all such Clearances shall be in full force and effect.

6.2.6	Permits and Consents

(i)	The Borrower shall have confirmed that all Clearances and corporate approvals previously obtained remain in full force and effect and no event has occurred which would render void any of the above.

(ii)	The Borrower shall have obtained and cause to be maintained in full force and effect all the Clearances, including the necessary approvals required to be obtained prior to the Disbursement Date, depending on the status of the implementation/operation of the Project and/or entered into a memorandum of understanding with the GOO, if required, in respect of each Project Module, forming a part of the Project, for which the Disbursement is being sought.

FACILITY AGREEMENT

6.2.7	Reports

The Borrower shall have provided the most recent construction progress report confirmed by the LIE (the “Construction Progress Report”) indicating:

(i)	that construction of the Project is proceeding in accordance with the Project Schedule and Construction Budget delivered prior to the date of Initial Disbursement and as may be amended from time to time as provided in this Agreement, provided if it is not so proceeding, the Borrower shall have confirmed (and the LIE should have concurred) that the variance from the Project Schedule and Construction Budget shall not have an adverse effect on the ability of the Borrower to satisfy its obligations under the Transaction Documents or for the completion of the Project by the Scheduled COD;

(ii)	that the sum of (A) the aggregate of all amounts available but undrawn/ undisbursed under this Agreement, (B) proceeds of insurance received or due and available to the Borrower for utilisation for the Project, (C) Loss Proceeds lying unutilised with the Borrower, (D) Contractual Damages and other amounts which have been received or due pursuant to the Transaction Documents; (E) any unfunded obligation pursuant to the provisions of the Sponsor Support Agreement, equals or exceeds the sum of the amount necessary to pay all remaining Project Cost which have been or are reasonably likely to be incurred in connection with the Project in order to achieve the Project COD, provided however that amounts in (B), (C) and (D) shall be counted only if the Lenders have approved that such amounts can be used for the purposes of the construction of the Project.

6.2.8	Sponsor Obligations

The Borrower shall have furnished confirmation from a practising chartered accountant or the Statutory Auditor to the satisfaction of the Facility Agent that the Sponsor has fulfilled all its obligations under the Sponsor Support Agreement then due including contributing any amounts towards Equity in the Borrower in terms of the Financing Plan or any other funds required to be contributed by the Sponsor in accordance with the Sponsor Support Agreement; provided that if the certificate is obtained from a practising chartered accountant, the Borrower shall furnish a certificate of confirmation from the Statutory Auditor within a period of 6 (six) months.

6.2.9	Absence of Unsatisfied CP Notice and Drawstop Notice

The Facility Agent shall not have received any instruction to issue or received an Unsatisfied CP Notice or Drawstop Notice with respect to such Disbursement, which has not been withdrawn or revoked.

FACILITY AGREEMENT

6.2.10	Transaction Documents

(i)	The Borrower shall have certified that each of the Transaction Documents which should have been executed by the Disbursement Date have been executed by the respective parties thereto and have become effective and enforceable in accordance with their respective terms. If requested by the Facility Agent, the Borrower shall have provided copies thereof to the Lenders together with a certificate of the Borrower to the effect that each such Transaction Document is true, correct and complete in all respects, and in full force and effect.

(ii)	The Borrower shall have provided a certificate confirming the fulfillment of the conditions precedent by each of the contracting parties to each of the Material Project Documents which should have been executed by such Disbursement Date; in the event the Borrower is aware of the conditions precedent in any of the aforesaid Material Project Documents having not been fulfilled, the Borrower shall inform the Lenders of the reasons for such non-fulfilment, and such reasons shall be to the satisfaction of the Lenders.

(iii)	The Borrower shall have furnished duly executed copies of each of the Financing Documents as may be required by the Lenders to have been executed since the previous Disbursement and till the Disbursement Date of the requested Disbursement, in accordance with the terms of this Agreement, along with the necessary Board resolutions, shareholder resolutions or any other authorisations if required under Applicable Law.

6.2.11	Documentary Credit Application

If any Disbursement which has been requested is for seeking an LC Issuance, then the Borrower shall provide the Facility Agent with a Documentary Credit Application required by the relevant LC Lender or the Issuing Bank which is issuing the LC in a form and manner acceptable to such LC Lender or the Issuing Bank.

6.2.12	Sponsor’s Subdebt Contribution

The Borrower shall have provided evidence to the Lenders that the Sponsor has made available and funded the Borrower with monies as part of the Sponsor Subdebt, an amount which to the amounts being sought as Rupee Loans from the Lenders bears the same ratio which the Sponsors Subdebt bears to the Rupee Facility. Provided, however, that if at the time of Disbursement, the aggregate amount already funded as Sponsor Subdebt is not less than the amount required to be funded by way of Sponsor Subdebt at such time, then the requirements of this Clause 6.2.12 shall not apply.

6.3	Condition Precedent to Effectiveness:

The obligation of the Lenders to make available the Rupee Facility and provide Disbursement pursuant to this Agreement shall become effective upon the Borrower fulfilling in a manner satisfactory to the Lenders, unless any waiver is granted by the Lenders in terms of this Agreement, all of the following conditions; it being clarified that the obligations of the Borrower and the rights of each of the Lenders and the Facility Agent under this Agreement shall become effective on the execution of this Agreement:

6.3.1	Project Cost

(i)	The Borrower shall have tied-up the entire debt requirement amounting upto Rs. 16,150 crores (Rupees Sixteen Thousand and One Hundred and Fifty crores only) or shall have procured and furnished to the Lenders an undertaking from the Sponsor to fund any part of the aforesaid debt requirement, which has not been tied up.

FACILITY AGREEMENT

(ii)	The Borrower shall have agreed that the preliminary and preoperative expenses incurred by the Borrower prior to Date of CP Satisfaction, shall be allowed as part of the Project Cost only to the extent that the same are certified either by a practising chartered accountant or the Statutory Auditor and the LIE as relating to the Project and accepted by the Lenders, provided that if the certificate is obtained from any agency other than the Statutory Auditor, the Borrower shall furnish a certificate of confirmation from the Statutory Auditor within a period of 6 (six) months.

(iii)	The Borrower shall have agreed that the expenditure on the Project is as per the Construction Budget. In the event: (i) the Project Cost is less than the Estimated Project Cost or is so determined upon review by the LIE, or (ii) in the event the Project Cost is less than the Estimated Project Cost on account of any savings on account of duties/other taxes, price negotiations or otherwise, then the aggregate amount of Debt and Equity for meeting such costs as per the Financing Plan shall be reduced proportionately. Any reduction in the Rupee Facility shall be applied proportionately across all Lenders.

6.3.2	DSRA

The Borrower shall have undertaken to open a Debt Service Reserve Account with the DSRA Bank within 20 (twenty) days from the date hereof to the satisfaction of the Facility Agent and on and from the date falling 6 (six) months after the Project COD maintain in such Debt Service Reserve Account a balance at least equal to the amount required to meet the payment of principal and Interest obligations of the Borrower for the ensuing 3 (three) months due to the Lenders, or alternatively undertaken to provide a letter of credit/ bank guarantee acceptable to Lenders, for an amount equivalent to meet the payment of principal and Interest obligations of the Borrower for the ensuing 3 (three) months due to the Lenders, in lieu of such deposit.

6.3.3	LIE, LLC, LIA and other agencies

(i)	The Borrower shall have agreed for appointment of LIE, LLC and LIA and any other agencies (together, the “Consultants”) as may be required by the Lenders as per the scope of services to be provided by the Lenders, in consultation with the Borrower. The Borrower shall have also agreed to provide all information reasonably required by the Consultants and shall have undertaken to pay all fees, expenses and other charges payable to such Consultants.

(ii)	The Borrower shall have undertaken to furnish to the Lenders or the Consultants, such information and data as may be required to facilitate monitoring of the physical and financial progress of the Project.

(iii)	The Borrower shall have undertaken that suitable arrangements shall be made for the Project management/ operation and management of the Project prior to Scheduled Project Module Operation Date of the respective Project Module, which shall be reviewed by the LIE.

FACILITY AGREEMENT

6.3.4	The Borrower shall have agreed that the technical configuration of the Project / the Material Project Documents in respect of Lanjigarh Refinery and Jharsuguda Smelter, EPC Contracts, other important executed contracts and approvals received in relation to the Project shall be reviewed by the LIE and/ or LLC and/ or any other consultant as may be reasonably required by the Lenders, and the Borrower shall have undertaken to take all reasonable steps to resolve the issues raised by LIE and/ or LLC and/ or any other consultant, if any, in such reviews to the reasonable satisfaction of the Lenders.

6.3.5	Clearances

The Borrower shall have undertaken to obtain all statutory and non-statutory Clearances required during the implementation and the operation of the Project, which shall be reviewed by LIE.

6.3.6	Corporate Compliance

The Borrower shall have agreed to modify its Memorandum and Articles of Association, if required, for enhancement of the authorized share capital and borrowing power as per the Financing Plan and incorporate any other changes, if required by the Lenders.

6.3.7	Independent/ concurrent auditors/ consultants

The Borrower shall have agreed that the Lenders reserve the right to appoint any independent/ concurrent auditors/ consultants for the review of the Project, as they may deem fit, till the Final Settlement Date.

6.3.8	Undertaking from the Sponsor

The Borrower shall have procured and furnished to the Lenders an undertaking from the Sponsor to the effect that:

(a)	The Sponsor and/or its Affiliates and/ or any other Person shall bring in the entire envisaged Equity Requirement for the Project as per the requirement of the Project and in line with the proposed Financing Plan and Drawdown Schedule.

(b)	The Sponsor and/or its Affiliates shall bring in the Sponsor Subdebt, on terms acceptable to and in a manner and to the satisfaction to the Lenders.

(c)	On and after the Financial Close, the Sponsor shall make available to the Borrower, such amounts of the Sponsor Subdebt, which to the amounts sought as Disbursement at that time, whether by way of LC Issuance, or by way of Rupee Drawdown, bears the same ratio which the Sponsors Subdebt bears to the Rupee Facility. Provided however that if at the time of any Disbursement, the amount already funded as Sponsor Subdebt is not less than the amount required to be funded by way of Sponsor Subdebt at such time, then no further amount shall be required to be funded as Sponsor Subdebt prior to such Disbursement;

FACILITY AGREEMENT

(d)	The Project Cost shall not exceed Rs. 28,300 crores (Rupees Twenty Eight Thousand Three Hundred crores only) and in case of any Project Cost Overrun, the same shall be met by the Sponsor and/or its Affiliates by way of the Cost Overrun Support, without recourse to the Project assets, in a manner and to the satisfaction of the Lenders.

(e)	The Sponsor, either by itself and/or through its Affiliates, shall at all times hold at least 51% (fifty one per cent) of the Shares and management control of the Borrower during the tenure of the Facility.

(f)	The Sponsor shall not have any right to initiate any legal action against the Borrower for recovery/ redemption of Quasi Equity/ Sponsor Subdebt or any dues in respect thereof from the Borrower.

6.3.9	Right to stipulate additional condition

The Borrower shall have agreed that the Lenders have the right to stipulate any other condition, as deemed necessary before the Date of CP Satisfaction.

6.3.10	Refinery Expansion Project

The Borrower shall have undertaken not to commence construction activities or to incur additional expenditure for setting up the Refinery Expansion Project, other than for common facilities that are also required for the Project, as determined by the LIE, till appropriate approvals are received from the Ministry of Environment and Forests and State Pollution Control Board, Orissa. The Borrower shall have also undertaken to not use the proceeds of Disbursements under this Agreement to repay the money brought in by the Sponsor which has been utilised towards the Refinery Expansion Project other than for common facilities that are also required for the Project. Such expenses shall not be included as part of the Equity for determining promoters contribution for the Project.

6.4	No Waiver

6.4.1	No course of dealing or waiver by any Lender or the Facility Agent in connection with any condition of effectiveness of this Agreement or any other Financing Document or any condition of Disbursement under this Agreement or any other Financing Document shall impair any right, power or remedy of any such Lender or the Facility Agent with respect to any other condition of Disbursement, or be construed to be a waiver thereof, nor shall the action of any Lender, or the Facility Agent in respect of any Disbursement affect or impair any right, power or remedy of any Lender or the Facility Agent in respect of any other Disbursement.

6.4.2	Unless otherwise notified to the Borrower by a Lender and without prejudice to the generality of Clause 6.4.1 above, the right of any Lender to require compliance-with any condition under the Agreement or the relevant Financing Documents which may be waived by such Lender in respect of any Disbursement is expressly preserved for the purpose of any subsequent Disbursement.

FACILITY AGREEMENT

6.4.3	Any request by the Borrower for a waiver of a condition in Clauses 6.1, 6.2 and 6.3 hereof shall be in writing and delivered to the Facility Agent and shall contain details of the conditions whose fulfilment is sought to be waived, the reasons for non-fulfilment and the impact of such non-fulfilment on the Project and/or the rights of the Lenders. Within 10 (ten) Business Days of receipt, the Facility Agent shall inform each of the Lenders of the receipt of a request for waiver of a condition in Clauses 6.1, 6.2 and/or 6.3 hereof along with a copy of such request made by the Borrower. Each of the Lenders shall upon receipt of such intimation and in any case within 15 (fifteen) Business Days of the date of such intimation from the Facility Agent give the Facility Agent their views in relation to such request made by the Borrower. The Facility Agent shall in accordance with the terms of the Financing Documents communicate the decision of the Lenders to the Borrower.

6.5	Delivery of Certificates

All the certificates, legal opinions, communications, notices and other documents and papers referred to in Clauses 6.1, 6.2 and 6.3 hereof to be delivered thereunder, unless otherwise specified, shall be delivered to the Facility Agent and in sufficient counterparts and unless otherwise specified, shall be in form and substance satisfactory to the Facility Agent. Notwithstanding the foregoing, all of the certificates, legal opinions, communications, notices and other documents and papers referred to in Clauses 6.1, 6.2 and 6.3 hereof shall be addressed to each Lender and the Facility Agent.

6.6	English Translations

If any Transaction Document, Clearance, notice, certificate, instrument, communication or other document required to be delivered by the Borrower to any Person pursuant to this Clause 6 is not originally executed, delivered or given in English (regardless of whether such requirement arises before or after the Date of CP Satisfaction being achieved to the satisfaction of the Lenders), the Borrower, shall concurrently with the delivery of such Transaction Document, Clearance, notice, certificate, instrument or other document, additionally and at its own expense, provide to such Person (i) in the case of any Transaction Document, any communication from any Government Authority and any Clearance, certified, official English translation prepared by (a) a translator identified as an approved translator for the high court of any State in India or (b) another translator reasonably acceptable to the Facility Agent and (ii) in the case of any other document, an English translation thereof certified by an Authorized Officer of the Borrower to be complete and accurate in all material respects.

7.	REPRESENTATIONS AND WARRANTIES

In order to induce each Lender and the Facility Agent to enter into this Agreement and the other Financing Documents and to make Disbursement in terms thereof, the Borrower makes the following representations and warranties as of the date hereof, and as of the Interim Disbursement Date, Initial Disbursement Date, each subsequent Disbursement Date and as of the date of issuance of each Notice of Drawdown and Drawdown Certificate. Such representations and warranties shall survive the execution of this Agreement.

FACILITY AGREEMENT

7.1	Corporate Organisation and Authorisations

7.1.1	The Borrower (a) is a duly organised and validly existing company under the laws of India and (b) has the power and authority to (1) execute and deliver the Transaction Documents to which it is a party, (2) acquire / possess its property and assets, (3) perform its obligations under the Transaction Documents to which it is a party, (4) undertake the Project, (5) do all things necessary or appropriate in respect of the Project and (6) consummate the transactions contemplated by the Agreement and the other Transaction Documents to which it is a Party.

7.1.2	All acts, conditions and things required to be done, fulfilled or performed, and all Clearances which are necessary as of the date on which the representation is being made or repeated, for the purpose of the Project or for the entry and delivery of the Transaction Documents or for the performance of the Borrower’s obligations in terms of and under the Transaction Documents (1) have been done, fulfilled, obtained, effected and performed and (2) are in full force and effect, and no such authorisation has been, or is threatened to be, revoked or cancelled.

7.2	No Contravention

Neither the execution and delivery by the Borrower of the Agreement and the other Transaction Documents to which it is a party, nor the Borrower’s compliance with or performance of the terms and provisions hereof or thereof, nor the use of the proceeds under each of the Disbursements under this Agreement as contemplated by the Financing Documents:

(i)	will contravene any provision of any Applicable Law or any order, writ, injunction or decree of any court or Government Authority binding on the Borrower;

(ii)	will conflict, or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a potential event of default or event of default (howsoever such terms are defined or described) under any indenture, mortgage, credit/loan agreement, or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject (except where time has been provided to the Borrower under this Agreement for obtaining no-objection certificates by the Borrower) or result in the creation or imposition of (or the obligation to create or impose) any Security Interest upon any of the property or assets of the Borrower in contravention of the terms of any indenture, mortgage, credit/loan agreement, or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject; or

(iii)	will violate any provision of the Memorandum and Articles of Association of the Borrower.

FACILITY AGREEMENT

7.3	Filings and Payments

7.3.1	All registrations, recordings, filings and notarisations of any Material Project Documents and the Financing Documents and all payments of any tax or duty, including without limitation stamp duty, registration charges or similar amounts which are required to be effected or made by the Obligors to ensure the legality, validity, enforceability or admissibility in evidence of the Material Project Documents and the Financing Documents have been made.

7.3.2	The Borrower has filed all tax returns and paid all Taxes and fees, including in relation to stamp duties and registration fees, due and payable on any Material Project Document or the Financing Documents, except for Taxes Contested in Good Faith.

7.4	Events of Default, Legal Proceedings, Material Adverse Effect, Compliance with Applicable Laws

7.4.1	No amendment or modification of any Material Project Document has occurred without the prior written consent of the Lenders and/or the Facility Agent, which would cause a Material Adverse Effect.

7.4.2	To the Borrower’s knowledge and belief there are no Legal Proceedings pending or threatened in India or any other jurisdiction (1) against the Obligors and/or the Material Project Participants, which if adversely determined could be expected to have a Material Adverse Effect; (2) relating to the Project or (3) regarding the effectiveness or validity or performance of any of the Financing Documents, Material Project Documents and/or any of the Clearances that have been obtained for the Project or any of the Financing Documents, which as per the terms hereof should have been executed or obtained prior to the date on which this representation is being made or repeated.

7.4.3	No Event of Default or Potential Event of Default has occurred and is subsisting.

7.4.4	No Material Project Participant has filed or has been made a party or sought to be made a party to any proceedings for its winding up or bankruptcy.

7.4.5	The Borrower is in compliance in all respects with all Applicable Laws and Clearances which as of the date of the representations being made or repeated are necessary for the development, construction, ownership and operation of the Project.

7.4.6	The Project is being implemented, developed and constructed in compliance with all Applicable Laws.

7.4.7	Neither the Project Sites nor the Project (nor any other property with respect to which the Borrower has retained or assumed liability either contractually or by operation of law) has been affected by any hazardous material in a manner which does or is reasonably likely to give rise to any such liability of the Borrower under any Applicable Law which may be expected to cause a Material Adverse Effect, nor is there disposal of any hazardous material by the Borrower outside the Project Sites.

FACILITY AGREEMENT

7.4.8	This Agreement and each of such Transaction Documents executed and delivered as of the date this representation is made or deemed made are each in proper legal form under (a) Applicable Law and (b) for the enforcement thereof in such jurisdiction without any further action on the part of the Facility Agent or any Secured Party.

7.5	Consents

No Clearance or validation of, or filing, recording or registration with, or exemption or waiver by, any Government Authority, is required to authorise, or is required in connection with, (i) the execution, delivery and performance of this Agreement, the other Financing Documents (save and except registrations with the registrar of companies and/or sub-registrar of assurances in relation to the Security) and the other Material Project Documents, (ii) the legality, validity, binding effect or enforceability hereof or thereof, or (iii) the ownership, construction or operation of the Project as contemplated by the Material Project Documents and the Financing Documents (save and except necessary approvals or Clearances that are required to be obtained at a later time prescribed in this Agreement). No notice has been received and the Borrower is not aware of any reason to believe that any authorisation/Clearance which is necessary or required to be obtained in relation to the Project will not be granted or obtained.

7.6	Good Title; Project Site

7.6.1	The Borrower owns/possesses or will own/possess as per the Project Schedule the property, assets and revenues on which it has granted or purports to grant Security Interest(s) (at the time prescribed in this Agreement), pursuant to the Security Documents, in each case free and clear of any encumbrance and further confirms that the Security Interest(s) created or expressed to be created by the Security Documents when executed is valid and enforceable in accordance with the terms of the Financing Documents.

7.6.2	The Borrower is lawfully possessed, on the date of creation of Security and at all times thereafter, of the use and other interests or rights with respect to such portion of the Project Sites over which it purports to grant Security Interest, free of all Security Interests (other than as permitted under this Agreement) and the Project Sites are suitable for the location, construction and operation of the Project.

7.6.3	There are no encumbrances subsisting or in existence on any of the Borrower’s assets secured / to be secured in favour of the Security Trustee pursuant to the terms of this Agreement, other than as permitted under this Agreement.

7.7	Subsidiaries

7.7.1	The Borrower does not have any subsidiaries (except Allied Port Services Private Limited, as on the date of this Agreement) and does not own any equity interest in any other Person, save and except as may be otherwise intimated to the Facility Agent, from time to time.

FACILITY AGREEMENT

7.7.2	The Borrower has not undertaken, expressly or by implication and whether through insurance or execution of insurances, indemnities, support letters, letter of comfort or otherwise, or by subscribing to any partly paid security, or by executing any equity or capital infusion undertaking or by executing any loan agreement/letter, any obligation to provide any funds to or on behalf of any Person in contravention of the terms of this Agreement, except and solely in the ordinary course of business and for the purposes of the Project.

7.8	Project Cost

The Project has not suffered any escalation in cost or shortfall in any resources which may require funding as Cost Overrun Support under the Sponsor Support Agreement, except to the extent such escalation or shortfall has already been funded.

7.9	Security

7.9.1	All Security Documents when executed, delivered and registered (where necessary or required) and when appropriate forms are filed as required under Applicable Law, shall create, perfect and maintain the Security expressed to be created thereby over the assets referred therein and such assets are not subject to any prior Security Interests (other than as disclosed to the Lenders in writing).

7.9.2	The Borrower confirms that the claims of each of the Secured Parties under the Financing Documents shall rank in the order of priority as has been stipulated in the Financing Documents.

7.9.3	The obligations of the Borrower under the Financing Documents and the Security Documents constitute direct and unconditional obligations of the Borrower and rank not less than pari passu as to priority of payment to all other indebtedness of the Borrower other than any priority established under Applicable Law or in relation to any existing charge over the Excluded Assets. The Borrower has not created any Security Interest upon any of its present or future revenues or other assets in contravention of the terms of this Agreement.

7.9.4	The provisions of the Security Documents are effective to create, in favour of the Security Trustee for the benefit of the Lenders, within such period as prescribed under such Security Documents, legal, valid and enforceable Security Interest on all of the property, assets and revenues of the Borrower on which the Borrower purports to grant Security Interest pursuant thereto, upon the execution of the indenture of mortgage, and within such period as prescribed hereunder, all necessary and appropriate recordings, registrations and filings have been made in all appropriate public offices, and all other necessary or required and appropriate action has been taken in accordance with the requirements of the Financing Documents, so that each such Security Document creates, perfects and maintains, within such time periods as prescribed hereunder and/or any Security Document, an effective Security Interest on all right, title, estate and interest of the Borrower in the property, assets and revenues of the Borrower covered thereby and all necessary and appropriate Clearances required for to the creation, effectiveness, and enforcement of such Security Interests have been obtained.

FACILITY AGREEMENT

7.10	Insurance

All the Insurance Contracts, as required as per prudent industry practice and/or the requirements of the LIA or as per the requirements of any Transaction Documents, have been put in place at the times and in the manner required and are in full force and effect, and the Borrower has complied with all its obligations under the Insurance Contracts and no event or circumstances has occurred nor has there been any omission to disclose a fact which in any such case would entitle any insurer to avoid or otherwise reduce its liability thereunder to less than the amount provided in the relevant policy and insurance coverage provided by such insurance.

7.11	Intellectual Property

The Borrower has lawful and valid right to use free and clear of any Security Interest, all patents, patent applications, trademarks, permits, service marks, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto necessary for implementation of the Project (collectively the “Intellectual Property Rights”). The Borrower confirms that all actions (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken.

Further, except to the extent disclosed to the Facility Agent in writing by the Borrower, none of the Intellectual Property Rights owned or enjoyed by the Borrower, or which the Borrower is licensed to use, which are material in the context of the Borrower’s business and operations are being infringed nor, so far as the Borrower is aware, such material Intellectual Property Rights that are licensed or provided to the Borrower by any Person do not infringe the Intellectual Property Rights of any other Person.

7.12	Project Schedule

The Project Schedule fairly and comprehensively provides details and the schedule for undertaking the Project to ensure achievement of Commercial Operation Date of each Project Module by the Scheduled Project Module Operation Date and specifies the work that the Construction Contractors are required to complete till attainment of Project COD. The Project Schedule also specifies a calendar/schedule for execution of Material Project Documents and Clearances and such calendar/schedule has been prepared to ensure that the Project COD is achieved by the Scheduled COD.

7.13	No Immunity

7.13.1	The execution or entering into by the Borrower of the Financing Documents constitutes, and the exercise of the rights and performance of the obligations by the Borrower under the Financing Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

7.13.2	The Borrower shall not be entitled to, and will not claim immunity for itself or any of its properties, assets, revenues or rights to receive income from any contract, suit, or from the jurisdiction of any court, from execution of a judgement suit, execution, attachment or other legal process in any proceedings in relation to the Financing Documents.

FACILITY AGREEMENT

7.14	All Representations and Warranties, Disclosures

7.14.1	All representations and warranties of each of the Obligors under the Financing Documents (to the extent they are deemed to be repeated on such date), are true and correct in all respects with the same force and effect as though such representations and warranties have been made on and as of such date.

7.14.2	The financial statements of the Borrower delivered to the Facility Agent and/or the Lenders are accurate in all respects as of the date of such statements.

7.14.3	All information in relation to a matter as of the date the same is provided together with all other information already provided, whether in writing, electronic form or documents furnished to any of the Secured Parties and any representatives of the Secured Parties or the Facility Agent in connection with the transaction contemplated by the Financing Documents, by or on behalf of the Borrower is true, correct and complete in all material respects on the date hereof and is not false or misleading in any respect nor incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under such information is provided.

7.15	Capitalisation

7.15.1	A minimum of 51% (fifty one percent) of the Shares is held by the Sponsor, either by itself or through its Affiliates.

7.15.2	Except as expressly contemplated by the Financing Documents and other than as disclosed to the Lenders in writing, the Borrower does not have outstanding (i) any securities convertible into or exchangeable for its Shares and (ii) other than as set forth in the Sponsor Support Agreement, any right to subscribe for or to purchase, or any options for the purchase of, or any agreements, arrangements or understandings providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Shares.

7.15.3	No preference shares have been issued by the Borrower other than such that may have been issued to the Sponsor in accordance with the Financing Documents.

7.16	Transaction Documents

7.16.1	The Borrower has executed or initiated necessary steps, to the satisfaction of the Lenders for the award of the contracts and/or orders for the development and implementation of the Project in compliance with the Project Schedule and in order to ensure that the Project COD is achieved by the Scheduled COD. Each of such contracts and/or orders constitutes or, when executed and delivered, will constitute, legal, valid and binding obligation and in accordance with their terms against each of the persons who are parties to such contracts and/or orders.

FACILITY AGREEMENT

7.16.2	The Facility Agent has received a true, complete and correct copy of each of the Material Project Documents, and any other contracts and/or orders as may have been requested by the Lenders, for the development and implementation of the Project in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, letter agreements and disclosure letters referred to therein or delivered pursuant thereto, if any).

7.16.3	The services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to the Borrower pursuant to the terms of the Project Documents and other contracts and/or orders for the development and implementation of the Project, provide or will provide the Borrower with all rights and property interests required to enable the Borrower to obtain all services, materials or rights (including access) required for the design, construction, start-up, operation and maintenance of the Project, including the Borrower’s full and prompt performance of its obligations, and full and timely satisfaction of all conditions precedent to the performance by others of their obligations, under such contracts and/or orders, other than those services, materials or rights that reasonably can be expected to be obtained in the ordinary course of business without material additional expenses or material delay.

7.16.4	The Borrower covenants that there are no agreements or instruments which have the effect of amending or modifying the Material Project Documents, other than those disclosed to Lenders.

7.17	Other Business

The Borrower is not engaged in any business or trade (other than the Project and/or sale of alumina, aluminium and/or aluminium related side products and/or power and/or logistics and/or transportation service) nor has incurred any liabilities other than in connection with its participation in the transactions contemplated by the Transaction Documents or in relation to any Permitted Indebtedness.

7.18	Defaulter List; ECGC Caution List

The names of the Borrower and/or its Directors do not figure in any list of wilful defaulters circulated by RBI or the caution list of the Export Credit Guarantee Corporation (ECGC).

7.19	Fees

7.19.1	Except for fees and Taxes that have been paid in full or will have been paid in full on or by the date when such fees and Taxes are due, no fees or Taxes are required to be paid for the legality, validity or enforceability of the Transaction Documents.

7.19.2	Other than as contemplated in the Banking Base Case and the Construction Budget or as approved by the Facility Agent, the Borrower has not paid nor become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents.

FACILITY AGREEMENT

7.20	Budgets and other Items

7.20.1	The Construction Budget, as confirmed by the LIE, accurately specifies all costs and expenses previously incurred and the Borrower’s reasonable estimate of all costs and expenses anticipated to be incurred in order to achieve Project COD by the Scheduled COD of the Project in conformity with the timelines set out in the Project Schedule.

7.20.2	All projections and budgets, including the projections of revenues and expenses contained in the Construction Budget, the Banking Base Case and the Project Schedule furnished or to be furnished to the Lenders and/or the Facility Agent by the Borrower and the summaries of significant assumptions related thereto (a) have been and will be prepared with due care,

(b) present and will present, in all respects, the Borrower’s expectations as to the matters covered thereby as of such date, (c) are based on, and will be based on, all factual and legal matters in respect of the estimates therein (including dispatch levels, interest rates and costs), (d) are, and will be, in all respects consistent with the provisions of the Material Project Documents and the Financing Documents and (e) are prepared on a basis consistent with the financial statements referred to in this Agreement.

7.21	Transactions with Affiliates

The Borrower is not a party to any contracts or agreements with, nor has any other commitments to, any of its Affiliates, except for the contracts and agreements and commitments to its Affiliates, the transaction contemplated whereby, or terms and conditions of which, are at least as favorable to the Borrower as would be obtainable by the Borrower in a comparable arms-length transaction with a Person other than an Affiliate. The Borrower has provided true and correct copies of each such contract, agreement and commitment to the Facility Agent and the Lenders, if requested by the Facility Agent and/or the Lenders. A list of all significant related party contracts of the Borrower is provided in Schedule XIII.

7.22	Investments

Other than Permitted Investments, the Borrower has not, out of the monies accumulated in the DSRA, (i) acquired an equity interest in, loaned money, extended credit or made deposits with or advances (other than deposits or advances in relation to the payment for goods and equipment the making of which is expressly contemplated pursuant to the Project Documents or made in the ordinary course of business and, in each case, disclosed to the Lenders in writing) to any Person (ii) or purchased or acquired any stock, obligations or securities of, or any other interest in, or made any capital contribution to, or acquired all or substantially all of the assets of, any other Person, or (iii) purchased or otherwise acquired (in one or a series of related transactions) any part of the property or assets of any Person, (iv) or taken any assets on lease (other than purchases or other acquisitions of inventory of materials or capital expenditures, each in accordance with the Construction Budget, and Banking Base Case, as the case may be, save and except in each case Allied Port Services Private Limited.

FACILITY AGREEMENT

7.23	Accounts

The most recent audited accounts of the Borrower delivered to the Facility Agent and/or Lenders:

(i)	have been prepared in accordance with Indian GAAP and/or any other accounting standard adopted as per Applicable Law under intimation to the Facility Agent;

(ii)	have been duly audited by the Auditors; and

(iii)	represent a true, fair and accurate view of its financial condition as at the date to which they were drawn up,

and there has been no Material Adverse Effect since the date on which those accounts were drawn up.

7.24	Jurisdiction

The Borrower’s irrevocable submission to the jurisdiction of courts as specified in Clause 18.16 hereof and choice of law under this Agreement is legal, valid and binding on the Borrower under Indian law.

7.25	No Conflict

None of the Directors is a director of any of the Lenders.

7.26	Environmental Compliances

The construction, operation and maintenance of the Project including all Project Modules are in compliance with all environmental legislations and requirements prescribed by any Government Authority and the Borrower does not reasonably foresee any environmental hazards to be created on account of the Project.

7.27	Rehabilitation and Resettlement

The Borrower has formulated and implemented a plan for the rehabilitation and resettlement of the persons affected/displaced by the Project, in and around each of the Project Sites and the Project is in compliance with all laws in relation to rehabilitation and resettlement of affected persons.

7.28	Long Term Contracts

(i)	The Borrower or any Material Project Participant have not entered into/ executed any agreements or instruments, which have the effect of amending or modifying the Material Project Documents in any material fashion, and

(ii)	The Borrower has not entered into any long-term contracts that may have a Material Adverse Effect.

FACILITY AGREEMENT

8.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, on or from the date of this Agreement and until the Final Settlement Date, unless otherwise agreed by the Facility Agent, the Borrower shall comply with the following conditions:

8.1	Project Cost and Financing Arrangements

8.1.1	25% (twenty five per cent) of the total Equity Requirement (other than envisaged Internal Accruals of an amount of Rs. 767,00,00,000 (Rupees Seven Hundred and Sixty Seven Crores only) for the Project shall be brought in by the Sponsor on or prior to the first Disbursement (not being an Interim Disbursement), and the balance 75% (seventy five per cent) would be brought in by the Sponsor as per the requirements of the Project pro-rata with Disbursements from the Rupee Facility.

8.1.2	The expenditure on the Project shall be as per the Construction Budget and (i) in the event the Project Cost is less than the Estimated Project Cost or is so determined upon review by the LIE or (ii) in the event of reduction in Estimated Project Cost on account of any savings on account of duties/other taxes, price negotiations or otherwise, then the aggregate amount of the Debt and Equity required for meeting such costs as per the Financing Plan shall be reduced proportionately. Any reduction in the Rupee Facility shall be applied proportionately across all Lenders.

8.1.3	All preliminary and preoperative expenses incurred by the Borrower prior to Date of CP Satisfaction, shall be allowed as part of the Project Cost only to the extent that the same are certified either by the LIE/ Statutory Auditor/ practising chartered accountant/ other agency as relating to the Project and accepted by the Lenders. Provided that if the certificate is obtained from any agency other than the Statutory Auditor, the Borrower shall furnish a certificate of confirmation from the Statutory Auditor within a period of 6 (six) months.

8.2	Project/Implementation and Use of Proceeds

8.2.1	Project Implementation

(a)	The Borrower shall:

(i)	fund and maintain the Debt Service Reserve Account in the manner contemplated under this Agreement;

(ii)	carry out the Project and conduct its business as per all Applicable Laws, prudent industry standards and practices and with due diligence and efficiency and in accordance with generally acceptable construction, engineering, financial and business practices with sound administrative, financial, economic, engineering, environmental, social safeguards and practices, including maintenance of adequate accounts and records;

FACILITY AGREEMENT

(iii)	cause the construction of the Project to be executed and completed with due diligence and continuity (except for interruptions due to events of Force Majeure which the Borrower shall use all efforts to mitigate), in accordance with generally accepted construction and engineering practices; and

(iv)	achieve Project COD by the Scheduled COD of the Project;

(v)	commence commercial operations of each Project Module on the respective Commercial Operation Date.

(b)	Without limiting the generality of Clause 8.2.1 (a) hereinabove, the Borrower shall comply with all its obligations and cause the construction of the Project to be executed and completed in accordance with: (i) all Clearances, (ii) the Construction Budget (iii) the Project Schedule; (iv) the provisions of Clause 8.5 and (v) all Applicable Laws.

(c)	In relation to the debt availed for each Project Module, only the Interest up to Commercial Operation Date of such Project Module will be capitalized and paid out of the sources of funding of the Project. Thereafter, Interest for such debt would be required to be paid out of Project cash flows.

8.2.2	Debt Service Reserve Account

(a)	The Borrower shall, within 20 (twenty) days from the date of this Agreement, open the debt service reserve account (“Debt Service Reserve Account” or “DSRA”) with the DSRA Bank on terms which are satisfactory to the Facility Agent.

(b)	On and from the date falling 6 (six) months after the Project COD, the Borrower shall in the DSRA, at all times, from the Project cashflows available with the Borrower, maintain a balance at least equal to the amount required to meet the Debt Service obligations of the Borrower, including payment of principal and Interest, with respect to the Lenders in respect of the Rupee Facilities for the next 3 (three) months (“DSR Required Balance”).

Provided, however, that the Borrower shall, in lieu of maintaining the DSR Required Balance, be entitled to furnish letter(s) of credit/ bank guarantee(s) from such Person as acceptable to the Lenders, without recourse to the Borrower and Project assets (“DSR Guarantee”), having terms as acceptable to the Lenders, for an amount equivalent to the entire DSR Required Balance as required to be maintained in the DSRA at the time of furnishing the DSR Guarantee. It is clarified that the Borrower shall either fund the entire amount of the DSR Required Balance by way of cash or shall furnish the DSR Guarantee for an amount equivalent to the entire DSR Required Balance.

(c)	The Borrower shall procure that the DSRA Bank shall:

(i)	immediately upon creation of the DSRA, inform the Facility Agent of the same.

FACILITY AGREEMENT

(ii)	issue a letter to the Security Trustee and the Facility Agent immediately upon creation of the DSRA, undertaking, confirming and declaring inter alia (A) that the DSRA is being held in trust by the DSRA Bank for the benefit of the Secured Parties, (B) that the DSRA Bank notes that the Borrower shall be creating charge over the DSRA and the monies lying to the credit of it, in favour of the Security Trustee for the benefit of the Lenders, (C) that the DSRA Bank shall not to claim or exercise any right of set off, banker’s lien or other right or remedy with respect to amounts standing to the credit of the DSRA, (D) that upon receipt of any notice of attachment of the DSRA, the DSRA Bank shall immediately inform the Security Trustee of the same, (E) that the Facility Agent/ Security Trustee is entitled to inspect its records in relation to transactions in the DSRA from time to time, and (F) that upon receipt of any notice of occurrence of any Event of Default or Potential Event of Default, as provided by the Secured Parties, the DSRA Bank shall not permit the Borrower to operate the DSRA and further it recognises that the Security Trustee shall be entitled to give instructions to the DSRA Bank in relation to operation of the DSRA thereafter.

(iii)	provide to the Facility Agent, on a monthly basis, a detailed account statement specifying the amount accumulated in the DSRA and details of all withdrawals, if any, made from the DSRA during the previous month.

(d)	The Borrower expressly affirms and agrees that:

(i)	the amounts accumulated in the DSRA shall not be used for any purpose other than for meeting the Debt Service;

(ii)	the amount accumulated in the DSRA shall be utilized only in case of a shortfall in cash flows of the Borrower for meeting Debt Service from time to time in relation to the Rupee Facility;

(iii)	in the event any amounts are utilized in the manner provided in Clause 8.2.2(d)(ii) above, the Borrower shall replace such amount in the DSRA forthwith, from the available cash flows of the Borrower;

(iv)	the Borrower shall invest the funds accumulated in the DSRA only in the Permitted Investments and

(v)	the Borrower shall not make any Restricted Payments unless the DSR Required Balance is fully funded at the time of making such Restricted Payment.

FACILITY AGREEMENT

(e)	From and after the opening of the DSRA, the Borrower shall, at least 15 (fifteen) days prior to each Due Date, determine whether the there are sufficient funds with the Borrower to meet its Debt Service obligations payable on such Due Date. In the event that the Borrower determines that there is any shortfall of funds with the Borrower to meet the Debt Service obligations on a Due Date, the Borrower shall within 2 (two) days of such determination, request the Guarantor to deposit in the DSRA, such amounts as are necessary to meet the shortfall. The Guarantor shall, no later than 2 (two) days prior to the relevant Due Date, deposit such funds in the DSRA as per the request of the Borrower. Provided that failure by the Guarantor to deposit such funds in accordance with the provisions of this Clause 8.2.2 (e) shall not entitle the Lenders to declare an Event of Default.

The aforesaid obligation of requiring the Guarantor to fund the DSRA is without prejudice to the obligation of the Borrower to fund the DSRA with the DSR Required Balance as per the terms of this Agreement.

8.3	Information Covenants

8.3.1	The Borrower shall furnish to the Facility Agent copies of ail the notices and documents that are required to be given pursuant to this Clause 8.3.

8.3.2	The Borrower shall furnish to the Facility Agent, at the end of each month following the month in which any Disbursement is made, a statement duly certified by the Statutory Auditor/ practising chartered accountant, certifying the manner in which the said monies have been utilised.

8.3.3	The Borrower shall furnish to the Lenders and the Consultants such information and data as may be required by them to monitor the physical and financial progress of the Project and expenditure on the Project and verify that the same are as per the Project Schedule.

8.3.4	Without prejudice to the generality of the above, the Borrower undertakes to provide copies of any Banking Base Case, Construction Budget, forecasts, estimates or projections in relation to the Borrower, and its business, assets, financial condition or ownership and the Project which the Borrower may prepare from time to time, and such other information, documents or reports (financial or otherwise) as the Facility Agent or the Lenders may reasonably require from time to time.

8.3.5	Promptly, and in all cases within 5 (five) Business Days of the Borrower obtaining knowledge thereof or upon apprehending the same, the Borrower shall provide notice to the Facility Agent of the following:

(a)	any event which constitutes a Potential Event of Default or Event of Default, specifying the nature of such Potential Event of Default or Event of Default and any steps the Borrower is taking and proposes to take to remedy the same;

FACILITY AGREEMENT

(b)	any event, circumstance or condition that may delay the Project COD or could reasonably be expected to have a Material Adverse Effect, including any material work stoppages or design changes under the Project Documents, scarcity or unavailability of any material or equipment, occurrence of Force Majeure under any of the Project Documents, any breach of any Applicable Law, including breach of any environmental laws, together with copies of all notices, calculations, data and other correspondence undertaken by the Borrower in respect of any such event, circumstance or condition. The Borrower shall within 30 (thirty) days of the Borrower obtaining knowledge provide the Lenders with explanations and remedial steps proposed to be taken to remove the effect of the event, circumstance or condition which has caused the Material Adverse Effect;

(c)	any Legal Proceeding, whether pending or threatened: (i) in India or any other jurisdiction affecting the obligations of the Borrower under the Financing Documents or any Material Project Documents which should have been executed prior to such time, (ii) regarding the effectiveness or validity of any of the Clearances that have been obtained for the Project or any of the Financing Documents, (iii) in India or any other jurisdiction against the Sponsor and/or any Material Project Participants or relating to the Project which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)	any dispute between the Borrower and any other Person, including any Material Project Participant or any Government Authority, in each case which could reasonably be expected to have a Material Adverse Effect.

(e)	any change made in its Authorised Officers, giving specimen signatures of any new officer so appointed with a certificate issued by the company secretary and, if requested by the Facility Agent, satisfactory evidence of the authority of such new Authorised Officer;

(f)	any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment or waiver under, any provision of any Material Project Document or the existence of any event or condition which permits, or, with the passage of time, would permit, the Borrower or any Material Project Participant to serve a termination notice under any such Material Project Document;

(g)	any notice, document, Clearance, authorisation, amendments to any Financing Document or Material Project Document or correspondence received or initiated by the Borrower relating to the Project, necessary for the performance of its obligations or any other Material Project Participant’s obligations under the Material Project Documents;

(h)	copies of the instruction to proceed/notice to proceed (howsoever defined) under each of the Material Project Documents for the supply of equipments, with a copy in each case to the LIE;

(i)	the occurrence of any other event, circumstance or condition which constitutes or results in any representation, warranty, covenant or condition under the Financing Documents being or becoming untrue or incorrect in any material respect;

(j)	any circumstances adversely affecting its financial position / the financial position of the other Obligors;

(k)	the appointment of a relative as defined in the RBI’s Master Circular on Loans and Advances – Statutory and Other Restrictions, dated July 1, 2010 as may be amended from time to time, of any of the directors of the Lenders as a director of the Borrower or taking a substantial interest in the Borrower; and

FACILITY AGREEMENT

(l)	the occurrence of each of the Commercial Operation Date of each Project Module and Project COD and all other material arrangements affecting the Project. The notice required to be provided to the Facility Agent pursuant to the information obligation under this Clause 8.3.5 (I) shall be accompanied with a confirmation by LIE confirming the occurrence of such events; and

(m)	any event, likely to have material effect on the profits and business of the Borrower.

8.4	Maintenance of Property and Insurance

8.4.1	The Borrower shall keep the Project, including each of the Project Sites and all other assets of the Borrower over which a Security Interest has been or is proposed to be created for the benefit of the Lenders, insured under the Insurance Contracts with financially sound and reputable insurers satisfactory to the Facility Agent, upon consultation with the LIA, against such risks, including fire, and in such amounts as may be required by the Lenders, in consultation with the LIA, and/or as shall be consistent with prudent business practices.

8.4.2	The Insurance Contracts shall incorporate and recognise all the stipulations in relation to the Security required to be created by the Borrower under the terms of this Agreement and other Financing Documents and name the Security Trustee as loss payees. The Borrower shall deliver to the Facility Agent and the Security Trustee the copies of all Insurance Contracts and ail the other documents relating thereto.

8.4.3	The Borrower shall submit to the LIA/ Lenders for their review, the proposed Insurance Contracts intended to be procured by it in terms hereof, and shall make therein the modifications suggested by the LIA, to the satisfaction of the Lenders. No later than 30 (thirty) days from the beginning of every Fiscal Year, a list of any current Insurance Contracts of the Borrower shall be submitted by the Borrower to the Security Trustee detailing therein the names and addresses of the insurers, brief particulars of assets covered, type of cover, amount of cover and date of expiry of each policy.

8.4.4	The Borrower will cause the each of the Contractors or each of any other contractors performing any services in connection with the engineering, procurement or construction of the Project to maintain the insurance described in, and fulfil all obligations set forth in, the related Project Documents with financially sound and reputable insurers against loss or damage in such manner and to the same extent as so described, and in any case as required by the LIA.

8.4.5	The Borrower shall ensure that prior to the expiry of any Insurance Contract it is renewed and replaced by an appropriate Insurance Contract. The Borrower shall within 30 (thirty) days after the effective date of any new or renewed insurance policy, submit to the Facility Agent a certificate, from the LIA indicating the properties insured, the type of insurance, amounts and risks covered, names of the beneficiaries, expiration dates, names of the insurers and special features of the insurance policies in effect on the date of such certificate, such policies to be in form and substance, and issued by companies, satisfactory to the Facility Agent in consultation with the LIA.

FACILITY AGREEMENT

8.4.6	The provisions of this Clause 8.4 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance. In the event that any insurance whatsoever is purchased, taken or otherwise obtained by the Borrower with respect to the Project other than as required hereunder or if not properly endorsed to the Security Trustee as the loss payees or beneficiaries as required, such insurance shall be considered assigned hereunder to the Security Trustee with the right of the Security Trustee to make, settle, compromise and liquidate any and all claims thereunder, without prejudice to the exercise of any other rights and remedies that the Security Trustee may have under any of the other Financing Documents, or under any law, statute or regulation now or hereafter in force.

8.4.7	The Borrower shall duly pay all premia and other sums payable for compliance with the provisions of this Clause 8.4. On the failure of the Borrower to pay any premia or maintain any insurance, any of the Secured Parties shall be entitled (but not obliged) to pay such premium or maintain such insurance.

8.4.8	If any Secured Party pays any insurance premiums on behalf of the Borrower in respect of any insurance policies required to be obtained by the Borrower hereunder, the Borrower shall forthwith pay the Secured Parties the reimbursements of such costs and expenses, without any demand. All such sums may be debited to the Borrower’s account and shall carry interest, from the date of payment till the end of the notice period specified in the notice of demand, at the Interest Rate, and thereafter until the date of reimbursement, at the Default Rate.

8.4.9	The Borrower shall make available to the Facility Agent:

(i)	within 5 (five) days of any occurrence which has, or might reasonably be expected to result in any premium increase under any Insurance Contract, or any cancellation or non-renewal of, any policy of insurance or any insurance coverage required to be maintained hereby, a report describing such occurrence and the potential insurance related impact thereof;

(ii)	within 30 (thirty) days after the end of every half year and till the Project COD and thereafter, after the close of each Fiscal Year, the Borrower shall furnish to the Facility Agent, a report by the LIA describing, as per the scope of work agreed upon by the Lenders, including a certificate from the LIA that all premiums over the Insurance Contracts have been paid on time.

8.5	Compliance

8.5.1	The Borrower shall comply with all Applicable Laws, including any requirements of the relevant pollution control boards, regulatory, non-statutory approvals and clearances and environmental clearances as may be required under Applicable Laws.

8.5.2	The Borrower shall obtain and maintain, or cause to be obtained and maintained, in full force and effect (or where appropriate, renew) all Clearances required for the purposes of the Project and the Financing Documents at such time as the same is required under Applicable Law and/or operation of the Project.

FACILITY AGREEMENT

8.5.3	The Borrower shall promptly make, or cause to be made, all required filings with Government Authorities, to preserve, renew and keep in full force and effect, its existence and its material rights, franchises, licenses and patents necessary for the ownership, construction or operation of the Project.

8.5.4	The Borrower shall, with due diligence and in a reasonable and prudent manner, enforce the rights granted to it in connection with the Transaction Documents and applicable Clearances.

8.6	Performance of Obligations

8.6.1	The Borrower shall perform all of its obligations under the terms of the Transaction Documents to which it is a party. The Borrower shall maintain in full force and effect each of the Transaction Documents to which it is a party, except for those Transaction Documents which shall by their terms terminate after the payment or satisfaction in full of all obligations owing thereunder, other than those indemnities and other provisions which by their terms survive any termination.

8.6.2	The Borrower shall comply with such additional conditions, as are considered necessary to be stipulated by the Lenders in consultation with the Borrower upon the occurrence of any event, which may have a Material Adverse Effect.

8.7	Inspection

The Borrower shall permit the officers and designated representatives or agents of the Secured Parties (including the LIE, LLC and other Consultants) to carry out technical, financial and legal inspections and visit and inspect any of the records and books of account of the Borrower, the properties of the Borrower, including the Project, Project Sites, Project facilities, works, construction sites, and buildings included in the Project, including all assets created out of the Rupee Facility, and to examine any plants, installations, sites, works, buildings, properties, equipments, records and documents relevant to the performance of the obligations of the Borrower under this Agreement.

The Borrower will also permit officers and designated representatives or agents of the Lenders or the Facility Agent (including the LIE/LLC and other consultants) to examine and make copies of the books of record and accounts of the Borrower and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same, by its officers.

All costs arising in relation to this Clause 8.7 above shall be borne by the Borrower.

The Borrower agrees that representative of the Secured Parties shall receive full cooperation and assistance from the employees of the Borrower.

FACILITY AGREEMENT

8.8	Records, Accounting and Audit Matters

8.8.1	The Borrower shall properly keep such records as are required to be maintained under Applicable Law and the Transaction Documents and such accounts as are adequate to reflect truly, accurately and fairly the financial condition and scale of operations of the Borrower (including the progress of the Project) which shall contain full, true and correct entries in conformity with Indian GAAP and/or any other accounting standard adopted as per Applicable Law under intimation to the Facility Agent, consistently applied and all requirements of Applicable Law. The Borrower shall not radically change its accounting system without prior written intimation to the Lenders.

8.8.2	In the event that auditors acting as the Auditors for the Borrower cease to act as such Auditors for any reason, the Borrower shall promptly inform the Facility Agent of the reasons for such cessation and shall appoint in accordance with all Applicable Laws and maintain as its Auditors, another firm of independent practising chartered accountants acceptable to the Lenders.

8.9	Taxes and Duties

8.9.1	The Borrower shall, in addition to any other interests and levies to be made, pay, or cause to be paid:

(i)	all Taxes (including stamp taxes), duties, fees, or other charges payable on or in connection with the execution, issue, delivery, performance, registration, or notarisation, or for the legality, validity, or enforceability of any of the Transaction Documents to which it is a party and any other documents related thereto; and

(ii)	all Taxes, duties and fees payable by the Borrower under Applicable Law, including but not limited to payment of (i) all present and future Taxes imposed on it prior to the date when due and (ii) all present and future claims, levies or liabilities (including for labour, services, materials and supplies) which have become due and payable and which have or, if unpaid might have resulted in a Security Interest upon, or otherwise have a Material Adverse Effect, provided however, that the Borrower shall, not be required to pay any amount otherwise payable, if such amount is being Contested in Good Faith.

Without prejudice to anything contained in the Financing Documents, in case of failure by the Borrower to make such payments as are mentioned in this Clause 8.9, the Borrower shall promptly but in any case not later than 5 (five) Business Days inform the Lenders in writing of such failure. The Lenders and/or the Facility Agent may, in their absolute discretion, pay any such Taxes, claims, levies or liabilities of the Borrower if the Borrower fails to make such payment, except if any such amounts are being Contested in Good Faith by the Borrower and have been intimated in writing to the Facility Agent by the Borrower. The Borrower shall forthwith reimburse such Lenders and/or the Facility Agent or its assigns for any such Taxes or other claims, levies or liabilities of the Borrower incurred by the Lenders and/or the Facility Agent. All such sums shall be debited to the Borrower’s Rupee Loan account and shall carry interest, from the date of payment until the date of reimbursement in full to the satisfaction of the Lenders, at the Default Rate over and above Interest at the then prevailing highest Interest Rate.

FACILITY AGREEMENT

8.9.2	The Borrower shall promptly pay or cause to be paid any, final judgment enforcing any such Taxes or other claims, levies or liabilities of the Borrower.

8.9.3	The Borrower shall take all such further action within its control or in the opinion of any Secured Party or the Facility Agent required to ensure that each of the Transaction Documents is in the proper legal form under the laws of India for the enforcement thereof without any further action on the part of the Facility Agent or the other Secured Parties.

8.9.4	(i)	The Borrower shall bear all Interest Tax, service tax and/or such other levies/duties as may be levied from time to time by any Government Authority pertaining to or in connection with the Rupee Facility. Such Interest Tax, service tax, other levies/duties, if any, applicable shall be payable by the Borrower to the Lenders over and above the rates mentioned in this Agreement. All interest and other costs, charges, expenses shall accrue from day to day and calculated on the actual days elapsed.

(ii)	The Borrower shall pay all costs, charges (including legal fees, cost of investigation of title to the Borrower’s assets and protection of the Lenders’ interest) and expenses in any way incurred by the Secured Parties and such stamp duty, other duties, taxes, charges and penalties if and when the Borrower is required to pay according to the laws for the time being in force.

(iii)	Without prejudice to anything contained in the Financing Documents, in the event of the Borrower failing to pay the monies referred to in sub-clauses (i) and (ii) above, the Borrower shall promptly but in any case not later than 5 (five) Business Days inform the Secured Parties in writing of such failure and the Secured Parties will be at liberty (but shall not be obliged) to pay the same. The Borrower shall forthwith pay the Secured Parties the reimbursements of such costs and expenses. All such sums shall be debited to the Borrower’s Rupee Loan account and shall carry interest, from the date of payment till the date of reimbursement in full to the satisfaction of the Lenders, at the Default Rate over and above the Interest at the then prevailing highest Interest Rate.

8.10	Additional Documents, Filing, Clearances and Recordings

8.10.1	The Borrower shall execute and deliver, from time to time upon request made by the Facility Agent or any Secured Party, at the Borrower’s expense, such other documents as shall be necessary or required in connection with the rights and remedies of the Secured Parties granted or provided for in the Transaction Documents and to consummate the transactions contemplated therein.

8.10.2	The Borrower shall do or cause to do all such acts, things, deeds necessary to (i) create, perfect and maintain the Security Interests in full force and effect at all times, (ii) preserve and protect the Security and protect and enforce its rights and title, and the rights and title of the Secured Parties, to the Security, and (iii) transfer of any Clearances to the Borrower, in relation to the Project, which has been obtained by another Person. For the purposes of clarity, the Security shall need to be created as per the timelines provided in Clause 10 hereof.

FACILITY AGREEMENT

8.11	Consultants

8.11.1	The Borrower shall agree to the appointment of the Consultants for the review of the Project or such part thereof as deemed necessary by the Lenders during the currency of the Rupee Facility, from time to time and for such period as they may deem fit.

8.11.2	The Lenders shall also have the right to appoint, whenever it considers necessary, any chartered accountants / cost accountants as auditors / technical experts / management consultants for carrying out any specific assignments or to examine the books of accounts, operations of the Borrower, the financial or cost accounting system and procedures adopted by the Borrower for its working or as concurrent or internal auditors, or for conducting a special / concurrent / statutory audit of the Borrower. The cost of such appointment / inspection / audit will be borne by the Borrower.

8.11.3	All fees, costs, expenses and other charges incurred and payable in relation to the Consultants shall be borne by the Borrower.

8.11.4	The Borrower shall provide all information as may be reasonably required by the Consultants from time to time.

8.11.5	The Borrower shall pay on demand to the Lenders the cost incurred by the solicitors/ advocates/ company secretaries engaged by the Lenders in connection with the creation and registration of Security, certification of charge thereof with the Registrar of Companies, compilation of search/status reports or other similar matters.

8.12	Environmental Compliances and Audit

8.12.1	The Borrower shall ensure that it has obtained all authorizations under applicable environment laws and the Project is in compliance with provisions of all Applicable Law, and all central or State environmental Clearances issued thereunder, including compliances with all conditions of such Clearances, and maintenance of documents to be able to demonstrate compliance with the same.

8.12.2	The Borrower shall arrange for carrying out safety audits of its Project for compliance with Applicable Laws to the satisfaction of the Facility Agent and shall comply with the recommendations set out in such audit report.

8.12.3	The Borrower shall arrange for carrying out environment audits in connection with the construction and operation of the Project, to the satisfaction of the Facility Agent, and shall comply with ail recommendations set out therein.

8.12.4	The Borrower shall ensure that all equipment procured in connection with the construction and operation of the Project shall meet the requisite emission standards prescribed under Applicable Law and the corresponding Contracts entered into by the Borrower with respect to the Project reflect this requirement, to the satisfaction of the LIE.

FACILITY AGREEMENT

8.12.5	The Borrower shall ensure compliance with the environmental, health, safety and social requirements (EHSS requirements) as may be specified by the Lenders from time to time and, if requested by any of the Lenders, conduct an EHSS review/audit of the Project and submit to such Lenders a report in the format as may be prescribed from time to time by such Lender and undertake such discussion and action in relation to the same as may be required by the Lender, in consultation with Facility Agent and the Borrower.

8.12.6	The Borrower shall provide the requisite information and provide access to the Lenders or a consultant appointed by Lenders to carry out a periodic Environment & Social Monitoring and Review (ESMR) of the Project. The fees of such consultant shall be borne by the Borrower. The Borrower shall ensure compliance with specified recommendations made by consultants post such ESMR review.

8.12.7	The Borrower shall forward copies of any relevant internal reports or consultant’s reports or annual/ other periodical reports on the environmental and social status and performance of the operations of the Borrower.

8.12.8	The Borrower shall make adequate arrangements for treatment and disposal of effluents, solid waste and emission from the Project and shall furnish appropriate approvals from the relevant authorities in this regard.

8.13	Construction Budget

8.13.1	Construction Budget

The Borrower shall, on or prior to the first Disbursement under this Agreement, submit to the Lenders and the Facility Agent a true, correct, final and complete copy of the Construction Budget for the Project as agreed by the Borrower and satisfactory to the LIE and ensure that the same shall:

(i)	reflect the amount of Estimated Project Cost and timing (including interest during construction, Contingency and margin money);

(ii)	reflect the Project Schedule;

(iii)	conform to the Banking Base Case; and

(iv)	be certified by an Authorized Officer of the Borrower.

The Borrower shall, periodically, with consent of the LIE, update the Construction Budget and present such updates to the Facility Agent.

8.13.2	All documentation and information provided by the Borrower pursuant to this Clause 8.13 shall also be provided to the LIE and, where requested by the Facility Agent, to such other Consultant(s) as required.

8.13.3	The Borrower shall undertake that all the Financial Covenants and review exercise, etc., pertaining to the Rupee Facility would be as per the Banking Base Case as amended from time to time.

8.13.4	The Borrower shall furnish a report by the LIE on the review of the Banking Base Case and such review shall include the LIE’s assessment of the validity and reasonability of assumptions in such Banking Base Case.

FACILITY AGREEMENT

8.14	Borrower’s Undertakings

8.14.1	The Borrower shall make all amendments to the Memorandum and Articles of Association, as may be required by the LLC and to the satisfaction of the Lenders, for inter alia, giving effect to the terms of the Financing Documents, including enhancing the authorised capital and borrowing power of the Borrower as required under the Financing Plan, ensuring the right to appoint Nominee Director(s) under the Financing Documents.

8.14.2	All the Financial Covenants and review exercises pertaining to the Rupee Facility shall be as per the Banking Base Case.

8.14.3	The Borrower shall make repayments of any Quasi Equity only after the Final Settlement Date, unless the Lenders expressly agree otherwise and except as provided in this Agreement.

8.14.4	The Borrower shall ensure (i) that the Sponsor and its Affiliates shall bring in the entire requirement of Equity for the Project (as per the Project requirements and the Financing Plan) and (ii) that a minimum of 51% (fifty one percent) of the Shares is and shall at all times until the Final Settlement Date continue to be held by the Sponsor, either by itself or through its Affiliates.

8.14.5	The Borrower shall comply with the Project Schedule.

8.14.6	In respect of goods received under the LCs and stored in the godowns owned by any third parties/ outside agencies, the Borrower shall arrange to submit to the Facility Agent a no lien letter and letter of access for carrying out inspection by any official of the Secured Parties.

8.14.7	The Borrower shall enter into a power purchase agreement with Sterlite Energy Limited for procurement of balance power required for its Jharsuguda Smelter from the 2,400 MW power plant of Sterlite Energy Limited or make alternative arrangements for procurement of power required for its Jharsuguda Smelter from other sources including the state grid, 6 (six) months prior to the Scheduled COD, to the satisfaction of the Lenders.

8.14.8	The Borrower shall have made/make necessary transport arrangements including obtaining necessary approvals for rail transport clearance, procurement/arrangement of wagons, laying of railway siding from each Project Site to the nearest railway station or other suitable alternate transport arrangement through road, for inward/ outward transportation of the bauxite, alumina, aluminium and coal as may be required, for Jharsugudha Phase I (Smelter) atleast 3 (three) months prior to the Scheduled Project Module Operation Date of Jharsugudha Phase I (Smelter) and for remaining part of the Project, atleast 6 (six) months prior to the Scheduled COD.

8.14.9	Upon receipt of any monies towards allotment of Shares and/or non-cumulative preference shares, the Borrower shall issue and allot equivalent number of Shares and/or non-cumulative preference shares, as the case may be, against such monies within 3 (three) months from the date of receipt of such monies;

FACILITY AGREEMENT

8.14.10	The Borrower shall make the necessary arrangements for the procurement of the required quantity of bauxite to operate its Lanjigarh Refinery, from the market by entering into short term contracts with the suppliers or by procuring bauxite on spot basis, which arrangements shall be reviewed by the LIE and shall be to the satisfaction of the Lenders.

8.15	Management/ Key Personnel

8.15.1	The Borrower shall appoint technical, financial and executive personnel (including auditors and/or management personnel) of proper qualifications and experience for the key posts to the satisfaction of the Lenders and the Borrower shall ensure that its organisational set-up is adequate enough to ensure smooth implementation and operation of the Project to the satisfaction of the Lenders.

8.15.2	The Borrower shall constitute an audit sub-committee of its Directors for monitoring of the Borrower’s operations and its compliance with corporate governance requirements under Companies Act or any other statute.

8.15.3	In the event the names of the Borrower and/or its Directors figure in any list of wilful defaulters circulated by RBI, the Borrower shall take expeditious and effective steps for the removal of such Director from its Board or get the names of such Directors deleted from such list, in each case, no later than 30 (thirty) days from the date such fact has come to the knowledge of the Borrower. Till the point of time such Directors are not removed from the Board of the Borrower or the names of such Directors are not deleted from the list of wilful defaulters circulated by RBI, the Borrower shall not make any demand for Disbursement and the Borrower hereby agrees that the Lenders shall not be under any obligation to make any Disbursement, including any Interim Disbursement.

8.15.4	The Lenders, if required by Applicable Law, shall have the right to disclose to banks/ RBI/ Government Authority/ CIBIL and any other statutory authorities any information that may be sought from them in connection with the Borrower or the Rupee Facility granted to the Borrower.

8.15.5	The Borrower shall, at all times, keep constituted the Project Management Committee with appropriate representation from its directors and senior executives for supervising and monitoring the progress of the implementation of the Project and whenever required, the Lenders shall have the rights to seek appropriate information relating to the implementation of the Project from the Project Management Committee.

8.15.6	The Borrower shall broad base its Board, as may be required, with professionals and strengthen its management set-up to the satisfaction of the Lenders.

8.16	Financing Fees

The Borrower shall pay all financing fees and charges due and payable under the Financing Documents to the Lenders, the Facility Agent and the Security Trustee on the Due Dates as specified thereunder.

FACILITY AGREEMENT

8.17	Working Capital

8.17.1	The Borrower agrees that the Lenders shall have the right to withhold Disbursement of the Rupee Facility equivalent to the provision against margin money for working capital in the Estimated Project Cost till each Project Module is near completion and thereafter release the margin money based upon the requirement for building up of the working capital and provided the build up of working capital has commenced.

8.17.2	The Borrower shall (i) prior to the Scheduled COD, make arrangements, to the satisfaction of the Facility Agent, for adequate working capital for the Project; and (ii) maintain such adequate working capital till the Final Settlement Date.

8.18	Environment Impact Reports

The Borrower shall make available to the Facility Agent, as soon as available, but in any event within 30 (thirty) days of any accident in connection with the Project affecting the environment, a report describing, such accident, the Borrower’s plan to assess the impact of such accident and determine the remedial efforts required with respect to such accident and (as and when taken) the steps implemented by the Borrower with respect thereto.

8.19	Clearances

8.19.1	The Borrower shall (i) obtain and furnish true, certified copies to the Lenders of all statutory and non-statutory Clearances required from time to time for the implementation and operation of the Project and the same shall be reviewed by the LIE; (ii) comply with the conditions stipulated in the Clearances, shall maintain and ensure that all Clearances obtained remain in full force and effect and no event shall have occurred which would render void any of the Clearances and (iii) comply with the provisions of all Applicable Laws with respect to the development, construction, ownership and operation of the Project and the Transaction Documents.

8.19.2	The Borrower shall periodically provide a status report of outstanding Clearances that are required from various statutory, regulatory and/or administrative authorities in connection with the Project.

8.19.3	The Borrower shall arrange to obtain the necessary approvals, Clearance or no objection certificate for environmental clearance from Ministry of Environment & Forests / GOO/ any other Government Authority, as may be required for a particular Project Module to the satisfaction of the Lenders at the earliest. The timelines of obtaining Clearances shall be reviewed by the LIE and decided by the Lenders. The Borrower agrees to comply with all the provisions and requirements of such environmental clearances and to take all the necessary steps in this regard well in time so as to ensure smooth implementation and operation of the Project during the tenure of the Rupee Facility to the satisfaction of the Lenders.

Exhibit F

FACILITY AGREEMENT

8.20	Information with Respect to Amendment, Waiver or Consent

In connection with any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Transaction Document, sufficient information shall be furnished to the Lenders or the Facility Agent (including a narrative description of the effect thereof), sufficiently in advance (unless specified otherwise in the Financing Documents in any event not fewer than 30 (thirty) Business Days) of the date a decision is required to enable the Lenders or the Facility Agent to make an informed and considered decision with respect thereto and any amendments shall only be made with the consent of the Lenders.

8.21	Transaction Documents

8.21.1	The Borrower shall, resolve all issues raised by the LIE/ LLC in relation to the Project Documents upon a review by the LIE/ LLC.

8.21.2	All contracts and/or orders as are necessary or required for the Project, from time to time, shall be promptly executed by the Borrower in a manner that the Project COD of each Project Module is not delayed, beyond the respective Scheduled Project Module Operation Date.

8.22	Debt Equity Ratio

The Borrower shall ensure that the Debt Equity Ratio of the Borrower does not at any time exceed 60:40.

8.23	Annual Financial Statements and Progress Report:

8.23.1	The Borrower shall provide to the Facility Agent:

(i)	quarterly reports containing unaudited financial information including expenditure incurred during the previous quarter, and means of financing and funds brought in, the balance sheet of the Borrower, together with related statements of income, retained earnings and cash flows for such Fiscal Quarter, prepared in accordance with Indian GAAP consistently applied, within 60 (sixty) days of the end of each Fiscal Quarter and/or upon being requested thereafter, from time to time, by any of the Lenders;

(ii)	audited annual accounts of the Borrower, together with related balance sheet, statements of income, retained earnings and cash flows for such Fiscal Year, prepared in accordance with Indian GAAP consistently applied, setting forth comparative figures for the immediately preceding Fiscal Year and annual reports on the implementation and progress of construction in a form and manner satisfactory to the Facility Agent, immediately on finalization thereof and in any case not later than 180 (one hundred and eighty) days of the close of each Fiscal Year; and

(iii)	in addition to the Clauses 8.23.1(i) and (ii), such further financial statements/ information as may be required by the Lenders from time to time.

FACILITY AGREEMENT

8.23.2	While delivering copies of documents, materials and information required to be delivered under the Financing Documents and this sub-clause, the Borrower shall deliver such number of copies of all documents, materials and information as is sufficient for onward delivery to each of the Lenders.

8.23.3	In order to inform the Lenders about the physical progress as well as provide evidence to the Lenders that the expenditure incurred on the Project is in accordance with the Project Schedule, the Borrower shall provide to the Facility Agent and the LIE on a quarterly basis within 30 (thirty) Business Days of the end of each Fiscal Quarter, a progress report on the status of the development and implementation of the Project, or as and when required by the Lenders upon reasonable notice.

8.24	Contracts

8.24.1	The Borrower hereby agrees that the technology and technical configuration of the Project, Material Project Documents for the Lanjigarh Refinery and Jharsuguda Smelter, including EPC Contracts, all other important contracts and approvals received in relation to the Project; shall be reviewed by the LIE/ LLC or any other consultant, as may be reasonably required, and the Borrower shall take all reasonable steps to resolve the issues raised, if any, in such reviews to the reasonable satisfaction of the Lenders.

8.24.2	The Borrower shall enter into a firm fuel/Coal Supply Agreement or any other alternate arrangement as per the policy of the Ministry of Coal, Government of India for meeting the balance coal requirement of its 135 x 4 MW (540 MW) captive power plants out of the total of 135 x 9 MW (1215 MW), 6 (six) months prior to Scheduled COD, to the satisfaction of the Lenders.

8.24.3	The Material Project Documents, including EPC Contracts, shall contain provisions for adequate liquidated damages for delay in commissioning of plant and shortfall in performance guarantees.

8.24.4	The Borrower shall make necessary arrangements, to the satisfaction of the Lenders, for the procurement of the required quantity of alumina from Lanjigarh Refinery and balance of the required quantity of alumina from domestic/international market by entering into short term contracts with the suppliers of alumina or by procuring alumina on spot basis, and such arrangements shall be reviewed by the LIE.

8.25	Lenders’ Right To Review

The Borrower agrees and confirms that the Lenders reserve the right to review the Project Cost and the Financing Plan at any time till the Project COD and stipulate relevant conditions, as deemed necessary by the Lenders and acceptable to the Borrower. The Borrower also agrees that the Lenders have the right to stipulate any other condition, as deemed necessary before the Date of CP Satisfaction.

FACILITY AGREEMENT

8.26	Subordination

8.26.1	All monies brought in by the Sponsor, whether by way of Sponsor Support or Sponsor Contribution or Sponsor Subdebt shall be unsecured and subordinated to the secured debt facilities of the Borrower and shall be on such other terms and conditions as acceptable to the Lenders.

8.26.1A	The Borrower agrees and confirms that the Sponsor Subdebt brought in by the Sponsor shall be subject to the following conditions:

(a)	The terms and conditions on which the Sponsor Subdebt will be provided / agreed to be provided by the Sponsor to the Borrower shall not be more favourable than the terms and conditions applicable to the Rupee Facility provided / agreed to be provided by the Lenders. The interest rate on the Sponsor Subdebt shall not be more favourable than the Interest Rate;

(b)	The Sponsor Subdebt shall not become due and/or repayable to the Sponsor by the Borrower prior to the payment of the Rupee Facility save and except as provided in Clause 8.26.1A hereof. The repayment if any of the Sponsor Subdebt shall be proportionate to the repayment of the Rupee Loans in accordance with the Repayment Schedule. The Sponsor shall be entitled to replace the existing Sponsor Subdebt out of fresh loans to be provided by it and/or through its Affiliates in the form of Sponsor Subdebt, subject to the terms and conditions specified at Clause 8.26.1 A of this Agreement and/or other terms and conditions acceptable to the Lenders.

8.26.2	The Borrower agrees and confirms that the Quasi Equity brought in by the Sponsor shall be on terms acceptable to the Lenders and shall be further subject to the following conditions:

(a)	It shall not be repaid till the Final Settlement Date, unless the repayment is to be made out of the funds brought in by the Sponsor and/or its Affiliates by bringing in fresh Quasi Equity after giving 1 (one) weeks’ prior notice to the Facility Agent and on terms and conditions as provided in this Agreement;

(b)	No interest and/or dividend shall be payable on any Quasi Equity till the Project COD. Provided that the Borrower may pay such interest/ dividend prior to Project COD from funds infused by way of Equity and/or Quasi Equity brought in by the Sponsor and/or its Affiliates, over and above the Equity Requirement as specified in the Financing Plan, subject to the Borrower furnishing a certificate from the Statutory Auditor on a half yearly basis, on March 31 and September 30 of each Fiscal Year, stating that any and all interest/ dividend on Quasi Equity paid during the previous 180 (one hundred and eighty) days has been paid from funds infused by way of Equity and/or Quasi Equity not forming part of the Equity Requirement. Such Equity/Quasi Equity infused by the Sponsor and/or its Affiliates and the interest and/or dividend paid thereon shall not be deemed to have been contributed towards the Project Cost;

FACILITY AGREEMENT

(c)	On and from the Project COD, interest and/or dividend shall be payable on any Quasi Equity annually subject to the availability of funds at the rate which shall not be higher than the rate arrived at by reducing the Interest Rate by 1% (one percent), unless it is paid out of the Equity/Quasi Equity that is brought in by the Sponsor and/or its Affiliates for this purpose. Such funds infused by the Sponsor and/or its Affiliates for payment of interest may be withdrawn annually, subject to the Borrower furnishing a certificate from the Statutory Auditor on an annual basis, stating that surplus funds are available and all interest on Quasi Equity paid during the previous Fiscal Year has been paid from funds infused by way of Equity and/or Quasi Equity not forming part of the Equity Requirement;

(d)	It shall be subordinated to the claims of the Lenders including any payment of interest;

(e)	The payment of interest and/or dividend on any Quasi Equity shall have to comply with the Restricted Payment Conditions; and

(f)	The Sponsor and/or its Affiliates shall not have any right to initiate any legal action against the Borrower for recovery of such Quasi Equity or any dues thereon.

8.27	Nominee Directors

The Lenders shall be entitled to appoint 2 (two) Nominee Directors upon the occurrence and continuance of an Event of Default and such directors will enjoy all power and privileges as available to other directors of the Borrower.

8.28	Land

(i)	The Borrower shall obtain possession of the balance land on ownership or lease basis, required for commencing the construction work and smooth implementation of Jharsguda Smelter on a timely basis and adequacy of such land shall be reviewed by the LIE.

(ii)	The Borrower agrees that (a) the status of land acquisition in respect of the Project Sites shall be periodically reviewed by the LLC, (b) the LLC shall review the title of the land acquired for the Project based on certificates satisfactory in form and substance to the LLC, procured by the Borrower at its own cost from advocates of repute, acceptable to the Facility Agent, practicing in the areas surrounding the Project Site, and (c) the Borrower shall ensure that the land acquisition for the Project is consistent with the Project Schedule for the smooth implementation of the Project.

8.29	Miscellaneous

8.29.1	The Borrower shall not use any of its monies to carry out inter firm transfer of funds amongst associates/sister concerns.

FACILITY AGREEMENT

8.29.2	The Borrower shall maintain its corporate existence and right to carry on its business and operations and ensure that it has the right and is duly qualified to conduct its business and operations as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business and operations in such jurisdictions.

8.29.3	The Borrower shall satisfy the Lenders that the physical progress as well as expenditure incurred on the Project is as per the Project Schedule. In this behalf, the Borrower agrees and undertakes to furnish to the Lenders such information and data as may be required by the Lenders. The Facility Agent, from time to time, shall be entitled to, in consultation with the Borrower, advise remedial action/steps to be taken for implementation of the Project. The Borrower shall take all such remedial action/steps so advised by the Facility Agent.

8.29.4	The Borrower shall obtain within 3 (three) months of the Initial Disbursement (or Interim Disbursement, whichever is earlier), credit rating from an external credit rating agency recognized by the RBI, and acceptable to the Lenders; all costs and expenses in relation to the above shall be borne by the Borrower.

8.29.5	The Borrower undertakes and agrees that any change in the Financing Plan shall be subject to the prior written consent of the Lenders.

8.29.6	The Borrower agrees to make arrangements, to the satisfaction of the Lenders, by itself and/or through the Construction Contractors for meeting the Project’s requirements of construction materials, water and construction power for the construction of the Project, and agrees to obtain, as and when required under the Applicable Law, all necessary Clearances for the same.

8.29.7	The Borrower shall obtain and furnish all its details and the details of its Directors and cause the Sponsor to obtain and furnish its details and the details of its directors, as per the prescribed formats and in compliance with the Lenders’ ‘Know Your Customer’ guidelines as applicable from time to time during the currency of the Rupee Facility.

8.29.8	In the event the Borrower fails to achieve Project COD within 6 (six) months from Scheduled COD, the Lenders may, without prejudice to the other rights and remedies available to them, take such action as may be considered necessary by them.

8.29.9	The Borrower shall submit to the LIE a schedule for the acquisition of the balance Project land, which is required for the Project for its review and approval. The Borrower agrees to acquire balance Project land as per the schedule finalized by the Lenders in consultation with the LIE.

8.29.10	The Borrower agrees to make suitable arrangements for the Project management/ operation and management of each Project Modules prior to Scheduled Project Module Operation Date of the respective Project Module, which shall be reviewed by the LIE.

FACILITY AGREEMENT

8.30	Sponsor’s Undertakings

Simultaneously with the execution of this Agreement, the Borrower shall procure and furnish to the Lenders from the Sponsor undertakings to the effect that:

(i)	The Sponsor shall, either by itself, and/or through its Affiliates and/or through any other Person shall bring in or cause to be brought in the entire envisaged Equity Requirement for the Project as per the requirement of the Project and in line with the Financing Plan and Drawdown Schedule.

(ii)	The Sponsor and/or its Affiliates shall bring in the Sponsor Subdebt, on terms acceptable to and in a manner and to the satisfaction to the Lenders.

(iii)	On and after the Financial Close, the Sponsor shall make available to the Borrower, such amounts of the Sponsor Subdebt, which to the amounts sought as Disbursement at that time, whether by way of LC Issuance, or by way of Rupee Drawdown, bears the same ratio which the Sponsors Subdebt bears to the Rupee Facility. Provided however that if at the time of any Disbursement, the amount already funded as Sponsor Subdebt is not less than the amount required to be funded by way of Sponsor Subdebt at such time, then no further amount shall be required to be funded as Sponsor Subdebt prior to such Disbursement;

(iv)	The Project Cost shall not exceed Rs. 28,300 crores (Rupees Twenty Eight Thousand Three Hundred crores only) and in case of any Project Cost Overrun, the same shall be met by the Sponsor and/or its Affiliates by way of the Cost Overrun Support, without recourse to the Project assets, in a manner and to the satisfaction of the Lenders.

(v)	The Sponsor, either by itself and/or through its Affiliates, shall at all times hold at least 51% (fifty one per cent) of the Shares and management control of the Borrower during the tenure of the Facility.

(vi)	In the event the Internal Accruals generated from the Project is not sufficient for funding the Estimated Project Cost as envisaged in the Financing Plan, the Sponsor shall meet any such shortfall in Internal Accruals by bringing in (or by arranging from its Affiliates/ any other Person) Quasi Equity and/or monies contributed for issuance of Shares and against which Shares have been issued or are proposed to be issued within 3 (three) months from the date of receipt of such monies by the Borrower, (provided that if an equivalent number of Shares are not allotted against any monies received by the Borrower towards allotment of Shares within a period of 3 (three) months from the date of receipt of such monies by the Borrower such monies shall not be considered as amounts contributed to meet the shortfall. The Lenders agree that, without prejudice to the Sponsor’s obligations under the Sponsor Support Agreement, if at any time the Internal Accruals generated by the Project is higher than the requirement at such time by the Borrower as per the Construction Budget, then such difference shall be immediately considered as a part of the amounts contributed as Equity and the amounts required to be funded by the Sponsor shall be reduced accordingly. It is clarified that only the unfunded portion of any Sponsor Support Loans/ Sponsor Subdebt to be brought in by the Sponsor may be reduced in accordance with this Clause 2.5 and no amounts of the Sponsor Support Loans/ Sponsor Subdebt that have been brought in shall be repaid out of such excess Internal Accruals.

(vii)	The Sponsor shall not have any right to initiate any legal action against the Borrower for recovery/redemption of Quasi Equity/ Sponsor Subdebt or any dues from the Borrower.

FACILITY AGREEMENT

8.31	Corporate Guarantee

The Borrower shall procure and furnish a duly and validly executed Corporate Guarantee from the Guarantor prior to the Interim Disbursement Date or the Initial Disbursement Date, whichever is earlier.

Such Corporate Guarantee shall inter alia contain the following confirmations:

(i)	The Lenders shall be entitled to test in respect of the Guarantor, for each Fiscal Year, commencing from the first Fiscal Year following the Fiscal Year in which Project COD occurs, the following financial covenants:

(a)	Total Net Assets to Total Borrowings shall on any Relevant Date not be less than 1.75 to 1.00;

(b)	EBITDA to Net Interest Expenses shall on any Relevant Date not be less than 4 to 1.00;

(c)	Total Net Borrowings to EBIDTA shall on any Relevant Date not be exceeding 4 to 1.00.

The Guarantor shall further confirm that if, upon such testing as aforesaid, the Lenders find adverse deviation with respect to any two of the financial covenants stipulated above in a single Fiscal Year, the Borrower shall pay to each of the Lenders Guarantee Further Interest, till such time as the position is rectified to the satisfaction of the Lenders.

In the event of any adverse deviations as mentioned above, the Guarantor shall have the option to submit its latest half yearly audited statements of accounts for testing in order to determine the rectifications of such adverse deviations.

Further, if upon testing as aforesaid, the Lenders find adverse deviation with respect to any two or more of the financial covenants stipulated above for two consecutive Fiscal Years, the Lenders shall have the right to declare an Event of Default under this Agreement.

(ii)	The Guarantor shall ensure that the Promoters shall at times until the Final Settlement Date hold at least 35% (thirty five percent) of the paid-up and voting equity share capital and retain management control of the Guarantor. The Guarantor shall further confirm that in the event the aforesaid ownership falls below the requisite percentage without the prior written consent of the Lenders, the Lenders shall be entitled to invoke the Corporate Guarantee and call upon the Guarantor to pay the Outstandings, in whole or in part.

(iii)	The Guarantor shall continue to retain management control in Sterlite Industries Limited, Sesa Goa Limited and Konkola Copper Mines Plc till the Final Settlement Date.

FACILITY AGREEMENT

8.32	Offshore Legal Opinion

The Borrower shall furnish, within 10 (ten) days from the date of this Agreement, an opinion from an advocate of repute entitled to practice in England and Wales, appointed by the Sponsor/ Guarantor and acceptable to the Lenders or the in-house counsel of the Sponsor/Guarantor who is entitled to practice in England and Wales, stating that the Sponsor Support Agreement, Corporate Guarantee and all other Transaction Documents to which the Sponsor/ Guarantor is a party, existing as on the date of such opinion are valid and enforceable against the Sponsor/ Guarantor as the case may be.

9.	NEGATIVE COVENANTS

The Borrower covenants and agrees that, on or from the date hereof until the Final Settlement Date, without the prior written consent of the Facility Agent which consent shall not be unreasonably withheld (unless otherwise specifically provided in this Clause 9), the Borrower shall comply with the following conditions:

9.1	Capital Structure

The Borrower shall not effect any change in the capital structure, which will result in the Overall Debt Equity Ratio, for the Borrower increasing beyond 60:40 or reduce the holding of the Sponsor and/or its Affiliates in the Borrower below 51% (fifty one percent). While raising fresh loans (except Sponsor Support Loans), the Borrower shall submit certificate from the Statutory Auditor, to the satisfaction of the Lenders, regarding compliance with the condition of the maintenance of the Overall Debt Equity Ratio.

9.2	Security Interests

The Borrower shall not agree to, create, incur, assume or suffer to exist any Security Interest upon or with respect to any property, revenues or assets (tangible or intangible) of the Project, whether now owned or hereafter acquired, without the prior written consent of the Facility Agent and the Security Trustee if the Security Margin falls below the level stipulated in the relevant Financial Covenant, provided that the Borrower shall promptly intimate the Lenders in writing at the time of creating any Security Interest in favour of any Person. While raising fresh loans, the Borrower shall submit certificates from the Statutory Auditor/ practising chartered accountant to the satisfaction of the Lenders stating that the Security Margin has not fallen below 26% (twenty six percent).

9.3	Assignments and Modifications of Transaction Documents

9.3.1	The Borrower shall not (i) amend or modify its Memorandum and Articles of Association or (ii) change its Fiscal Year or (iii) radically change the accounting policies followed by the Borrower or (iv) change the nature or scope of the Project to the extent that will result in a Material Adverse Effect.

9.3.2	Except for the quarterly drawdown schedule which may be amended by the Borrower thirty (30) days before the commencement of each quarter, the Borrower shall not make any amendments to the approved Construction Budget and/or Project Schedule except in accordance with the provisions of this Agreement.

FACILITY AGREEMENT

9.3.3	The Borrower shall not make any change order under any Material Project Documents or the Construction Budget, as applicable, unless:

(i)	such change order is approved in writing by the Lenders; or

(ii)	such change order is not material and in any case not expected to adversely affect the operation or reliability of the Project, or increase the Project Cost beyond the Estimated Project Cost, or delay Project COD beyond the Scheduled COD;

The Borrower shall promptly inform the Facility Agent and the LIE of any change orders initiated or consented to by it along with the expected costs for the same, the source of such costs and the reasons for the change and in case the Facility Agent and/or the LIE direct the Borrower that the change order is a material change or may adversely affect the operation or reliability of the project, or increase the Project Cost beyond the Estimated Project Cost, or delay Project COD, then the Borrower shall promptly take all such steps as are required to reverse the relevant change order.

9.3.4	The Borrower shall not, and shall not agree to, grant any waiver or change or make changes in respect of any provision of, or terminate any of the Project Documents to the extent that will result in a Material Adverse Effect.

9.3.5	The Borrower shall not replace or consent to the replacement of any Material Project Participant.

9.4	Winding Up, Amalgamation and Restructuring, Sale of Assets and Guarantee

The Borrower shall not:

(a)	wind up, liquidate or dissolve its affairs;

(b)	formulate any scheme of merger, consolidation, amalgamation, reconstruction or reorganisation, except schemes involving the Affiliates of the Borrower unless the Overall Debt Equity ratio is maintained at no higher than 60:40 and the Security Margin is not less than 26% (twenty six percent);

(c)	sell, assign or otherwise dispose of any of the assets of the Borrower other than the Permitted Disposal; and

(d)	undertake guarantee obligations except in the ordinary course of business.

9.5	Subordinated Loans

Except as permitted in this Agreement, during the currency of the Rupee Facility, the Borrower shall not repay any monies brought in by the Sponsor or any Affiliates or Directors thereof as loans or share application money pending allotment, forming part of the Sponsor Contribution brought in towards meeting the Project Cost, except as permitted under this Agreement. The Borrower expressly agrees and affirms that any such monies being part of the Sponsor Contribution shall be subordinated to the Rupee Facility provided by the Lenders. Such monies may only carry such interest as approved by the Lenders.

FACILITY AGREEMENT

9.6	Restricted Payments

The Borrower shall not make any Restricted Payment until the First Repayment Date and thereafter, it shall not make any Restricted Payment, (i) unless each of the Restricted Payment Conditions is satisfied at the time of making such payment(s) or without obtaining prior consent of the Lenders and (ii) in accordance with applicable provisions of Clause 8.26.2 hereof.

9.7	No Other Business or Activity; Expansion, Acquisition

The Borrower shall not:

(i)	carry on any business or activity other than in connection with the completion or operation of the Project, or

(ii)	expand or acquire any companies,

unless the Overall Debt Equity ratio is maintained at 60:40 and the Security Margin is at least 26% (twenty six per cent).

9.8	Contractual Obligations

Save as permitted in the Financing Documents, the Borrower shall not enter into any contractual obligations of a long-term nature or which affect or are likely to affect the Borrower financially to a significant extent, except in the ordinary course of business.

9.9	Leases

The Borrower shall not enter into any agreement or arrangement to acquire or make available by lease the use of any property or equipment of any kind (except lease related to the Project Sites and as may be required for the Project, and leases entered into in the normal course of business and which will not lead to a Material Adverse Effect).

9.10	Abandonment

The Borrower shall not Abandon or agree to Abandon the Project or place it or agree to place it on a Care and Maintenance basis.

9.11	Improper Use

9.11.1	The Borrower shall not use, maintain, operate, occupy or grant any rights in respect of the use, maintenance, operation or occupancy of any portion of the Project Sites or Project for any purpose which:

(a)	may be dangerous, unless safeguarded as required by Applicable Law;

(b)	violates any legal requirements in any respect or which may constitute a public or private nuisance or which could be expected to have Material Adverse Effect;

(c)	make voidable or cancellable, or increase the premium of, any insurance then in force with respect to any part of the Project Sites or Project; or

(d)	is other than for the intended purpose thereof in the construction, operation and maintenance of the Project.

9.11.2	The Borrower shall not use any goods or services, procured or paid for by using the funds forming part of the Project Costs for purposes other than for meeting the requirements of the Project.

FACILITY AGREEMENT

9.12	Disputes

The Borrower shall not agree, authorise or otherwise consent to any proposed settlement, resolution or compromise of any litigation, arbitration or other dispute with any Person without reasonable prior notice to the Facility Agent, provided that prior consent of the Facility Agent shall be required if such proposed settlement, resolution or compromise could reasonably be expected to, or could in the opinion of the Lenders, constitute a Material Adverse Effect.

9.13	Major Maintenance

The Borrower will not defer or postpone the performance in any Operating Year of any inspection, servicing and/or replacement of parts of the Project after periodic intervals of operation of each Project Module, that is required to be performed in such Operating Year if such postponement could reasonably be expected to cause Material Adverse Effect.

9.14	DSRA

The Borrower shall not utilize the amounts accumulated in the DSRA for any other purpose other than for meeting the Debt Service obligations and towards investing in Permitted Investments.

9.15	Environmental Impact

The Borrower shall not operate and maintain the Project (or permit the Project to be operated and maintained) in any manner that would pose a hazard to the environment, health or safety or would breach its obligations under any Transaction Documents.

9.16	Contingency Funds

The Borrower shall not avail, incur and/or utilise the amount of the Rupee Facility equivalent to the Contingency provision in the Estimated Project Cost, without the Borrower obtaining a certificate from the LIE allowing the usage.

9.17	Indebtedness

The Borrower shall not incur, avail or cause to subsist any indebtedness, either secured or unsecured, unless the Overall Debt Equity ratio is maintained at 60:40 and the Security Margin is at least 26% (twenty six per cent).

FACILITY AGREEMENT

9.18	Refinery Expansion Project

The Borrower shall not commence construction activities or incur additional expenditure for setting up the Refinery Expansion Project, other than for common facilities that are also required for the Project, as determined by the LIE, till appropriate approvals are received from the Ministry of Environment and Forests and State Pollution Control Board, Orissa. The Borrower shall not use the proceeds of Disbursements under this Agreement to repay the money brought in by the Sponsor which has been utilised towards the Refinery Expansion Project other than for common facilities that are also required for the Project. Such expenses shall not be included as part of the Equity for determining Equity Requirement for the Project. Provided however that upon obtaining required approvals for the Refinery Expansion Project, the Borrower may avail new term loan from banks/ institutions and repay sponsor debt, which has been utilised towards the Refinery Expansion Project over and above the equity requirement for Refinery Expansion Project. The Borrower shall not avail loans for the Refinery Expansion Project on terms and conditions more favourable than those available to the Lenders under this Agreement.

10.	SECURITY

10.1	The Rupee Facilities together with Unreimbursed Drawings, Unpaid Sums, all Interest, LC Commission, Issuing Bank Fronting LC Commission, Additional Interest, Default Interest, Further Interest, Post Interim Interest, Guarantee Further Interest, Commitment Fees, Prepayment Premium, and all and any other fees, financing charges, fees/remuneration payable to the trustees/agents of the Lenders, costs, charges, expenses and other monies including any increase as a result of revaluation/devaluation/fluctuation or otherwise in the rates of the foreign currencies involved or payable whatsoever as stipulated in or payable under this Agreement or the other Financing Documents shall be secured as under:

(a)	a first priority charge by way of hypothecation of the Borrower’s all present and future unencumbered and encumbered movable fixed assets for the Project (including but not limited to plant and machinery, machinery spares, tools and accessories, base stock funded by the Rupee Facility of the Project);

(b)	a first charge by way of mortgage on all present and future immovable fixed assets (including leasehold land, if any) of the Borrower, acquired or to be acquired for the Project;

(c)	a first charge on the DSRA and all monies lying to the credit of such account, from time to time;

(d)	a second charge on the current assets of the Borrower for the Project; and

(d)	by Corporate Guarantee.

These shall be collectively referred to as the “Security”. Provided however the assets proposed to be secured in favour of Security Trustee shall not include the Excluded Assets. Provided further that, on and from the date on which any of the financial assistances which are secured by the Excluded Assets are repaid, the corresponding Excluded Assets shall stand automatically secured in favour of the Security Trustee by way of a first priority charge. The Borrower shall take necessary steps and execute such documents in relation to the security as stated above over the Excluded Assets.

FACILITY AGREEMENT

10.2	The Borrower shall create Security in favour of the Security Trustee for the benefit of the Lenders and within the timeframes stipulated hereunder:-

(a)	The Borrower shall create Security stipulated under Clause 10.1 (a) above in relation to the unencumbered movable fixed assets prior to the date of Initial Disbursement or Interim Disbursement Date, whichever is earlier. Provided that within 3 (three) months from the date of Initial Disbursement or Interim Disbursement, whichever is earlier, the Borrower shall obtain necessary no objection certificate from the Existing Lenders who have negative lien/ exclusive charge over the encumbered movable fixed assets of the Borrower, to the satisfaction of the Lenders and shall create charge over such movable fixed assets by modifying the Security Document executed/ to be executed to create Security stipulated under Clause 10.1 (a) above.

(b)	The Borrower shall create the Security stipulated under Clause 10.1(b) above in relation to the immovable fixed assets acquired by the Borrower as of the date of this Agreement within 6 (six) months from the date of this Agreement. Provided that prior to creation of such Security, the Borrower shall obtain the necessary no objection certificate from the Existing Lenders who have negative lien/exclusive charge over such acquired immovable fixed assets, to the satisfaction of the Lenders. Provided further that within 6 (six) months from the date of acquisition of balance Project land which is required for the Project, from time to time, as certified by the LIE, the Borrower shall create charge by way of mortgage over such newly acquired lands. The schedule of acquisition of the balance land shall be reviewed and approved by the LIE as per the requirement and criticality for the Project. The Borrower shall acquire the balance Project land as per the schedule finalized by the Lenders in consultation with the LIE. Provided further that necessary Clearances as required for the creation of Security stipulated under Clause 10.1(b) hereof, shall be obtained from the government agencies, prior to creation of the said Security.

(c)	The Borrower shall create the Security stipulated under Clause 10.1(c) hereof, on or prior to the date falling 6 (six) months from the Project COD or Scheduled COD whichever is earlier.

10.3	(a)

The Borrower shall periodically inform the Facility Agent, the Security Trustee and the LLC of the status of (1) land acquisition for the Project, (2) receipt of Clearances for the Project and (3) completion of formalities required for the creation and perfection of Security. The Borrower shall also provide access to the Lenders, the Facility Agent, the Security Trustee and the LLC, to the books, records and properties of the Borrower to enable them to identify the status of and review the (1) land acquisition for the Project, (2) receipt of Consents for the Project and (3) completion of formalities required for the creation and perfection of Security.

(b)	Notwithstanding anything stated in this Clause, the entire Security stipulated under Clause 10.1 shall be perfected in all respects on or prior to Scheduled COD or Project COD, whichever is earlier.

FACILITY AGREEMENT

10.4	(a)

The benefit of the Security created or to be created to secure the Rupee Facility pursuant to Clause 10.1 hereinabove, for the benefit of the Lenders, shall be first ranking and at all times rank pari passu inter se between the Lenders. The Security created or to be created in favour of the Security Trustee of the Lenders shall rank pari passu with the security created / to be created in favour of the trustees of the New Lenders/ New Lenders. Provided however, that such Existing Lenders in whose favour exclusive charge has been created by the Borrower on the Excluded Assets shall not have any charge on the remaining Project assets of the Borrower, for the assistances secured by the Excluded Assets.

(b)	The Borrower agrees and confirms that the Sponsor Subdebt shall be unsecured.

(c)	Notwithstanding anything stated in this Clause 10.4, on obtaining appropriate environmental clearances for the Refinery Expansion Project, the Lenders and the Existing Lenders other than such banks and financial institutions in favour of which exclusive charge has been created by the Borrower, shall have first pari passu charge over the entire fixed assets of both the Project and the Refinery Expansion Project, along with the lenders of the Refinery Expansion Project, provided the Security Margin for the Rupee Facility is not diluted.

(d)	The Security stipulated in Clause 10.1 shall be offered on second charge basis to the working capital lenders for the Project, on a reciprocal basis, whereby the Lenders shall also have a second charge on the currents assets of the Borrower for the Project.

(e)	The benefit of the Security created or to be created to secure the Rupee Facility pursuant to Clause 10.1 hereinabove, for the benefit of the Lenders, shall also rank pari passu with the security created / to be created in favour of the lenders of the existing letters of credit/ letters of commitment, till the time such existing letters of credit/letters of commitment are outstanding.

(f)	Welter Trading Limited and/or such lenders who have provided / will provide loans in replacement of loan of Welter Trading Limited, whether in part or full, for Refinery Expansion Project, shall have a residual charge on the entire fixed assets of the Lanjigarh Refinery; provided that the Lenders shall have a subservient charge to the charge of Welter Trading Limited.

10.5	The Borrower shall make out a good and marketable title to its properties to be secured in favour of the Security Trustee to the satisfaction of Security Trustee and comply with all such formalities as may be necessary or required for the said purpose.

10.6	Until the Final Settlement Date, the Borrower undertakes to notify the Security Trustee and the Facility Agent in writing of all its acquisitions of immovable properties and as soon as practicable thereafter to make out a marketable title to the satisfaction of the Security Trustee and mortgage the same by way of mortgage in favour of the Security Trustee for the benefit of the Lenders.

FACILITY AGREEMENT

10.7	All registrations/ filings with the Registrar of Companies or other Government Authority or any other Person, whatsoever, required in connection with the Security Documents will be made within the period provided under Applicable Laws or within a period of 30 (thirty) days from the date of execution of the relevant Security Documents, whichever is earlier.

10.8	The Borrower shall create the Security Interest and execute the corresponding Security Documents envisaged in this Agreement within the stipulated time period.

10.9	The Borrower shall file all requisite forms (including Form 8) and obtain all necessary Clearances for the creation, perfection and maintenance of the Security required to be created in terms of the Financing Documents, including the permission of the assessing officer under Section 281(1)(ii) of the Income Tax Act, 1961, to be obtained by the Borrower for the creation of the Security, as and when required, and ensure that all such Clearances are in full force and effect.

11.	FINANCIAL COVENANTS

11.1	Without prejudice to the obligations of the Borrower under this Agreement and the other Financing Documents but subject to the provisions of this Clause 11, for each Fiscal Year commencing from the first Fiscal Year following the Fiscal Year in which Project COD occurs, the Borrower shall be required to maintain at all times, at least 2 (two) of the Financial Covenants as provided for in Column C hereof (each of the following, a “Financial Covenant” and collectively “Financial Covenants”):

Column A	Column B	Column C
Nature of Financial Covenant	Base Value	Project Tolerance Levels
Total Debt Gearing	2.25	shall not be greater than 2.70

Gross DSCR	1.50	shall not be less than 1.25

Security Margin	26%	shall not be less than 22%

11.2	The Total Debt Gearing and Security Margin for each Fiscal Year in which the Borrower is required to meet the Financial Covenants (each a “Calculation Year”) shall be determined as of the last day of such Calculation Year, and the Gross DSCR for each Calculation Year shall be calculated over the period of the full Calculation Year, in each case based on the annual consolidated audited statement of accounts for such Fiscal Year required to be submitted by the Borrower to the Facility Agent pursuant to Clause 8.23.1 hereof.

11.3	Provided that in the event of continuous default of the Financial Covenants or consistent decline in performance levels of the Borrower, the Lenders may stipulate, after consultation with the Borrower, any other condition as may be deemed necessary.

FACILITY AGREEMENT

12.	INTEREST AND FEES

12.1	Interest

(i)	The Borrower shall pay to each Rupee Lender, interest (“Interest”) on the Rupee Loan attributable to that Rupee Lender and outstanding from time to time for each Interest Period on each Interest Payment Date at the Interest Rate.

(ii)	The Rupee Lenders shall be entitled on every Interest Reset Date to reset the Spread applicable to their Facility as per their sole discretion and thereafter such reset rate shall be the Interest Rate.

It is hereby expressly clarified that the Spread as decided by the Rupee Lenders shall be uniformly applicable to all Rupee Lenders.

(iii)	The Interest Rate shall be subject to changes as per directives issued by RBI from time to time.

12.2	Further Interest

(i)	If there is any adverse deviation in any two out of the three Financial Covenants (as provided in Column C of Clause 11.1 hereof) in any Calculation Year then the Borrower shall pay to each of the Lenders on each Interest Payment Date during the Fiscal Year following the Calculation Year, further interest at the rate of 1% (one percent) per annum (“Further Interest”) on the entire Outstandings from time to time, till such time as the position is rectified to the satisfaction of the Lenders.

(ii)	Provided, that for the period between the end of the Calculation Year and the first Interest Payment Date to occur after the notification by the Facility Agent to the Borrower of the deviations by the Borrower, the Further Interest shall be deemed to accrue from the first day after the end of the Calculation Year and the accrued Further Interest shall be paid by the Borrower on the immediately following Interest Payment Date.

(iii)	In the event of any adverse deviations as mentioned in Clause 12.2(i), the Borrower shall have the option to submit its latest half yearly audited statements of accounts for testing in order to determine the rectifications of such adverse deviations.

12.3	Additional Interest

(i)	The Borrower shall create and perfect the Security in a form and manner satisfactory to the Lenders within time period stipulated under Clause 10.2 hereof.

(ii)	In the event the Borrower fails to create and/or perfect the Security, to the satisfaction of the Lenders, within the time periods stipulated in Clause 10.2 the Borrower shall, without prejudice to other rights of the Lenders as provided in Financing Documents, pending creation and perfection of such Security which has not been created within the time period stipulated in Clause 10.2 pay to the Lenders, additional interest at the rate of 1% (one percent) per annum on the entire Outstandings (“Additional Interest”) computed from the expiry of the time periods stipulated in Clause 10.2 hereof until the creation and perfection of the Security in a form and manner satisfactory to the Lenders. All such Additional Interest shall be payable on every Interest Payment Date.

(iii)	Notwithstanding anything contained in this Clause 12.3, any further Disbursements pending creation and perfection of Security shall be at the sole discretion of the Lenders and on such additional terms and conditions specified by the Lenders.

FACILITY AGREEMENT

12.4	Default Interest

(i)	The Borrower shall pay to the Lenders all amounts payable under the Financing Documents on the respective Due Dates.

(ii)	Without prejudice to the obligations of the Borrower under this Agreement and the other Financing Documents, the Borrower shall pay to the Lenders additional interest at the Default Rate (the “Default Interest”) over and above the Interest Rate on the entire Outstandings in the event the Borrower defaults in payment of Interest, Further Interest, Repayment Instalment, or any other monies accruing due to the Lenders including Unpaid Sums, Up-front Fees, LC Lender Commission, all costs, charges, expenses due under this Agreement or any other Financing Document on the Due Date (whether at stated maturity, by acceleration, in accordance with this Agreement or otherwise).

(iii)	Such Default Interest will be computed from the respective Due Date until the date on which the Borrower has repaid /reimbursed such amounts and shall become payable immediately on demand and in the absence of demand upon the immediately following Interest Payment Date.

(iv)	It is hereby clarified that arrears of Default Interest shall carry interest at the Default Rate.

12.5	Commitment Fees

12.5.1	The Borrower shall pay to the Rupee Lenders, commitment fees at the rate of 1.2% (one point two percent) per annum (“Commitment Fees”) on the difference (if positive) between the Relevant Period Amount and the amount of actual Rupee Drawdowns in any Drawdown Schedule Period (“Drawdown Shortfall Amount”) as per the Drawdown Schedule. The Commitment Fees shall be calculated on the Drawdown Shortfall Amount for the period commencing from the next day after the end of the relevant Drawdown Schedule Period until the Drawdown Shortfall Amount is fully drawn. The amounts of the subsequent Rupee Drawdowns shall be first adjusted against any Drawdown Shortfall Amount. In the event that the actual amount of Rupee Drawdowns exceeds the Relevant Period Amount in any Drawdown Schedule Period, such excess shall be adjusted against any Drawdown Shortfall Amounts arising in the next Drawdown Schedule Period.

12.5.2	Commitment Fees shall be payable to the Rupee Lenders in arrears during the respective Availability Period on the first Interest Payment Date in every Fiscal Quarter, in each year and, if applicable at the end of the Availability Period.

FACILITY AGREEMENT

12.6	Up-front Fee

The Borrower shall pay to each of the Rupee Lenders a non-refundable up-front fee (“Up-front Fee”) at such rate and on such date as is specified in the respective letter of sanction. Provided however the Borrower will not be required to pay Up-front Fee to the novatees of any Rupee Lender.

12.7	Post Interim Interest

12.7.1	In the event the Borrower fails to satisfy or seek waiver of the conditions mentioned in Clause 12.7.2 below within the time period as stipulated therein, the Borrower shall, without prejudice to other rights of the Lenders as provided in Financing Documents, pending non - satisfaction or waiver of the such conditions pay to the Lenders, additional interest at the rate of 1% (one percent) over and above the Interest Rate on the entire Outstandings (“Post Interim Interest”) computed from the expiry of the time periods stipulated in Clause 12.7.2 below for the satisfaction of the conditions mentioned therein until the satisfaction or waiver of such conditions in a form and manner satisfactory to the Lenders. All such Post Interim Interest shall be payable on every Interest Payment Date.

12.7.2	(a)	The Condition Precedent stipulated in Clause 6.1.17 hereof, shall be satisfied within 30 (thirty) days from the Interim Disbursement Date.

(b)	The Borrower shall ensure the submission of the due diligence reports to the Facility Agent as required in Clause 6.1.10 hereof, within 60 (sixty) days from the Interim Disbursement Date, and shall have resolved all the issues raised in such diligence reports and carry out necessary changes in the relevant documents as required by the Lenders, within 90 (ninety) days from the Interim Disbursement Date.

(c)	The Borrower shall have submitted a certificate from the Statutory Auditor as on March 31, 2011, regarding sources and uses of funds previously utilised for the Project including details of interest paid to the Sponsor on Quasi Equity (payment of such interest as may be permitted under this Agreement), within 30 (thirty) days from the Interim Disbursement Date.

12.7.3	Notwithstanding anything to the contrary contained in this Clause 12.7, the provisions of this Clause 12.7 shall be applicable only in the event the Borrower avails any Interim Disbursement under this Agreement.

12.8	Guarantee Further Interest

(i)	Upon testing of the financial covenants under Clause 5 B (j) of the Corporate Guarantee, if there is any adverse deviation in any two out of the three financial covenants in any one Fiscal Year then the Borrower shall pay to each of the Lenders on each Interest Payment Date following such testing and notification by the Facility Agent to the Borrower of the deviations by the Borrower, further interest at the rate of 1% (one percent) per annum (“Guarantee Further Interest”) on the entire Outstandings from time to time, till such time as the position is rectified to the satisfaction of the Lenders.

FACILITY AGREEMENT

(ii)	Provided, that for the period between the end of the Fiscal Year for which testing is done under Clause 5 B (j) of the Corporate Guarantee and the first Interest Payment Date to occur after the notification by the Facility Agent to the Borrower of the deviations by the Borrower, the Guarantee Further Interest shall be deemed to accrue from the first day after the end of the Fiscal Year for which testing is done under Clause 5 B (j) in the Corporate Guarantee and the accrued Guarantee Further Interest shall be paid by the Borrower on the immediately following Interest Payment Date.

13.	REPAYMENT

13.1	The Borrower shall repay the entire amount of the Rupee Loans to the respective Rupee Lenders in the manner as provided in the Repayment Schedule.

13.2	The Last Repayment Instalment of each Rupee Lender’s Rupee Loan together with all other Outstandings owed to such Rupee Lender shall be repaid in full to such Rupee Lender on the Maturity Date for the Rupee Loan made by such Rupee Lender.

13.3	No amounts repaid under the Rupee Facility may be re-borrowed.

13.4	If, for any reason, the amount finally disbursed by the Rupee Lenders (or any of them) under this Agreement, is less than the amount of the Rupee Commitment of such Rupee Lenders, the Repayment Instalments shall stand reduced proportionately but shall be payable on the same Repayment Dates as specified in the Repayment Schedule.

14.	PREPAYMENT

14.1	Voluntary Prepayment on Payment of Prepayment Premium

The Borrower shall, as may be permitted by Applicable Law, be entitled, upon the payment of the Prepayment Premium, to prepay the Outstandings or any part thereof at any time till the Final Settlement Date, provided that the Borrower shall have offered each Rupee Lender who has provided the Rupee Loans an opportunity to be so prepaid on a pro rata basis or requested their consent to being prepaid otherwise than on a pro rata basis.

14.2	Voluntary Prepayment without Prepayment Premium; Mandatory Prepayment

14.2.1	The Borrower may voluntarily prepay the Rupee Loans in full or in part, as the case may be, without payment of Prepayment Premium, in any of the following instances:

(a)	at the instance of the Lenders;

(b)	the Borrower makes the prepayment from the surplus cash accruals from the Project on Interest Reset Date;

(c)	on every Interest Reset Date if the Borrower makes the prepayment by way of refinancing and has given a notice of not less than sixty (60) days to the Rupee Lenders;

FACILITY AGREEMENT

(d)	if the Interest Rate as reset on the Interest Reset Date in terms of this Agreement for the relevant Rupee Lender(s) is not acceptable to the Borrower and the Borrower chooses to prepay the Rupee Loans outstanding in respect of such Rupee Lender within ninety (90) days from the later of the Interest Reset Date or date of advice from the Rupee Lender(s) of such reset, by giving a notice of prepayment to such Rupee Lenders, of not less than 60 (sixty) days of such resetting of the Interest Rates; or

(e)	if on the Interest Reset Date the Interest Rate of any Rupee Lender is higher than the Interest Rate of all the other Rupee Lenders, the Borrower may choose to prepay the Rupee Loans outstanding in respect of the relevant Rupee Lender within ninety (90) days from the Interest Reset Date.

14.2.2	Any prepayment under Clause 14.2.1(a), (b) and/or (c) hereof shall be applied proportionately towards all Outstandings. Any prepayment made under Clause 14.2.1(d) and/or (e) shall be made in full to the respective Rupee Lender being prepaid.

14.3	General Provisions in respect of Prepayment

14.3.1	Any notice of prepayment given by the Borrower under this Agreement is irrevocable. The Rupee Lenders and the Facility Agent shall notify each other promptly of receipt of any such notice.

14.3.2	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts payable under this Agreement.

14.3.3	No prepayment is permitted except in accordance with the express terms of this Agreement.

14.3.4	No amount prepaid under this Agreement may subsequently be re-borrowed or reinstated from the same Rupee Lenders to whom it has been prepaid.

15.	EVENTS OF DEFAULT

15.1	An Event of Default shall occur upon the occurrence of any of the following specified events (each an “Event of Default”):

15.1.1	Payment Default

Failure by the Borrower in the payment of any Interest, LC Commission, Default Interest, Further Interest, Additional Interest, Post Interim Interest, Guarantee Further Interest, Repayment Instalment, any fee or any other amounts under or in accordance with the terms of the Financing Documents on their respective Due Date/s and such default or delay continues for a period exceeding 7 (seven) days from such Due Date/s.

FACILITY AGREEMENT

15.1.2	Other Default

(i)	Subject to Clause 15.1.17 hereof, failure by the Borrower or the Sponsor/ Guarantor to perform any of their obligations, or the breach of any representations and warranties, undertakings/covenants under the Financing Documents (other than the failure to comply with payment obligations under the Financing Documents as specified in Clause 15.1.1 above), and such breach is not cured within a period of 30 (thirty) days from the date of its occurrence.

(ii)	Failure by any Material Project Participant to perform any of its obligations, or the breach by any Material Project Participant of any undertakings/covenants, under the Transaction Documents (other than the failure to comply with payment obligations under the Transaction Documents) which continues beyond any applicable grace or cure period and which could be expected to have a Material Adverse Effect or result in the Commercial Operation Dates of any of the Project Modules and/or the Project COD being delayed.

15.1.3	Cross Default

(i)	The Borrower defaults in the payment of any principal, interest, premium or other amount due and payable by it (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or any lender declares an event of default under any loan or credit agreement (other than Financing Documents) evidencing, securing or creating any indebtedness of the Borrower.

(ii)	If the Borrower is in breach of, or does not comply with, any term or condition (whether, financial, performance or otherwise) of any Project Document and such breach or non-compliance is, in the 15.1.3 (ii) (Cross Default under Project Documents) opinion of the Lenders, likely to have a Material Adverse Effect.

(iii)	If any of the Existing Lenders or any other secured lenders to the Project accelerate the Existing Debt and/or the other respective financial assistances and/or enforce the security created under the respective financing/security documents.

15.1.4	Failure to Perform, Breach and Non Compliance

The Borrower or any Material Project Participant shall fail to obtain, renew, maintain or comply in all respects with any Clearance for the execution, delivery, performance or enforcement of the Transaction Documents or for the development, construction, operation or maintenance of the Project or any such Clearance shall be rescinded, terminated, suspended, modified or withheld or shall be determined to be invalid or shall cease to be in full force and effect, or any proceedings shall be commenced by or before any Government Authority for the purpose of rescinding, terminating, suspending, modifying or withholding any such Clearance, and such failure / non-compliance / recession, termination, suspension, modification, withholding, determination, proceedings, are, in the opinion of the Lenders, likely to have a Material Adverse Effect, and which are not cured or withdrawn, as applicable within 60 (sixty) days;

FACILITY AGREEMENT

15.1.5	Project

(i)	The Borrower ceases to have title to or the right to possess and use the Project Site or any material part thereof for a period exceeding 90 (ninety) days and which has a Material Adverse Effect; or

(ii)	The Borrower Abandons the Project for a period exceeding 90 (ninety) days or threatens to cease to carry on any of its businesses or gives notice of its intention to do so;

(iii)	All or any part of the assets of the Borrower required or essential for its business or operations are damaged or destroyed or in the opinion of the Lenders, there occurs any change from the date of this Agreement in the general nature or scope of the business, operations, which, in the opinion of the Lenders, likely to have a Material Adverse Effect;

(iv)	The Borrower fails to achieve Project COD within 6 (six) months from the Scheduled COD.

15.1.6	Insurance

(i)	If the Borrower’s assets have not been kept insured by the Borrower or depreciate in value to such an extent that such depreciation in value could in the opinion of the Lenders, have a Material Adverse Effect.

(ii)	Any insurance contracted or taken by the Borrower is not, or ceases to be, in full force and effect at any time when it is required to be in effect or any insurance is avoided, or any insurer or re-insurer avoids or suspends or becomes entitled to avoid or suspend, any insurance or any claim under it or otherwise reduce its liability under any insurance or any insurer of any insurance is not bound, or ceases to be bound, to meet its obligations in full or in part under any insurance and any of such event could in the opinion of the Lenders have a Material Adverse Effect.

15.1.7	Court Order, Government Actions

(i)	Any Government Authority shall have nationalised, seized, or otherwise expropriated all or any part of the property or other assets of the Borrower or any part of the Equity Interest of the Sponsor in the Borrower, or shall have assumed custody or control of any part of the Equity Interest of the Sponsor in the Borrower and any part of its property or other assets or of the business or operations of the Borrower or shall have taken any action for the dissolution of the Borrower or any action that would prevent the Borrower from carrying on its business or operations or a substantial part thereof or with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Borrower in connection with its business and any such action and/or event has not been revoked, rescinded or stayed by an appropriate Government Authority for 45 (forty five) days; or

FACILITY AGREEMENT

(ii)	An attachment or restraint has been levied on the assets of the Borrower or a Material Project Participant resulting in, or which in the judgment of the Lenders results in, a Material Adverse Effect and such attachment or restraint has not been revoked, rescinded or stayed by an appropriate Government Authority for 45 (forty five) days; or

(iii)	Failure by the Borrower or the Sponsor, as the case may be, to pay one or more amounts due under any judgements or decrees which shall have been entered against the Borrower or Sponsor, as the case may be, and which in each case exceeds an amount of Rs. 5 crores (Rupees Five crores only) or such equivalent amount in any other currency in case amounts to be rendered under any judgments or decrees against the Sponsor are denominated in a currency other than Rupees; or

(iv)	Any Legal Proceeding under or relating to any Applicable Law shall have been instituted against the Borrower or the Sponsor which has or can be reasonably expected to have, or which in the judgment of the Lenders has, a Material Adverse Effect and such Legal Proceeding has not been withdrawn for 45 (forty five) days.

15.1.8	Security

(i)	Any Security Documents once executed and delivered shall fail to provide the Security Interests, rights, title, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Security Interest shall fail to have the priority contemplated in such Security Document or any such Security Document shall cease to be in full force and effect, or the validity or enforceability thereof or the applicability thereof to the Disbursement or any obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of the Borrower or any other party thereto.

(ii)	The occurrence of any event or circumstance which is prejudicial to, imperils, or has the effect of depreciating the Security Interest in any manner whatsoever and such event or circumstance continues to have an effect for a period exceeding 90 (ninety) days.

15.1.9	Winding Up, Bankruptcy and Dissolution

(i)	If the Borrower or the Sponsor commences a voluntary proceeding under any applicable bankruptcy, insolvency, winding up or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary proceeding under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee (or similar official) for any part of its property;

FACILITY AGREEMENT

(ii)	If a Material Project Participant (other than the Borrower and the Sponsor) commences a voluntary proceeding under any applicable bankruptcy, insolvency, winding up or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary proceeding under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee (or similar official) for any part of its property, and in the opinion of the Lenders such event is likely to have a Material Adverse Effect and the Borrower fails within a period of 60 (sixty) days after notice from the Facility Agent to replace such concerned Material Project Participant with an alternative who has the necessary experience and required competency to complete the Project;

(iii)	If an involuntary proceeding against the Borrower or a Material Project Participant has been admitted under any applicable bankruptcy, insolvency, winding up or other similar law now or hereafter in effect, or in any case, proceeding or other action for the appointment of a receiver, liquidator, assignee (or similar official) for any part of its property, or for the winding up or liquidation of its affairs, or other action has been presented to a court or other Government Authority, and such proceedings are not dismissed or stayed within 90 (ninety) days; or

(iv)	The Borrower or any Material Project Participant has taken or suffered to be taken any action towards its reconstruction, reorganisation, liquidation or dissolution, provided that if a Material Project Participant, other than the Sponsor, takes or suffers to be taken any such action, the Borrower will be provided a cure period of 90 (ninety) days / to replace such concerned Material Project Participant with an alternative who has the necessary experience and required competency to complete the Project;

(v)	Any of the Borrower or any Material Project Participant has been declared as a sick industry or is, in the reasonable apprehension of the Lenders, likely to be declared as a sick industry under the Sick Industrial Companies (Special Provisions) Act, 1985, provided that if a Material Project Participant, other than the Sponsor, has been so declared or is in the reasonable apprehension of the Lenders likely to be so declared, the Borrower will be provided a cure period of 90 (ninety) days to replace such concerned Material Project Participant with an alternative who has the necessary experience and required competency to complete the Project; or

(vi)	Any equivalent or analogous proceedings under the laws of any jurisdiction in which any Material Project Participant is incorporated or resident or any jurisdiction in which any Material Project Participant carries on business (including the seeking of liquidation, winding-up, reconstruction, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors, insolvency and suspension of payments).

FACILITY AGREEMENT

15.1.10	Project Documents and Financing Documents

(i)	The Agreement or any of the other Financing Documents or any of the Material Project Documents or any provision hereof or thereof:

(a)	is or becomes invalid, illegal or unenforceable or any party thereto shall have repudiated or disavowed or taken any action to challenge the validity or enforceability of such Agreement; or

(b)	except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned (save as permitted under this Agreement) or otherwise transferred or prematurely terminated by any party thereto prior to the Final Settlement Date (other than with the prior written consent of the Facility Agent).

(ii)	A default or failure to fulfil obligations has occurred under any of the Material Project Documents and in the case of:

(a)	a default or failure by the Borrower or the Sponsor under such Material Project Document which failure or default, if capable of remedy, is not remedied within the applicable grace period under such Material Project Document and constitutes, in the judgment of the Lenders, a Material Adverse Effect; or

(b)	a default or failure by a Material Project Participant under a Material Project Document, which default or failure

(1)	has continued unremedied beyond the applicable grace period, if any, under such Material Project Document, and

(2)	constitutes, in the judgment of the Lenders, a Material Adverse Effect;

and the Borrower has been unable to replace such Material Project Participant with an alternative who has the necessary experience and requisite competency to complete the Project, within a period of 90 (ninety) days after the applicable grace period noted in (1) above has expired.

(c)	Any representation or warranty confirmed or made or deemed to be made, by the Borrower, the Sponsor or any Material Project Participant in any Transaction Document is incorrect, misleading when made or deemed made and, in the case of any Material Project Participant, such incorrectness, etc. is in the opinion of the Lenders, likely to have a Material Adverse Effect.

15.1.11	Change in Control

The occurrence of any event which results in Change in Control.

FACILITY AGREEMENT

15.1.12	Illegality

(i)	It is or becomes unlawful for the Borrower or any Person to perform any of their respective obligations under this Agreement or any other Financing Document.

(ii)	Any obligation under this Agreement or any other Financing Document is not or ceases to be a valid and binding obligation of any Person party to it or becomes void, illegal, unenforceable or is repudiated by such Person (other than the Secured Parties).

15.1.13	Material Adverse Effect

One or more events, conditions or circumstances (including any change in law) shall occur or exist which in the reasonable opinion of the Facility Agent, could have a Material Adverse Effect.

15.1.14	Failure to Comply

(i)	The Borrower fails to comply with observations or recommendations of the LIE, LIA, LLC or any other consultants appointed by the Lenders, to the satisfaction of the Lenders, within a period of 90 (ninety) days from the date of communication to the Borrower of such observation or recommendation.

(ii)	The Borrower fails to achieve Financial Close within 9 (nine) months from the Interim Disbursement Date.

15.1.15	Sponsor and/or Guarantor Default

The Sponsor defaults in respect of any of its obligations under the Sponsor Support Agreement.

15.1.16	Execution or Distress

(i)	Execution or distress being enforced or levied against the whole or any part of the Borrower’s property; or

(ii)	Any order relating to the enforcement or levy of execution or distress against the whole or any part of the Borrower’s property that is not discharged or stayed within a period of 90 (ninety) days from the date of enforcement or levy.

15.1.17	Financial Covenants

(i)	If any adverse deviation is found by the Lenders upon testing of 2 (two) or more of the financial covenants as applicable to the Guarantor as stipulated in Clause 8.31 hereof for two consecutive Fiscal Years.

(ii)	If the Borrower defaults in maintaining 2 (two) or more of the Financial Covenants for two consecutive Fiscal Years.

FACILITY AGREEMENT

15.2	Consequences of Events of Default

15.2.1	If an Event of Default has occurred the Lenders and the other Secured Parties may, without prejudice to any rights and remedies available to them under the Financing Documents and/or Applicable Laws take one or more of the following actions at the end of such notice period, as the case may be, if such Event of Default is then continuing:

(i)	declare all amounts payable by the Borrower in respect of the Rupee Facilities to be due and payable immediately and in case there are any LCs which have been issued and are remaining outstanding, require the Borrower to provide 100% cash margin or a guarantee from a bank acceptable to the relevant Lenders for an amount equal to the value of Outstandings or provide any other securities as may be acceptable to the relevant Lender;

(ii)	sue for creditors’ process and/or exercise, with respect to the Security, rights available to the Secured Parties under the Financing Documents, including for enforcement of the Security;

(iii)	to enter upon and take possession of the assets of the Borrower;

(iv)	suspend further drawings;

(v)	declare their respective Rupee Commitments to be cancelled;

(vi)	call upon the Sponsor to make payments in accordance with the terms of the Sponsor Support Agreement;

(vii)	appoint 2 (two) persons as Directors (“Nominee Directors”). The Nominee Directors shall exercise such powers and duties as may be approved by the Lenders and have such rights as are usually exercised by or are available to other director of the Borrower.

The Nominee Directors:

(a)	shall not be required to hold qualification shares nor be liable to retire by rotation.

(b)	not be liable to incur any expenses in connection with his appointment of directorship and any such expenditure incurred by the Lenders and/or the Nominee Directors shall be borne and payable by the Borrower.

(c)	shall be appointed a member of committees of the Board, if so desired by the Lenders.

(d)	shall be entitled to receive all notices, agenda, etc. and to attend all general meetings and Board meetings and meetings of any committees of the Board of which he is a member.

(e)	shall be entitled to furnish to the Lenders a report of the proceedings of all such meetings and the Borrower shall not have any objection to the same.

(f)	shall be appointed/removed by a notice in writing by the Lenders addressed to the Borrower and shall (unless otherwise indicated by the Lenders) take effect forthwith upon such a notice being delivered to the Borrower.

FACILITY AGREEMENT

(g)	shall be entitled to all the rights, privileges and indemnities of other Directors including the sitting fees and expenses as are payable by the Borrower to the other Directors, but if any other fees, commission, moneys or remuneration in any form are payable by the Borrower to the Directors in their capacity as Directors, the fees, commission, moneys and remuneration in relation to such Nominee Directors shall accrue to the Lenders in proportion to their respective Rupee Loans then outstanding and the same shall accordingly be paid by the Borrower directly for the respective accounts of the Lenders; provided, that if any such Nominee Directors is an officer of any of the Lenders the sitting fees in relation to such Nominee Director shall accrue to the relevant Lender and the same shall accordingly be paid by the Borrower directly to such Lender for its account. Any expenditure incurred by a Nominee Director or any Lender in connection with such appointment or directorship shall be borne by the Borrower.

(h)	shall not be personally liable and responsible for day to day management or affairs of the Borrower, to the public for any inaction, mistake or non compliance relating to the management of the affairs of the Borrower by the Board of Directors of the Borrower, or otherwise.

(viii)	Impose such other terms and conditions as may be decided by the Lenders; and

(ix)	Exercise such other rights as may be available to the Secured Parties under the Transaction Documents or Applicable Law.

15.2.2	Notwithstanding any suspension or termination as stated above, all the provisions of the Financing Documents for the benefit or protection of the Lenders and its interests shall continue to be in full force and effect as specifically provided in the Financing Documents.

16.	MODE OF PAYMENTS; APPROPRIATIONS OF MONIES

16.1	Place of payments

Except to the extent otherwise provided herein, all payments to be made by the Borrower to the Secured Parties in terms of this Agreement shall be made, at par without deduction of any charge or cost thereof, directly to the Secured Parties at their respective Lending Offices or at such other place as may be specified by them, and by real time gross settlement or transfer to the account of the Lenders or by a payable-at-par cheque/bank draft drawn in favour of the Lenders on a scheduled bank at the city in which the Lending Office of the Secured Party is situated, or such other place or to such other account as the Secured Party(ies) may notify the Borrower in writing atleast ten (10) Business Days prior to the Due Date.

FACILITY AGREEMENT

16.2	Time

Except to the extent otherwise provided herein, all payments and prepayments of the Rupee Loan, Interest on the Rupee Facility, Additional Interest, Default Interest, Further Interest, Post Interim Interest, Guarantee Further Interest, costs, fees and other amounts payable by the Borrower to the Secured Parties under this Agreement or any other Financing Document shall be made by the Borrower to the Secured Parties on the Due Date and in a manner that the Secured Parties receives credit for such amounts not later than 11.00 a.m. India time (each such payment made after such time on such Due Date to be deemed to have been made on the next succeeding Business Day).

Credit for any payment will be given on realisation or receipt of such amount or the relative Due Date, whichever is later.

16.3	Currency

All amounts payable under this Agreement by the Borrower to the Secured Parties are payable in Rupees.

16.4	Set-off and Counterclaim

All payments made by the Borrower under this Agreement shall be made without deduction, set-off or counterclaim, except as otherwise provided in this Agreement.

16.5	Non-Business Days

If a payment from the Borrower under this Agreement to any of the Secured Parties is due on a day, which is not a Business Day, the Due Date for that payment shall instead be the immediately preceding Business Day.

16.6	Appropriation

16.6.1	Any amounts due and payable by the Borrower under this Agreement shall be appropriated by the Lenders towards such dues in the following order:

a.	interest on fees, costs, charges, expenses and other monies excluding Interest;

b.	fees, costs, charges, expenses and other monies, including costs and expenses related to preservation and/or enforcement of Security;

c.	Default Interest;

d.	Further Interest

e.	Additional Interest;

f.	Post Interim Interest;

g.	Guarantee Further Interest;

h.	Prepayment Premium;

i.	Interest; and

j.	Repayment Instalments.

16.6.2	Notwithstanding anything contained in Clause 16.6.1 above, Lenders may, at their absolute discretion, appropriate in any manner, such payment towards the dues, if any, payable by the Borrower in respect of any Financing Document.

FACILITY AGREEMENT

17.	EXPENSES AND INDEMNIFICATIONS

17.1	Payment of Expenses

17.1.1	The Borrower shall, whether or not the transactions herein contemplated are consummated, pay: (i) all out-of-pocket costs and expenses {(including all Taxes (including stamp taxes)}, fees and disbursements of the Lenders, the LLC, the LIE, the LIA, duties, fees or other charges payable to, the Secured Parties (including, without limitation, collection/remittance charges in relation to the disbursement of the Rupee Facility) in connection with (A) the preparation, notarisation, execution, issue, delivery, storage and, where appropriate, registration, or for the legality, validity, enforceability, of this Agreement, the other Financing Documents and any other documents and instruments related hereto or thereto (including legal opinions and all stamp duty and/or registration costs); (B) any amendment or modification to, or the protection or preservation of any Borrower’s assets including any right or claim under, or consent or waiver in connection with, or any inspection, investigation of title to the Borrower’s assets or otherwise or consultation undertaken by the Secured Parties, (whether or not known to or approved by the Borrower) of the Borrower’s performance under or compliance with, this Agreement, the other Financing Documents or any such other document or instrument related hereto or thereto; (C) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Rupee Facility, and the Disbursements thereof; and (D) the enforcement of this Agreement, the other Financing Documents and any other documents and instruments referred to herein and therein (including, without limitation, the reasonable fees of the LLC or any other legal counsel engaged by the Lenders or on their behalf).

17.1.2	The Borrower shall, whether or not the transactions herein contemplated are consummated, (i) pay and hold the Secured Parties harmless from and against any and all present and future stamp and other similar taxes with respect to the matters described in Clause 17.1.1 hereof and further hold the Secured Parties harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Secured Party) to pay such taxes and (ii) indemnify the Secured Parties and each of their respective officers, directors, employees, representatives, attorneys and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, litigation or other proceeding (whether or not the Secured Party is a party thereto) related to the entering into and/or performance of any Transaction Document or the disbursement of, or use of the proceeds of, the Rupee Facility or the implementation or consummation of any transactions contemplated herein or in any Transaction Document, including, without limitation, the reasonable fees and disbursements of counsels, any consultants selected by such indemnified party incurred in connection with any such investigation or any Legal Proceeding or in connection with enforcing the provisions of this Clause 17.1.2 (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified, as determined by a court of competent jurisdiction).

FACILITY AGREEMENT

17.1.3	Without limitation to the provisions of Clause 17.1.2 above, the Borrower agrees to defend, protect, indemnify and hold harmless the Secured Parties and each of their respective officers, directors, employees, representatives, legal counsels and agents from and hold each of them harmless, in respect of environmental protection obligations, against any and all liabilities arising under Applicable Law and any losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements including reasonable counsel fees incurred thereunder, to the extent not incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified, as determined by a court of competent jurisdiction.

17.1.4	To the extent that the undertakings in Clauses 17.1.1, 17.1.2 and 17.1.3 above may be unenforceable because they violate any Applicable Law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings. The Borrower hereby undertakes that it shall not raise the defence of or claim unenforceability, for any reason whatsoever, of any of Clauses 17.1.1,17.1.2 and 17.1.3 above.

17.1.5	Each indemnified party pursuant to Clauses 17.1.1, 17.1.2 and 17.1.3 above, on a best efforts basis, endeavour, within 30 (thirty) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the documents contained in this Clause 17.1 hereof, to notify the Borrower in writing of the commencement thereof, but the failure of such indemnified party to so notify the Borrower of any such action shall not release the Borrower from any liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party the Borrower shall be entitled to participate in the defence thereof at its own expense, provided that in any event an indemnified party shall have the right to retain its own counsel at the expense of the Borrower and such participation by the Borrower in the defence thereof shall not release the Borrower from any liability which it may have to such indemnified party (including with respect to fees and other charges of its own counsel).

17.1.6	The Borrower shall pay the Secured Parties any reimbursements of costs, charges and expenses under any of the Financing Documents as also all amounts indemnified, immediately on the demand thereof and in any case within 30 (thirty) days from the date of notice of demand from the Secured Party. Provided however, that if any Secured Party makes a payment due to failure by the Borrower to pay or ensure any payment, the Borrower shall, without any demand, forthwith reimburse all such amounts to the relevant Secured Parties in full. All such sums, in each case, shall be debited to the Borrower’s loan account and shall carry interest from the date of payment till the date of such reimbursement in full to the satisfaction of the Lenders at the Default Rate over and above Interest at the highest prevailing Interest Rate.

17.1.7	In case of default in making such reimbursement in accordance with Clause17.1.6 above within 30 (thirty) days from the date of notice of demand, the Borrower shall also pay on the defaulted amounts, interest at the Default Rate over and above Interest at the highest prevailing Interest Rate, from the expiry of 30 (thirty) days from the date of notice of demand till reimbursement.

FACILITY AGREEMENT

17.2	Other Indemnities

The Borrower shall indemnify the Secured Parties against any loss or liability which that Secured Party incurs as a consequence of:

(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	a Rupee Loan or part thereof not being prepaid in accordance with a notice of prepayment.

18.	MISCELLANEOUS

18.1	Right of Setoff

The Lenders shall have the paramount right of set-off and lien, irrespective of any other lien or charge, present as well as future on the deposits of any kind and nature (including fixed deposits) held/balances in any account of the Borrower, whether in single name or joint name(s) and on any monies, securities, bonds and all other assets, documents and properties held by/under the control of the Lenders (whether by way of Security or otherwise pursuant to any contract entered/to be entered into by the Borrower in any capacity) to the extent of all outstanding dues, whatsoever, arising as a result of any of the Outstandings owed by the Borrower to the Lenders. The Lenders are entitled without any notice to the Borrower to settle any indebtedness whatsoever owed by the Borrower to the Lenders, (whether actual or contingent, or whether primary or collateral, or whether joint and/or several) hereunder or under any other document/ agreement, by adjusting, setting-off any deposit(s) and/or transferring monies lying to the balance of any account(s) notwithstanding that the deposit(s)/balances lying in such account(s) may not be expressed in the same currency as such indebtedness. Lenders’ rights hereunder shall not be affected by the Borrower’s bankruptcy or winding-up. It shall be the Borrower’s sole responsibility and liability to settle all disputes/objections with any such joint account holders.

In addition to the above mentioned right or any other right which the Lenders may at any time be entitled whether by operation of law, contract or otherwise, the Borrower authorises the Lenders: (a) to combine or consolidate at any time all or any of the accounts and liabilities of the Borrower with or to any branch of the Secured Parties; (b) upon the occurrence of an Event of Default, to sell any of the Borrower’s securities or properties held by the Security Trustee by way of public or private sale without having to institute any judicial proceeding whatsoever and retain/appropriate from the proceeds derived there from the total amounts outstanding to the Lenders from the Borrower, including costs and expenses in connection with such sale; and (c) in case of cross currency set-off, to convert an obligation in one currency to another currency at a rate determined at the sole discretion of the Lenders.

18.2	Obligations of the Borrower

The Borrower’s liability to the Lenders shall not be discharged until and unless the Borrower has paid or discharged all the obligations owed to the Secured Parties under the Financing Documents. For the avoidance of doubt, notwithstanding that the Borrower may have paid all amounts due to any Lender under the Financing Documents, the Borrower shall remain liable to such Lender if, as a result of any sharing arrangement between the Lenders that has been notified to and confirmed by the Borrower under the Financing Documents, such Lender is obliged to share the payments made by the Borrower and consequently the obligations owing to such Lender under the Financing Documents are still owing.

FACILITY AGREEMENT

18.3	Notices

18.3.1	Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including telex and telecopier, except as noted below) and (ii) telexed, telecopied or sent by a Person, overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified in Schedule VI hereof, or at such other address and contact number as is designated by such party in such Financing Document or at such other address and contact number as is designated by such party in a written notice to the other parties hereto or thereto.

18.3.2	All such notices and communications shall be effective (i) if sent by telex, when sent (with the correct answerback), (ii) if sent by telecopier, when sent (on receipt of a confirmation to the correct telecopier number), (iii) if sent by Person, when delivered, (iv) if sent by courier, (a) one (1) Business Day after deposit with an overnight courier if for inland delivery and (b) 5 (five) Business Days after deposit with an international courier if for overseas delivery and (v) if sent by registered letter when the registered letter would, in the ordinary course of post, be delivered whether actually delivered or not.

18.3.3	Provided however that any notice or communication or document to be made or delivered to the Lenders or the Facility Agent or the Security Trustee shall be effective only on actual receipt by the Lender or the Facility Agent or the Security Trustee, as the case may be, and only if it is expressly marked for the attention of the department or officer who has been identified for this purpose by the Lender or the Facility Agent or the Security Trustee, as the case may be, or any substitute department or officer as shall have been specified for this purpose by the Lender or the Facility Agent or the Security Trustee, as the case may be.

18.3.4	An original of each notice and communication sent by telex or telecopy shall be dispatched by person, overnight courier (if for inland delivery) or international courier (if for overseas delivery) and, if such Person or courier service is not available, by registered airmail (or, if for inland delivery, registered first class mail) with postage prepaid, provided that the effective date of any such notice shall be determined in accordance with this Clause 18.3 as the case may be, without regard to the dispatch of such original.

18.4	Benefit of Agreement

Subject to Clauses 18.7 and 18.8 hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto and shall inure to the benefit of each of the Secured Parties.

18.5	No Waiver; Remedies Cumulative

No failure or delay on the part of any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower, on the one hand, and the Secured Parties, on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.

FACILITY AGREEMENT

The rights, powers and remedies herein or in any other Financing Document or expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Secured Parties would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Secured Parties to any other or further action in any circumstances without notice or demand.

18.6	Amendments and Waivers; Procedure

18.6.1	Subject to Clause 18.6.2 below and save where otherwise expressly provided in any Financing Document, this Agreement (including the schedules, annexures and exhibits hereto) may not be amended, supplemented or modified and no other Financing Document may be amended, supplemented or modified and no term or condition or any of thereof may be waived without the consent of the Borrower, and the Secured Parties (excluding the Facility Agent) and, in the event any such amendment, modification or waivers relates to the rights, duties or obligations of the Facility Agent. The Facility Agent may effect, on behalf of the other Secured Parties, an amendment, supplement, modification or waiver to which the Secured Parties have agreed in writing, whether generally or specifically.

18.6.2	The Facility Agent shall promptly supply to the respective Secured Parties copies of any amendment, supplement, modification or waiver effected under Clause 18.6.1 above, and any such amendment, supplement, modification or waiver shall be binding on all the parties to this Agreement.

For the purpose of this Clause 18.6, Financing Documents shall not include the Intercreditor Agreement.

18.7	Transfer by the Borrower

The Borrower shall not assign, transfer or novate any interest in, its rights and/or obligations under any Financing Document to which it is a party.

18.8	Transfer; Novation

18.8.1	Any Lender may transfer, downsell, assign all or any of its rights and benefits hereunder or transfer or novate, in accordance with Clause 18.8.3 hereof, all or part of its rights, benefits and obligations (including undisbursed Rupee Commitments and Outstandings) hereunder or under the Financing Documents to which it is a party to any Person (provided that so long as no Event of Default has occurred and is subsisting, such Person is not, in the opinion of the Lenders, a Competitor) without consent of the Borrower (and while so transferring, downselling, assigning or securitizing, the new lender shall reserve the right to retain the transferee Lender as its agent). The Lender shall provide notice of such assignment, downselling, transfer or novation to the Borrower, the Facility Agent, the Security Trustee and the other Lenders. The Lenders may treat each Disbursement as a separate and distinct debt, capable of separate or collective assignment, transfer or novation. The aforesaid notice shall provide: (a) the name and address of the proposed assignee, novatee or transferee, (b) the effective date of the proposed assignment, conveyance or transfer, and (c) the percentage of the interest of the Lender(s) to be transferred.

FACILITY AGREEMENT

18.8.2	If any Lender assigns all or any of its rights, obligations and benefits hereunder and the other Financing Documents to which it is a party in accordance with this Clause 18.8, then, unless and until the assignee has agreed with the Facility Agent and other Lenders that it shall be under the same obligations towards each one of them and the Borrower as it would have been under if it has been an original party hereto as a Lender, the Facility Agent and other Lenders shall not be obliged to recognize such assignee as having the rights against each of them which it would have had if it had been such a party thereto.

18.8.3	If a Lender wishes to novate all or any of its rights, benefits and obligations hereunder and the other Financing Documents to which it is a party then such novation shall be made by delivering to the Facility Agent a duly completed, stamped and executed novation notice in the form set out in Schedule X hereto (the “Novation Notice”) or in such other form as is acceptable to the Facility Agent, together with the Facility Agent administrative fee. On receipt of such a notice and payment of such fee, the Facility Agent shall countersign it for and on behalf of itself (as Facility Agent) and the Lenders and subject to the terms of that Novation Notice.

18.8.4	To the extent that in that Novation Notice the relevant Lender seeks to novate the Outstandings owed to it from the Borrower and/or its Rupee Commitment, the Borrower or the Lender, as the case may be, shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as “discharged rights and obligations”) and:

(i)	the Borrower and the relevant bank/or financial institution to which such interest is being novated (the “Transferee Lender”) shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as the Borrower and that Transferee Lender, as the case may be, have assumed and acquired the same in place of the Borrower and such Lender as the case may be; and

(ii)	the Transferee Lender, as the case may be, and the other parties to this Agreement and the other Financing Documents (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as regards the Borrower as they would have acquired and assumed had that Transferee Lender, as the case may be, been an original party to this Agreement and the other Financing Documents as a Lender with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Lender and those other parties shall each be released from further obligations to each other).

18.8.5	Notwithstanding any other provision of the Financing Documents, no assignment, transfer and/or novation by the Lenders shall impose additional obligations or costs on the Borrower

18.9	Severability

Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but that shall not invalidate the remaining provisions of such Financing Document or affect such provision in any other jurisdiction.

FACILITY AGREEMENT

18.10	Documents

All documents to be furnished or communications to be given or made under this Agreement shall be in English or if any other language, shall be accompanied by a translation into English certified by a representative of the Facility Agent, at the expense of the Borrower, which translation shall be the governing version between the Borrower, the Lenders and the Facility Agent.

18.11	Calculations and Computations

18.11.1	In any legal action or proceedings arising out of or in connection with the Financing Documents, save for any manifest error, the entries made in the accounts maintained by the Lenders shall be conclusive evidence of the existence and amount of obligations of the Borrower as therein recorded.

18.11.2	Save for any manifest error, any certification or determination by the Lenders or the Facility Agent or the Security Trustee of a rate or amount under the Financing Documents is conclusive evidence of the matters to which it relates.

18.11.3	To the extent that the determination of compliance with any provision hereof or any other Financing Document requires the conversion of Rupees into any acceptable foreign currency, or any acceptable foreign currency into Rupees, then such conversion shall be made based upon the applicable exchange rate as determined on the date of each creation, sale, transfer, disposition, expenditure or other similar event, as the case may be, which is the subject of such determination of compliance pursuant to the respective provision (with all such events theretofore incurred to be recalculated based upon such conversion rate).

18.12	Accrual

All interest and other amounts accruing on amounts outstanding under the Rupee Facility shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days.

18.13	Interest Tax

All rates of interest and other fees mentioned in this Agreement and the other Financing Documents are exclusive of interest tax, service tax, and/or any such other levies/duties/taxes. Such interest tax, service tax, and/or any other levies/duties/taxes, if any applicable, shall be payable by the Borrower to the Lender over and above the rates mentioned hereinabove. All interest, tax and other costs, charges, expenses shall accrue from day to day and be calculated on the basis of actual number of days. The Borrower shall pay to the Lenders’ Interest Tax as applicable from time to time.

18.14	General

18.14.1	The Borrower acknowledges that any sums, interest, default amounts payable on default, including but not limited to the Default Interest, Further Interest, Post Interim Interest, Guarantee Further Interest and the Additional Interest hereof are reasonable and that they represent genuine pre-estimates of the loss to be incurred by the Lenders and/or the other Secured Parties in the event of non payment by the Borrower or any default made by the Borrower in complying with the requirements of this Agreement and the other Financing Documents.

FACILITY AGREEMENT

18.14.2	The Borrower acknowledges that the Rupee Facility provided under the Financing Documents are for a commercial transaction and waives any defences available under usury or other laws relating to the charging of interest.

18.15	Governing Law

This Agreement including without limitation shall be governed by and construed in accordance with the laws of India.

18.16	Jurisdiction

18.16.1	The Borrower agrees that the courts and tribunals in Bhubaneshwar shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Financing Documents and that accordingly any suit, action or proceedings arising out of or in connection with the Financing Documents may be brought in such courts or the tribunals and the Borrower irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts or tribunals.

18.16.2	The Borrower irrevocably waives any objection now or in future, to the laying of the venue of any suit, action or proceedings in the courts and tribunals at Bhubaneshwar and any claim that any such suit, action or proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any suit, action or proceedings brought in the courts and tribunals at Bhubaneshwar shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction, (subject to the laws of such jurisdiction) by a suit upon such judgment, a certified copy of which shall be conclusive evidence of such judgment, or in any other manner provided by law.

18.16.3	Nothing contained in this Clause 18.16, shall limit any right of the Facility Agent or the Lenders to bring any suit or take action or proceedings in any other court or tribunal of competent jurisdiction in India, nor shall the bringing of any suit, taking of any action or proceedings in one or more jurisdictions preclude the bringing of any suit, taking of any action or proceedings in any other jurisdiction whether concurrently or not and the Borrower irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such court or tribunal.

18.16.4	The Borrower hereby consents generally in respect of any suit, action or proceedings arising out of or in connection with any Financing Document to the giving of any relief or the issue of any process in connection with such suit, action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such suit, action or proceedings.

18.16.5	To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

FACILITY AGREEMENT

18.17	Survival

18.17.1	All indemnities set forth herein and the other Financing Documents shall survive the Final Settlement Date.

18.17.2	The obligations of the Borrower under the Financing Documents will not be affected by:

(a)	any unenforceability, illegality or invalidity of any obligation of any Person under a Transaction Document; or

(b)	the breach, frustration or non-fulfilment of any provisions of, or claim arising out of or in connection with a Transaction Document.

18.18	Disclosure

The Borrower hereby agrees that the Facility Agent, the Lenders and the Security Trustee may disclose any information in respect of:

(a)	the Borrower,

(b)	the Project;

(c)	any of the Transaction Documents;

(d)	the Rupee Facility or any other credit facility availed / to be availed by the Borrower from the Lenders;

(e)	obligations assumed / to be assumed by the Borrower in relation to the Rupee Facility; and

(f)	Events of Default, if any, under the Financing Documents;

to any of its Affiliates, agents and representatives or to any Person with whom it intends to enter, or has entered into any kind of transfer, participation or other agreement or transactions in relation to this Agreement, the Transaction Documents, the Project, the Borrower or otherwise, provided that if any such information contains any Confidential Information then such disclosing party shall ensure that its disclosee executes a non-disclosure agreement with the disclosing party.

Except as provided in this Clause 18.18, the Secured Parties agree to keep all Confidential Information made available (whether before or after the date of this Agreement) by the Borrower, or on its behalf, to such Secured Party concerning the Borrower or the Project, confidential and not to communicate any such Confidential Information, or allow any such Confidential Information to be communicated to any third party. Provided however that the Secured Parties may disclose all information pertaining to the Borrower, the Project, the Sponsor, the Transaction Documents, the Rupee Facility and other facilities availed by the Borrower, obligations of the Borrower in relation to the Rupee Facility and Events of Default, if any, under the Financing Documents, including all Confidential Information:

(a)	in connection with any proceedings arising out of or in connection with this Agreement or the other Financing Documents to the extent that such Secured Party may consider it necessary to protect its interest or the interests of the Secured Party or any of them; or

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(b)	if required to do so by an order of a court of competent jurisdiction whether or not in pursuance of any procedure for discovering documents; or

(c)	if the Borrower commits a default in payment or repayment of the principal amount of any Rupee Facility, or interest thereon or in respect of other monies, or utilises any Rupee Facility other than for the purposes specified in the Financing Documents without the prior written consent of the Lenders, in which event each of the Lenders may disclose details of the Borrower, the default and other matters pertaining to the Rupee Facility to RBI / CIBIL and/or statutory bodies and the Lenders, the RBI, the CIBIL /appropriate bodies shall have an unqualified right to disclose or publish the details of the default and the name of the Borrower and its directors as defaulters in such manner and through such medium as any of the Lenders, and/or RBI and/or the CIBIL or such other body in their absolute discretion may think fit; or

(d)	pursuant to any Applicable Law in accordance with which such Person is required to act; or

(e)	to its Statutory Auditors for the purposes of enabling the Statutory Auditors to complete an audit of such Lender, or the Facility Agent or to its legal advisers when seeking legal advice in connection with the Transaction Documents or any of their obligations therein; or

(f)	to the LIE or other adviser / consultant / agency appointed by the Lenders to the extent necessary to enable such consultant or adviser to give the advice required by the Lenders; or

(g)	in circumstances where the relevant Information has been published or announced by the Borrower in conditions free from confidentiality or has otherwise entered the public domain without default on the part of the disclosing party;

(h)	the Information was obtained by such Lender or the Facility Agent free from confidentiality from an independent or third party source.

Notwithstanding the foregoing provisions of this Clause 18.18,

(a)	the Lenders, or the Facility Agent may make public announcements or place advertisements in relation to the Project or the financing of the Project with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; and

(b)	any Lender shall, as such Lender may deem appropriate and necessary, be entitled to disclose all or any such:

(i)	information and data relating to the Borrower;

(ii)	information or data relating to its Rupee Facility;

(iii)	obligations assumed / to be assumed by the Borrower in relation to its Rupee Facility; and

(iv)	default, if any, committed by the Borrower in discharge of the aforesaid obligations,

to Credit Information Bureau (India) Limited (“CIBIL”) and any other agency authorised in this behalf by RBI;

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(c)	CIBIL and any other agency so authorised may use, process the aforesaid information and data disclosed by any Lender in the manner as deemed fit by them; and

(d)	CIBIL and any other agency so authorised may furnish for consideration, the processed information and data or products thereof prepared by them, to banks / financial institutions and other credit grantors or registered users, as may be specified by RBI in this behalf.

In this Clause 18.18, the term “Confidential Information” shall mean any non-public information provided by the Borrower, clearly marked as “Confidential” and pertaining to the Project or the Borrower whether such information is in the form of presentations, reports, analyses, documents, agreements, contracts or writings.

18.19	Taxes

18.19.1	Taxes and Net Payments

(a)	All payments to be made by the Borrower to the Secured Parties under the Financing Documents shall be made free and clear of and without deduction for or on account of Taxes. The Borrower is only allowed to make such a payment subject to the tax deduction at source on the net income of the Secured Parties if such deduction is required by law and provided that the Borrower delivers to the Secured Parties tax withholding or tax deduction certificates in respect of such withholding or deduction, evidencing that such deducted taxes or withholdings have been duly remitted to the appropriate authority.

(b)	In the event that the Borrower is required to make any other deduction or withholding (other than as mentioned in (a) above with reference to the income of the Secured Parties), the sum payable by the Borrower in respect of which such deduction or withholding is made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Secured Party receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

18.19.2	Tax Indemnity

Without prejudice to the provisions of Clause 18.19.1, if any Secured Party or the Facility Agent on its behalf is required to make any payment on account of Taxes (not being Taxes imposed on or calculated by reference to the net income paid to and received by its Lending Office by the jurisdiction in which it is incorporated or in which its Lending Office is located) or otherwise on or in relation to any sum received or receivable hereunder by such Secured Party on its behalf (including, without limitation, any sum received or receivable under this Clause 18.19 hereof) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Secured Party on its behalf, the Borrower shall, upon demand of such Secured Party, promptly indemnify such Secured Party against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

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18.19.3	Notification by the Lenders

The Lenders intending to make a claim under Clause 18.19.2 hereof shall promptly notify the Facility Agent after becoming aware of the circumstances by which it is entitled to do so and shall deliver to the Facility Agent a certificate setting out in reasonable detail the basis of such claim, whereupon the Facility Agent shall promptly, and in any event within 10 (ten) Business Days from the date on which it receives such certificate, notify the Borrower thereof and shall deliver to the Borrower a copy of such certificate.

18.19.4	Notification by Borrower

If at any time, the Borrower is required by law to make any deduction or withholding from any sum payable hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions and withholdings are calculated) the Borrower shall as soon as practicable notify the Secured Parties thereof.

18.19.5	Receipt

The Borrower shall deliver to the Secured Parties within 10 (ten) Business Days of receipt (or such other period as the Secured Parties may agree) a copy of the receipt, if any, issued by the applicable taxation or other authority evidencing the deduction or withholding of all amounts required to be deducted or withheld from such payment or (if the Borrower fails to provide a copy of such receipt) such other evidence as may be requested by the Secured Party to whom such payment is made.

18.20	Favourable Terms

The Borrower hereby agrees and confirms that in case any other Lender stipulates terms and conditions more favourable to such person in relation to the Rupee Facility to be provided by it than the terms and conditions specified in the Financing Documents, or imposes any conditions not included herein, such terms and conditions shall, upon consultation with the other Lenders/Borrower, apply to the Rupee Facility as if the Borrower had specifically agreed to such terms and conditions, which terms and conditions shall be deemed to have been expressly incorporated herein. The Borrower shall forthwith intimate the other Lenders of such favourable terms and conditions.

18.21	Counterparts

This Agreement and the other Financing Documents may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Financing Document.

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19.	FACILITY AGENT

19.1	Appointment of Facility Agent

(a)	The Lenders hereby appoint and constitute State Bank of India as the Facility Agent, for the purposes and provisions set forth in this Agreement and the other Financing Documents, to act as the Facility Agent in connection herewith and therewith and specifically authorise the Facility Agent to exercise such rights, powers, authorities and discretions, as are specifically delegated to the Facility Agent by the terms hereof or thereof, together with all such rights, powers, duties, responsibilities and discretions as are reasonably incidental hereto or thereto.

(b)	The Facility Agent accepts such appointment and hereby agrees to act as the Facility Agent for the Lenders, for the purposes and on the terms and conditions set forth under this Agreement and in the other Financing Documents and on the remuneration as mentioned in Clause 19.6.2 hereof.

(c)	The Borrower acknowledges the appointment of the Facility Agent by the Lenders and further acknowledges that the Facility Agent is authorised by each Lender to perform the duties and exercise such rights, powers and discretions as are delegated to it, or as may be specifically authorised by the Lenders from time to time, under this Agreement, other Financing Documents, and those which are reasonably incidental thereto. Notwithstanding the foregoing, the Facility Agent shall have no obligation or duty as agent, to perform duties or exercise any rights, powers or discretions which are not set out expressly in the Financing Documents, or are not in accordance with the instructions of the Lenders.

19.2	Authority to execute and perform various documents

(a)	The Lenders hereby authorise and request the Facility Agent, and the Facility Agent hereby agrees, (but only upon the express terms of Financing Documents to which it is a party), for the benefit of the Lenders:

(i)	to execute and deliver the Financing Documents requiring execution and delivery by the Facility Agent, and to accept delivery from the Lenders, the Borrower and the Sponsor of the Financing Documents;

(ii)	to execute and deliver all other documents, agreements, instruments, amendments, certificates, consents, approvals and permissions contemplated by the Financing Documents, to be executed and/or delivered by the Facility Agent;

(iii)	to receive and distribute relevant notices and instructions received by it in accordance with the express terms of this Agreement and of any other Financing Document;

(iv)	except as may otherwise be requested by any Lender, to take all actions as shall be required to be taken by the Facility Agent by and subject to the terms and provisions of the Financing Documents, to exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments, amendments, certificates, permissions and consents referred to in sub-clauses (i) and (ii) of this Clause 19.2(a) above, as set forth in such documents, agreements, instruments, certificates, permissions and consents; and

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(v)	subject to the Financing Documents, to take such other action as may be necessary or appropriate or upon instructions of the Lenders.

(vi)	to execute on behalf of the Lenders, any Deed of Accession, Novation Notice, supplemental agreements and any other deeds or documents as may be required for the inclusion of a New Lender or in relation to the transfer of any Lender’s Rupee Commitment or any New Lender’s New Commitment, without any further act or deed being required to be done by any of the Lenders, provided that the execution of such Deed of Accession, Novation Notice or other deed/ document does not modify any of the terms and conditions of any Financing Document.

(b)	The Facility Agent shall not:

(i)	be a trustee for the Lenders or the Borrower; and shall have no (a) duties or responsibilities except those pursuant to the Financing Documents; (b) fiduciary relationship with any of the Lenders; and (c) fiduciary relationship with, nor any obligation as an agent towards, the Borrower and/or the Sponsor;

(ii)	be required to take any action which is contrary to any Transaction Document or Applicable Law.

(iii)	be required to commence any legal action or expend or risk its own funds or otherwise incur any personal financial liability in the performance of any of its duties or in the exercise of any rights or powers under this Agreement or any other Financing Document to which it is a party, unless it has been indemnified and assured (to its reasonable satisfaction) of reimbursement or provided with requisite funds as reasonably requested by it;

(iv)	be responsible to the Secured Parties for any statements, representations or warranties made by the Sponsor contained in this Agreement or any other Financing Document, or in any certificate or other document referred to or provided for, or for any failure by the Sponsor to perform its obligations under any Financing Document;

(v)	be responsible for any action taken or omitted to be taken by it under any Financing Document or under any other document or instrument referred to or provided for in connection with any Financing Document, except for its own gross negligence or wilful default as determined in a final judgment by a court of competent jurisdiction;

(vi)	be responsible for the negligence or misconduct of any sub-agent (if appointed with the prior consent of the Lenders), counsel, consultants, accountants and attorney that it selects with reasonable care.

(vii)	be responsible for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any counsel (including counsel for the Borrower), accountants, or other skilled Persons appointed by it and not contrary to this Agreement;

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(viii)	be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or other Financing Documents;

(ix)	have a duty to suo moto (except as otherwise agreed to in the Financing Documents) ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Documents on the part of the Borrower or the Lenders to inspect the property (including the records and books) of the Borrower, provided however that, the Facility Agent may at its discretion and in compliance with the Financing Documents undertake such actions.

(c)	In acting as the Facility Agent under the terms and subject to the conditions hereof, the Facility Agent’s duties, obligations and responsibilities to act are limited to the duties and authorities specifically provided in the Financing Documents and as per the instructions of the Lenders. The Facility Agent shall be fully protected in acting or refraining from acting in accordance with the instructions of the Lenders, and such instructions and any actions taken by the Facility Agent pursuant to the instructions shall be binding on all or any of the Lenders.

(d)	Any amounts if received by the Facility Agent on behalf of the Lenders, shall be held on behalf of and in trust for the Lenders and the Facility Agent shall distribute (or if required by the Lenders, handover the same to the Security Trustee for distribution) / cause distribution of the same to the Lenders in proportion to the Outstanding dues owed to each of the Lenders in accordance with the provisions of the Financing Documents.

19.3	Relationship between the Facility Agent and the Borrower

The Facility Agent shall not in any respect be an agent of the Borrower or the Sponsor.

19.4	Delegation

The Facility Agent may engage such legal counsel, attorneys-in-fact, independent accountants and other experts or professionals as it reasonably deems necessary to the execution of its duties.

19.5	Duties and Powers of the Facility Agent

19.5.1	(a)

The Facility Agent shall as an agent of the Lenders undertake in addition to all its other duties and obligations and enjoy in addition to all its other rights and privileges, the following duties, obligations, rights and privileges in each case, whether contained here or in any other Financing Document.

(i)	The Facility Agent is authorized to accept all agreements, undertakings, statements, submissions, correspondence, etc. from the Borrower for and on behalf of each of the Lenders.

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(ii)	General Duties: The Facility Agent shall act so as to facilitate the Borrower in dealing with the Lenders and vice versa, and act in accordance with the terms of the Financing Documents and specific and lawful instructions, if any, given by the Lenders or any of them with regard to any of its duties undertaken under this Agreement or the other Financing Documents.

(iii)	Supervision, etc. of Project: The Facility Agent shall-periodically forward to the Lenders the reports as are received by the Facility Agent in connection with the Financing Documents and/or the Project as also balance confirmation in relation to this Agreement. The Facility Agent may also review, on the instructions of the Lenders, the status of the Borrower and the Project from time to time in such a manner as it may deem fit and report the same to the Lenders in accordance with the Financing Documents. Any action so taken by the Facility Agent in accordance the Financing Documents shall be binding on the Lenders.

(iv)	Waivers, consents etc: Subject to the terms of the Financing Documents the Facility Agent may, from time to time, on behalf of the Lenders, receive and deal with any request or proposal for waiver, consent, approval, authorization, modification, relaxation or other indulgence sought by the Borrower or the Sponsor required and/or requested in terms thereof. Provided that the Facility Agent shall get the consent of Lenders or the Lender concerned as the case may be on any matter relating to (i) waiver or modification of any condition precedent to Disbursement(s), (ii) modification in any of the financial terms and conditions, (iii) waiver of any material default, (iv) reschedulement or postponement of repayments, (v) prepayment of the amounts outstanding otherwise than stipulated.

(v)	As to any matters not expressly provided for herein or in any other Financing Document, or as to the giving of any consents, decisions or waivers or the making of any requests including the amendment of this Agreement, the Facility Agent shall comply with the provisions of the Inter- creditor Agreement.

(vi)	The Facility Agent may interact with, give instructions to and/or otherwise deal with the LLC, LIE, LIA and/or any other consultants and advisors appointed by the Lenders or on their behalf, from time to time and may settle all queries, issues and/or claims of such LLC, LIE, LIA and/or any other consultants and advisors at its discretion.

(vii)	The Facility Agent shall receive requests made by the Borrower for Disbursements, review Construction Budget and Operation Budget as approved by the Lenders and compliance with the Conditions Precedent to Disbursements, if any, and advise the Lenders regarding the same (provided that the final decisions regarding the Borrower’s requests and the eventual Disbursements shall, however, be made by the Lender concerned.

(viii)	The Facility Agent shall convene, where necessary, meetings of the Lenders to facilitate decisions on matters giving rise to or arising on account of recall of the Rupee Loans and to initiate steps to implement the decisions taken at such meetings if so instructed by the Lenders.

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(ix)	The Facility Agent shall deal with (where required or deemed necessary in consultation with the Lenders) any request for consent, permission, approval, authorisation or clarification, sought by the DSRA Account Bank.

(x)	The Facility Agent shall deal with any request for consent, permission, approval, authorisation or clarification, sought by the Security Trustee after obtaining the consent of the Lenders to such request.

(xi)	The Facility Agent shall supervise and monitor the implementation of the Project by the Borrower through consultants/agents and may call for such information from the LIE as may be considered necessary to satisfy itself that the Project is being implemented by the Borrower in conformity with the relevant provisions of the EPC contract.

(xii)	The Facility Agent shall inform the Lenders in case of any Project Cost Overrun and delay, if any, on the basis of the report of LIE, in the implementation of the Project in accordance with the Project Schedule.

(xiii)	The Facility Agent shall convene a meeting of the Lenders and in consultation with the Lenders and suggest the remedial actions and/or steps which the Borrower shall take.

(xiv)	The Facility Agent shall receive and review from time to time, the reports, statements including financial statements and any information required to be submitted by the Borrower to the Lenders (and the Facility Agent) pursuant to this Agreement and to advise the Lenders of any material change in the status of the Borrower or the Project.

(xv)	The Facility Agent shall generally, facilitate the Borrower in dealing with the Lenders and vice versa, coordinate the meetings of and consideration of issues or matters by the Lenders where required or necessary, facilitate the effective functioning of the DSRA Account Bank and the Security Trustee by providing timely and appropriate advice, instructions and act in accordance with specific and lawful instructions, if any, given by the Lenders or any of them with regard to any of its duties undertaken under this Agreement.

(b)	Notwithstanding anything contained in any Financing Document, the Lenders agree and acknowledge that the Facility Agent shall not be required to do or refrain from doing any act, which may in its opinion (acting reasonably) cause it to be in breach of Applicable Law.

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(c)	The Facility Agent shall not be required to take or refrain from taking any action under any Financing Document if the Facility Agent shall reasonably determine based on opinion obtained from legal counsel that such action is likely to result in personal liability, unless the Facility Agent shall have been indemnified and kept indemnified by the Lenders or any other Person, in a manner and form reasonably satisfactory to the Facility Agent, against any liability, fees, cost or expense (including reasonable attorneys’ fees and expenses) which may be incurred or charged in connection therewith, other than such as may result from the wilful misconduct or gross negligence (as determined in a final judgment by a court of competent jurisdiction) of the Facility Agent; and if the Lenders have by written instructions directed the Facility Agent to take or refrain from taking any action under the Financing Documents and the Facility Agent makes a reasonable determination based on opinion obtained from legal counsel that such action is likely to result in personal liability and requests for indemnification, the Lenders agree to furnish such indemnity by a written undertaking of indemnification. To the extent that any Lender so indemnifies the Facility Agent such Lender shall be entitled to an equivalent indemnity from the Borrower.

(d)	Unless otherwise provided, the Facility Agent shall act only in accordance with the instruction of the Lenders, and in accordance with the provisions of this Agreement and the other Financing Documents. The instructions of the Lenders and any actions taken by the Facility Agent pursuant to those instructions shall be binding upon all the Lenders.

19.5.2	Notice of Events

(a)	The Facility Agent (i) shall not be deemed to have knowledge or notice as to whether or not an Event of Default or Potential Event of Default has occurred; and (ii) shall be entitled to assume that no Event of Default or Potential Event of Default has occurred; provided however that without prejudice to the aforesaid the Facility Agent is entitled at its discretion to determine whether an Event of Default or Potential Event of Default has occurred.

However, if the Facility Agent receives notice from the Borrower, Sponsor or any of the Secured Parties describing an Event of Default or a Potential Event of Default, and stating that the event is an Event of Default or such Potential Event of Default, or on its own determines the occurrence of an Event of Default or such Potential Event of Default it shall promptly notify the Secured Parties and the Borrower. The Facility Agent shall take such action with respect to such an event, which with the lapse of time or giving of notice, unless cured prior to such lapse of time or giving of notice, would constitute an Event of Default or Event of Default as shall be instructed by the Lenders in accordance with the Financing Documents, provided that, unless and until the Facility Agent shall have received such instructions or notice, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default, as it shall deem advisable in the interests of the Lenders, except to the extent that the Financing Documents expressly require that such action be taken, or not taken, only with the consent or upon the authorization of the Lenders.

(b)	Except as set forth in the Financing Documents, the Facility Agent shall have no obligation to take any action to advise the Borrower of any amounts which may become due and payable to the Secured Parties.

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19.5.3	No Liability

(a)	The Parties agree that the Facility Agent, in its capacity as Facility Agent, shall not be liable to any Lender for any amounts payable by the Borrower or Sponsor under the Financing Documents.

(b)	No Party may take any proceedings against any officer or employee of the Facility Agent in respect of any claim it might have against the Facility Agent, or in respect of any act or omission of any kind by the Facility Agent or that officer or employee in relation to the Financing Documents.

(c)	The Facility Agent shall not be liable to the Borrower and/or the Sponsor for any breach by any other Secured Party, or be liable to any other Secured Party, for any breach by the Borrower or the Sponsor.

(d)	The maximum liability of the Facility Agent under this Agreement and the other Financing Documents shall not exceed the amount of the fees payable to it for acting as Facility Agent.

19.5.4	Not Acting in Individual Capacity

Except as expressly provided in the Financing Documents, in accepting the notices, certificates, documents, reports, consents or information, the Facility Agent acts solely as an agent for the Lenders hereunder and not in its individual capacity, and any Person having any claim against the Facility Agent by reason of the transactions contemplated by the Financing Documents shall look only to the Financing Documents for payment or satisfaction thereof, other than as result of its wilful misconduct or gross negligence (as determined in a final judgment by a court of competent jurisdiction).

19.5.5	Furnishing of Documents

The Facility Agent will, as soon as practicable, furnish to the Lenders copies of relevant reports, notices, requests, demands, orders, waivers, approvals, consents, opinions, certificates, financial statements and any other information, deeds, documents, agreements, instruments or writings furnished to the Facility Agent, in its capacity as the Facility Agent, in connection with any of the Financing Documents unless by the express terms and provisions of any Financing Document, a copy of the same is required to be furnished by some other Person directly to the Lenders. The Facility Agent shall receive and furnish to the Lenders, promptly upon receipt thereof, from the Borrower or any other person, in its capacity as the Facility Agent, all information and duplicates or copies of all records, notices, requests, demands, orders, waivers, approvals, consents, opinions, financial statements and any other documents, whatsoever, furnished to or received by the Facility Agent.

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19.5.6	Records

Except as otherwise provided in this herein, the Facility Agent shall be responsible for keeping all records relating to the receipt of the notices, certificates, documents, reports, consents, permissions or information which it may receive under any of the Financing Documents. Subject to the terms of the Financing Documents, the Facility Agent, upon request, shall furnish to the Lenders all such information as may be reasonably required from the Facility Agent.

19.5.7	No duty to provide information

Except as required herein or any other Financing Document, the Facility Agent does not have a duty either initially or on a continuing basis to provide any Party with any credit or other information concerning the financial condition or affairs of the Borrower or the Sponsor, whether coming into its possession before, on or after the date of this Agreement.

19.5.8	Reliance

(a)	Save as expressly provided in the Financing Documents, the Facility Agent shall not be responsible for or have any duty to ascertain, inquire into, verify or investigate nor incur liability to any of the Borrower, the Sponsor, the Secured Parties or any other party to the Financing Documents for or in respect of any action taken, omitted or suffered by it in relying on:

(i)	any statement, warranty or representation made by the Borrower, the Sponsor or any Secured Party in connection with any Transaction Document or any payment thereunder or in connection with the transactions contemplated thereby;

(ii)	the validity, effectiveness or genuineness of the Transaction Documents;

(iii)	any certificate, communication, report, notice, request, instruction, consent, order or other paper or document (including any telecopy or telex), or telephone message or conversation in relation to or received by it any Financing Document and believed by it to be genuine and correct and to have been signed or sent or made by or on behalf of the proper Person or Persons, or with the authority of, the proper Person or Persons; and

(iv)	any advice and statements made by a director, legal counsel, independent auditors and other experts or employees of any Person (including any professional advisors in its own employ and those appointed by other parties to any of the Financing Documents). regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(v)	save as expressly provided in the Financing Documents, may accept a certified copy of a resolution of the board of directors or other governing body of any corporate Person as conclusive evidence that such resolution has been duly adopted by such body and the same is in full force and effect.

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(vi)	As to any fact or matter, the manner of ascertainment of which is not specifically prescribed herein, the Facility Agent may, unless otherwise instructed by the Lenders, for all purposes hereof rely on a certificate from an Authorised Officer of the relevant Person, as to such fact or matter, and such certificate shall constitute full protection to the Facility Agent for any action taken or omitted to be taken by it in good faith in reliance thereon.

(b)	The Facility Agent shall be entitled to:

(i)	assume the accuracy of all addresses of the Borrower, the Sponsor and the Secured Parties, set forth in the Financing Documents;

(ii)	assume that each Lender is lending out of its Lending Office; and

(iii)	treat each Lender as a Lender; until notified in writing of any change thereto in accordance with the terms thereof.

19.5.9	Exoneration of the Facility Agent

The Facility Agent shall not have any obligation for the execution, delivery, validity, enforceability, effectiveness or admissibility in evidence of any of the Financing Documents or any other document.

The Facility Agent shall not:

(a)	have any obligation to disclose to any person any information relating to the Borrower if such disclosure might, in the Facility Agent’s opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person or breach any confidentiality provision in this Agreement or the relevant Financing Documents or imposed upon financial institutions generally;

(b)	have any obligation to review any document supplied by the Borrower or the Secured Parties or check the accuracy of such a document or have any responsibility for the accuracy or completeness of any information supplied by the Borrower unless it is required to do so pursuant to the Financing Documents;

(c)	have any obligation for the execution, delivery, validity, enforceability, effectiveness or admissibility in evidence of this Agreement or any of the Financing Documents or any other document;

(d)	have any responsibility on account of the failure of the Borrower to perform any of its obligations under this Agreement or any of the Financing Documents;

(e)	have any responsibility for any action taken or not taken by it under or in connection with this Agreement or any of the Financing Documents (other than for its gross negligence, default, fraud, bad faith or wilful misconduct as determined in a final judgment by a court of competent jurisdiction); and

(f)	have any obligation to take any action, or refrain from taking any action, which it considers to be unlawful in any jurisdiction to which it is subject or which renders it liable to any person.

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19.5.10	Other Powers of the Facility Agent

(a)	If the Facility Agent is also a Lender, the Facility Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise those rights and powers as though it were not the Facility Agent.

(b)	The Facility Agent may:

(i)	carry on any business with the Borrower and/ or Sponsor and their Affiliates;

(ii)	act as agent or trustee for, or in relation to any unrelated financing involving the Borrower and/ or the Sponsor or its Affiliates; and

(iii)	retain any profits or remuneration in connection with its activities under the Transaction Documents or in relation to any of the foregoing.

19.6	Indemnification, Compensation and Expenses of the Facility Agent

19.6.1	Indemnification

(a)	The Borrower undertakes to indemnify and keep indemnified the Facility Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever-that may be imposed on, incurred by, or asserted against the Facility Agent in any way in connection with or arising out of the negotiation, preservation or enforcement of any rights under, or in carrying out its duties and obligations under, the Financing Documents or the transactions contemplated in the Financing Documents or any action taken or omitted by the Facility Agent under any Financing Document, including any and all out-of- pocket expenses, the costs and expenses of counsel and of any other experts, which the Facility Agent may incur in connection with the administration or enforcement of this any of the Financing Documents, including such expenses as are incurred in the exercise by the Facility Agent of any of the rights conferred upon it hereunder or under any other Financing Document.

(b)

Each Lender agrees to indemnify the Facility Agent rateably according to its proportion of their respective Commitments (to the extent not indemnified by the Borrower within a reasonable time after demand therefor by the Facility Agent), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursement of any kind or nature whatsoever, that may be imposed on, incurred by, or asserted against the Facility Agent in any way relating to or arising out its acting as Facility Agent under any Financing Document or any action taken or omitted by the Facility Agent under any Financing Document, including, any and reasonable out-of-pocket expenses, including the reasonable costs and

FACILITY AGREEMENT

expenses of counsel and of any other experts, which the Facility Agent may incur in connection with the performance under any of the Financing Documents, the exercise by the Facility Agent of any of the rights conferred upon it hereunder or under any other Financing Document, provided however that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are found in a final judgment by a court of competent jurisdiction to have resulted from the Facility Agent’s gross negligence or willful misconduct.

(c)	The Borrower shall forthwith on demand reimburse each of the Lenders for any payment made by it under or pursuant to Clause 19.6.1(b) above upon written notice from such Lender, setting out details of such payment.

19.6.2	Compensation and Expenses

In consideration of the services to be rendered by the Facility Agent, the Borrower shall pay to the Facility Agent the fees set out in the Fee Letter.

19.6.3	No Rights to Other Parties

Nothing in Clause 19, whether express or implied, shall be construed to give to any Person other than the Facility Agent, the Security Trustee and the Lenders any legal or equitable right, remedy or claim under or in respect of this Agreement. The provisions of this Agreement are for the benefit of the Lenders, the Security Trustee and the Facility Agent only.

19.7	Duration

The Facility Agent agrees to act as the Facility Agent hereunder until the earlier of (i) the effectiveness of the appointment of any successor Facility Agent hereunder, or (ii) the Final Settlement Date.

19.8	Resignation/Termination of Facility Agent and Appointment of successor Facility Agent

19.8.1	Resignation

(a)	The Facility Agent may resign at any time without assigning any reason therefor, by giving not less than 30 (thirty) Business Days prior written notice to that effect to all the Lenders and the Borrower; provided, however, that no such resignation shall be effective until a successor to the Facility Agent is appointed in accordance with Clause 19.8.1(b).

FACILITY AGREEMENT

(b)	If the Facility Agent gives notice of its resignation pursuant to Clause 19.8.1 (a) above, then the Lenders shall appoint any one from amongst them as a successor to the Facility Agent within the said 30 (thirty) Business Days notice period as provided in Clause 1 9.8.1 (a) above; and if no Lender is willing to act as a Facility Agent, then a Scheduled Commercial Bank operating in India shall be appointed as a Facility Agent, provided however, that if the Lenders do not appoint a successor within the said thirty (30) Business Day notice period, the outgoing Facility Agent may, with the prior approval of the Lender having the largest proportion of the total Outstandings (such approval not to be unreasonably withheld or delayed), appoint any reputable and experienced bank or financial institution which is a ‘bank’ or a financial institution’ within the meaning of Section 2 of the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interests Act, 2002, as a successor Facility Agent.

19.8.2	Termination

(a)	The appointment of the Facility Agent hereunder may be terminated at any time by the Lenders, without assigning any reason therefore; provided, however, that no such termination shall be effective until a successor to the Facility Agent is appointed in accordance with Clause 19.8.2(b) below. Notice of any termination of appointment of the Facility Agent shall also be forwarded to the Borrower.

(b)	If the appointment of the Facility Agent, has been terminated, pursuant to Clause 19.8.2 (a) above then the Lenders shall appoint any one from amongst them as a successor to the Facility Agent; and if no Lender is willing to act as a Facility Agent, then a Scheduled Commercial Bank operating in India shall be appointed as a Facility Agent with consent of the Borrower, provided however, that if the Lenders do not appoint a successor within the said 30 (thirty) Business Day notice period, the outgoing Facility Agent may, with the prior approval of the Lender having the largest proportion of the total Outstandings (such approval not to be unreasonably withheld or delayed), appoint any reputable and experienced bank or financial institution which is a ‘bank’ or a financial institution’ within the meaning of Section 2 of the Securitization and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002, as a successor Facility Agent.

19.8.3	Transfer of Power

(a)	On the written request of the Lenders, or of the successor Facility Agent, the Facility Agent ceasing to act shall, upon payment of all amounts then due to it, take all steps or actions as are required of it by the Lenders, including without limitation the execution and delivery of an instrument or instruments transferring and assigning to such successor Facility Agent all the rights and powers of the Facility Agent so ceasing to act and the delivery to the Lenders, of all documents, instruments, deeds etc. relating to its obligations under the Financing Documents.

FACILITY AGREEMENT

(b)	Upon the acceptance of any appointment as such of the Facility Agent hereunder by a successor Facility Agent and upon the execution and filing or recording of such financing statements, or such other instruments or notices, as may be necessary or desirable, or as the Lenders may request, such successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the exiting Facility Agent as if it was originally named as the Facility Agent and the exiting Facility Agent shall be discharged from its duties and obligations under the Financing Documents. In no event shall the exiting Facility Agent be liable for the acts or omissions of any successor Facility Agent hereunder.

(c)	Upon the resignation or termination becoming effective, this Agreement shall continue to benefit the exiting Facility Agent in respect of any action taken or not taken by it under or in connection with any of the Financing Documents while it was the Facility Agent, and without prejudice to any liability which the exiting Facility Agent may have incurred prior to such resignation or termination becoming effective, it shall have no further obligations under the Financing Documents.

(d)	Upon the request of any such successor Facility Agent and/or the Lenders, the Borrower shall execute, file or register any and all required documents/deeds/instruments in writing in order to more fully and certainly vest in and confirm to such successor Facility Agent all such rights and powers.

19.8.4	Change of set up of the Facility Agent

Any corporation into which the Facility Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Facility Agent shall be a party, or any corporation succeeding to the Facility Agent’s rights or business, shall, subject to approval of the Lenders, be the successor of the Facility Agent with all rights, benefits, obligations and duties as were originally available and provided for to the transferor Facility Agent.

19.8.5	Compensation and Fee

(a)	In the event of termination or resignation, the Facility Agent shall not have any right of compensation against the Lenders or the Borrower for any period or term as is abridged pursuant to its resignation or termination of appointment, provided that the existing Facility Agent shall be entitled to pro-rata fees out of the annual fees payable to it related to the actual period of its service as the Facility Agent, all the costs and expenses incurred prior to the date on which such termination or resignation takes effect as well as claims for any indemnification in accordance with and pursuant to the terms hereof.

(b)	In the event of any dispute in relation to the outstanding dues of the exiting Facility Agent, the resignation or termination shall notwithstanding any such dispute, be effective and the Facility Agent’s right or remedy for recovery of such dues as are disputed, shall not be prejudiced by, or prevent or obstruct, the resignation or termination of appointment of the Facility Agent.

FACILITY AGREEMENT

19.9	Transfer or Assignment of Rights

(a)	The Facility Agent shall not assign, transfer or novate all or any of its interest, rights, benefits and obligations hereunder without the prior written consent of the Lenders after consultation with the Borrower.

(b)	If any of the Lenders assigns or transfers its rights under this Agreement in accordance with Clause 18.8 hereof, such Lenders shall, upon such assignment or transfer, be released and discharged without further act or formality whatsoever from the indemnification obligations imposed under Clause 18.6.1 hereof arising after such transfer date to the extent of the interest transferred, provided that notice of such assignment or transfer is furnished to the Facility Agent in accordance with Clause 18.8 hereof.

20.	EXECUTION OF THE FINANCING DOCUMENTS

The Parties agree that each of the Financing Documents may be executed by the original Lenders named herein on several dates and such execution would be valid execution of such Financing Documents, provided however that each such Financing Document shall in relation to creating any form of obligation on the Secured Parties be deemed to have come into force and effect only on and from the date that the last of the persons (as noted in the execution pages hereof and thereof) executes such document and becomes a party to such document. Provided that the obligations of the Borrower vis-à-vis the other Parties hereof shall commence on and from the date each such other Party executes the relevant Financing Document. Provided however that any references in this Agreement and the other Financing Documents to the “date of this Agreement” shall mean the date when the first person executed this Agreement or such Financing Document.

FACILITY AGREEMENT

SCHEDULE I

(refer Recital D)

DETAILS OF LENDERS, RUPEE COMMITMENT, ETC.

PART A

Sr. No.	Names of the Rupee Lenders	Rupee Commitment (Rs in Crs)	LC Commitment (Rs in Cr) (as a sub-limit of the Rupee Commitment)	Interim Commitment (Rs. in Cr)	Whether Rupee Lender is identified as LC Lender	Whether Rupee Lender is identified as a Participating Lender
1.	State Bank of India	10,000	10,000	5,000	YES	YES

PART B

Issuing Bank	Issuing Bank Fronting LC Commitment (Rs in Cr)
State Bank of India	10,000

The above amount of Rs. 10,000 crores is the maximum amount of Issuing Bank Fronting LC Commitment; however at any time the maximum amount of LC which the Issuing Bank can be requested to issue shall not exceed the aggregate of the Remaining LC Commitments.

PART C

Sr. No.	Names of the Rupee Lenders	Base Rate	Spread	Interest Rate (Base Rate + Spread)
1.	State Bank of India	8.25%	2.25%	10.50%

FACILITY AGREEMENT

SCHEDULE II

(refer definition of Banking Base Case)

BANKING BASE CASE

A.	Projected Profit and Loss Account

(Rs. Crores)

FY ending	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021
Total Project

Total Production of Aluminium (in MMT)	0.29	0.69	1.37	1.52	1.52	1.52	1.52	1.52	1.52	1.52	1.52
Net Sales of Aluminium	3095	7607	15876	18419	19252	20172	21031	21982	22976	24073	25100
Income from sale of electricity - outside	0	93	93	93	93	93	93	93	93	93	93

Total Operational Income	3095	7700	15969	18512	19345	20265	21124	22075	23069	24167	25193

Interest Income on Cash	3	0	69	26	30	31	31	30	33	37	49
Interest Income DSRA	0	0	20	38	41	50	59	65	69	72	36
Net Income	3098	7700	16058	18576	19416	20346	21214	22169	23171	24275	25277
Alumina Procured Internally	747	1294	1339	1391	1443	1502	1555	1615	1677	1746	1808
Alumina Purchased outside	70	687	3213	3932	4110	4306	4490	4693	4905	5138	5358
Inland transportation cost of alumina purchased	7	66	309	377	392	408	424	441	458	478	496
Other Raw Materials	260	683	1590	1856	1930	2012	2087	2170	2257	2353	2441
Cost of Power (CPP III)	904	1311	1136	1104	1108	1163	1165	1219	1225	1285	1288
Cost of Power (SEL)	0	507	3708	3758	3758	3766	3758	3758	3758	3766	3758
Cost of Power (state or outside utilities)	0	0	0	0	0	0	0	0	0	0	0
Overheads	211	378	793	897	930	968	1001	1040	1078	1123	1162
Freight & Handling Charges	67	125	130	135	141	147	152	158	164	171	178
CoP of Power sold outside	0	38	38	40	40	42	42	44	44	47	47
Repairs & Maintenance	98	200	215	222	222	222	222	222	222	222	222
Insurance	69	120	128	131	131	131	131	131	131	131	131

FACILITY AGREEMENT

FY ending	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021
PBDIT	666	2291	3458	4734	5212	5679	6187	6678	7252	7814	8388
Depreciation	753	1049	1221	1218	1218	1218	1218	1218	1218	1218	1218
PBIT	-87	1242	2237	3516	3994	4460	4969	5460	6034	6596	7170
Interest
RTL-1	51	62	62	2	0	0	0	0	0	0	0
NCD	24	29	29	40	25	10	0	0	0	0	0
ECB-1	9	11	11	10	2	0	0	0	0	0	0
RTL-2	0	621	1067	1732	1695	1604	1448	1222	940	594	203
Sponsor Debt	0	0	0	0	0	0	0	0	0	0	0
Existing ST Facilities	720	383	0	0	0	0	0	0	0	0	0
Interest on Quasi Equity	0	0	0	774	774	774	774	774	774	774	774

Total Long Term Interest	803	1106	1169	2557	2495	2387	2221	1996	1714	1367	977

WC loan Interest	83	121	337	378	398	415	430	448	466	486	504
FERV on ECB Repayment	0	5	10	24	14	0	0	0	0	0	0
PBT	-973	10	721	557	1087	1658	2317	3016	3854	4742	5689
Current Tax	0	2	144	111	217	332	464	603	771	949	1138
Deferred Tax	0	2	144	111	217	332	322	337	372	401	230

Total Tax	0	4	288	223	435	663	786	940	1144	1350	1368

PAT	-973	6	432	334	652	994	1531	2075	2711	3392	4321

FACILITY AGREEMENT

(B)	Projected Cash Flow Statement

FY ending	Oct- 2010	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021
Cash Inflow
Equity	1954	0	0	0	0	0	0	0	0	0	0	0
Quasi Equity	6714	217	734	934	0	0	0	0	0	0	0	0
ST Facilities	12394	0	0	0	0	0	0	0	0	0	0	0
RTL-1	991	9	0	0	0	0	0	0	0	0	0	0
NCD	400	0	0	0	0	0	0	0	0	0	0	0
ECB-1	435	0	0	0	0	0	0	0	0	0	0	0
RTL-2		317	13270	2564	0	0	0	0	0	0	0	0
Sponsor Debt		0	0	0	0	0	0	0	0	0	0	0
Increase in WC loan		1252	1856	636	38	199	162	161	176	175	192	191
PAT		-973	6	432	334	652	994	1531	2075	2711	3392	4321
Depreciation		753	1049	1221	1218	1218	1218	1218	1218	1218	1218	1218
Deferred Tax		0	2	144	111	217	332	322	337	372	401	230
Change in investments		148	0	0	0	0	0	0	0	0	0	0
Short term Loan from Promoter to meet cash shortfall		800

Total Cash Inflow	22888	2522	16918	5932	1702	2286	2706	3232	3807	4476	5203	5959

FACILITY AGREEMENT

FY ending	Oct- 2010	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021
Cash Outflow
Capex (less Margin Money)	23318	301	1834	1739	0	0	0	0	0	0	0	0
Repayment of RTL-1		0	375	500	125	0	0	0	0	0	0	0
Repayment of NCD		0	0	0	133	133	133	0	0	0	0	0
Repayment of ECB-1		0	44	87	196	109	0	0	0	0	0	0
Repayment of RTL-2		0	0	0	162	565	1131	1777	2382	2907	3472	3755
Repayment of Sponsor Debt		0	0	0	0	0	0	0	0	0	0	0
Repayment of ST Facilities		111	12283	0	0	0	0	0	0	0	0	0
Increase in Net Current Assets		2002	2475	848	51	265	216	214	235	233	256	254
Repayment of short term loan from Promoters brought to meet the shortfall			800

Total Cash Outflow		2414	17811	3174	667	1073	1480	1991	2617	3140	3728	4009

Cash Surplus		108	(894)	2,758	1,035	1,214	1,226	1,242	1,189	1,336	1,475	1,950
Opening Cash Balance		60	168	(725)	1,360	2,354	3,331	4,334	5,367	6,403	7,560	8,951
Cash Available for DSRA		168	(725)	2,033	2,395	3,568	4,557	5,576	6,556	7,739	9,035	10,901
Transfer to DSRA		—	—	575	(57)	139	125	112	55	81	(14)	(1,017)
Cash Available after transfer to DSRA		168	(725)	1,458	2,452	3,429	4,432	5,464	6,500	7,657	9,048	11,918
Dividend Payout - Equity		—	—	98	98	98	98	98	98	98	98	98
Closing Cash	60	168	-725	1360	2354	3331	4334	5367	6403	7560	8951	11820

FACILITY AGREEMENT

C)	Projected Balance Sheet

(Rs. Crores)

FY ending	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021

Liabilities
Equity (incl. premium)	1954	1954	1954	1954	1954	1954	1954	1954	1954	1954	1954
Quasi Equity	6931	7665	8599	8599	8599	8599	8599	8599	8599	8599	8599
Reserve & Surplus/P&L Debit	-1526	-1520	-1186	-949	-395	502	1935	3913	6526	9821	14044
Net Worth	7359	8099	9368	9604	10159	11055	12489	14466	17080	20374	24598
RTL - 1	1000	625	125	0	0	0	0	0	0	0	0
NCD	400	400	400	267	133	0	0	0	0	0	0
ECB -1	435	392	305	109	0	0	0	0	0	0	0
RTL - 2	317	13587	16150	15989	15424	14293	12517	10134	7227	3755	0

Total Long Term Debt from Banks/Flls	2152	15003	16980	16364	15557	14293	12517	10134	7227	3755	0

Sponsor Debt	0	0	0	0	0	0	0	0	0	0	0
ST Debt Facilities	12283	0	0	0	0	0	0	0	0	0	0
ECB from Welter for refinery expansion	2400	2400	2400	2400	1600	800	0	0	0	0	0
ECB from other group cos. for refinery expansion	1661	1661	1661	1661	1661	1661	1661	1661	1661	1661	1661

FACILITY AGREEMENT

FY ending	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021
New Sponsor Debt in replacement of Welter ECB	0	0	0	0	800	1600	2400	2400	2400	2400	2400
ECB from other group cos. for exp. not related to project	15	15	15	15	15	15	15	15	15	15	15
Sesa Goa Loan for exp. Not related to project	130	130	130	130	130	130	130	130	130	130	130

Total Debt	18641	19209	21186	20571	19763	18499	16723	14341	11433	7961	4206

Short Term Loan from Promoter brought to meet cash shortfall	800	0	0	0	0	0	0	0	0	0	0
WC Borrowings	1252	3109	3745	3783	3982	4145	4305	4482	4657	4849	5039
Deferred tax Liability	0	2	146	258	475	807	1129	1466	1838	2239	2469

Total Sources	28052	30419	34445	34216	34379	34506	34646	34755	35008	35423	36312

Assets
Gross Block	23619	25453	27192	27192	27192	27192	27192	27192	27192	27192	27192
Accumulated Depreciation	1611	2660	3882	5100	6318	7536	8754	9972	11190	12408	13626
Net Block	22008	22793	23310	22092	20874	19656	18438	17220	16002	14784	13566
CWIP for Refinery Expansion	4061	4061	4061	4061	4061	4061	4061	4061	4061	4061	4061
Expenditure incurred not related to project	145	145	145	145	145	145	145	145	145	145	145
Current Assets	1762	4440	5350	5394	5669	5896	6120	6367	6612	6881	7147
Current Liabilities	92	295	356	349	359	370	380	392	403	416	428

FACILITY AGREEMENT

FY ending	Mar- 2011	Mar- 2012	Mar- 2013	Mar- 2014	Mar- 2015	Mar- 2016	Mar- 2017	Mar- 2018	Mar- 2019	Mar- 2020	Mar- 2021
Net Current Assets	1669	4145	4993	5045	5310	5526	5740	5975	6209	6465	6719
DSRA	0	0	575	518	657	782	894	950	1031	1017	0
Cash	168	-725	1360	2354	3331	4334	5367	6403	7560	8951	11820

Total Uses	28052	30419	34445	34216	34379	34505	34645	34754	35008	35423	36312

FACILITY AGREEMENT

SCHEDULE III

(refer definition of Clearances)

LIST OF CLEARANCES

A. Clearances required in relation to Lanjigarh Refinery

S. No.	Unit	Description	Authority	Details of Status
1	Refinery project	Pollution Control	State Pollution Control Board, Orissa	Consent to Establish and Operate is obtained for 1 MTPA refinery and CGPP of 75 MW.

2	Refinery Project	Environmental clearance	Ministry of Environment and Forests	Approval is obtained for 1 MTPA and CGPP of 75 MW.
3	75 MW CGPP	NOC for height of chimney (146 m above ground level)	Airports Authority of India	Approval obtained.
4	Refinery Project	Clearance to construct Airstrip at Lanjigarh	Airports Authority of India	Clearance Obtained.
5	1 MTPA Refinery and 75 MW CGPP	Drawal of water from River Tel	Water Department, GOO

The approval for drawal of water of around 56,500 cubic meter per day (12.72 MGD) from Tel river has been obtained, keeping in view the entire water requirement of 5 MTPA refinery and 300 MW CGPP.

Hence, this will be sufficient to meet the water requirement of 1 MTPA refinery and 75 MW CGPP.

6	1 MTPA Refinery	Railway Transport Clearance	Ministry of Railways	Rail Transport Clearance has been obtained from GOI, Ministry of Railways for inward transportation of coal, caustic soda and fuel oil and outward transportation of alumina for its 1 MTPA refinery and 75 MW CGPP.
7	1 MTPA Refinery	Laying of Railway Sidings	Ministry of Railways	Approval for laying down the railway sidings from plant site to the nearest railway station is received from Indian Railways (East Coast Railway).

8	Refinery Project	No objection certificate	Sarpanch of Lanjigarh Gram Panchayat	No objection certificate is obtained, in construction of Refinery, conveyor belt, mines road, office-cum staff colony, rehabilitation colony, etc

FACILITY AGREEMENT

B. Clearances required in relation to Jharsuguda Smelter

S. No.	Unit	Description of Type of Clearance/ Approval	Authority	Status
1	Jharsuguda Smelter project	Pollution Control	State Pollution Control Board, Orissa

Consent to Establish - Obtained for 1.60 MTPA smelter capacity and 1,215 MW CPP.

Earlier Consent to Operate was obtained for 0.25 MTPA smelter and 675 MW CPP in 2009 (5 Units of 135 MW each). Now in February 2011, the Borrower has also obtained consent to operate for balance 0.25 MTPA smelter and 540 MW CPP (4 units of 135 MW each). Hence, the Borrower has now got the consent to operate for entire Jharsuguda Phase I (smelter) of 0.50 MTPA and 1215 MW CPP (9 units x 135 MW).

Recently, the Borrower has also signed MoU with the GOO on December 31, 2010 for the expansion of smelter from 0.25 MTPA to 1.6 MTPA. As mentioned above, the consent to operate is already obtained for 0.5 MTPA smelter.

For expansion of smelter capacity from 0.50 MTPA to 1.6 MTPA, the Borrower would apply to State Pollution Control Board for consent to operate when the construction is nearing completion.

2	0.50 MTPA and 1.10 MTPA Smelter	Environmental Clearance	Ministry of Environment and Forests	Approval obtained for 1.6 MTPA smelter capacity.
3	1215 MW CPP	Environmental Clearance	Ministry of Environment and Forests	Approval obtained.

FACILITY AGREEMENT

S. No.	Unit	Description of Type of Clearance/ Approval	Authority	Status
4	Jharsuguda smelter project	Permission for drawal of water	Department of Water Resources, GOO	Approval for 30 MGD of water (which is equivalent to 1,34,285 cubic meter per day of water) has been obtained, which is sufficient to meet the entire water requirement of 1.6 MTPA smelter and 1215 MW CPP.

5	1215 MW CPP	Grid connectivity	Orissa Power Transmission Corporation Limited	Connection agreement has been executed for the first 5 units of 135 MW each with Orissa Power Transmission Corporation Limited to use their transmission system. The agreement for balance 4 units of 135 MW each will be entered subsequently as and when required.
6	Jharsuguda smelter project	Railway Traffic Clearance	Ministry of Railways	Approval has been obtained for inward and outward transportation of goods of aluminium for its 0.5 MTPA smelter and 1,215 MW CPP. The Borrower is in the process of applying for balance capacity of 1.1 MTPA smelter.
7	Jharsuguda smelter project	Laying of Railway Sidings	Ministry of Railways	Approval for laying down the railway sidings from plant site to the nearest railway station is received from Indian Railways (East Coast Railway).
8	1215 MW CPP	Stack height clearance	Airport Authority of India	Approval obtained.

FACILITY AGREEMENT

SCHEDULE IV

(refer definition of Financing Documents)

LIST OF FINANCING DOCUMENTS

1.	Facility Agreement

2.	Sponsor Support Agreement

3.	Security Trustee Agreement

4.	Intercreditor Agreement

5.	Borrower’s confirmation to Intercreditor Agreement

6.	Unattested Deed of hypothecation

7.	Power of attorney to create security

8.	Indenture / deed of mortgage

9.	Fee letters

10.	Novation notices/ letters

11.	Deeds of Accession

12.	Amendment documents if any to Financing Documents.

13.	Any other agreement / document designated as a Financing Document by the Facility Agent from time to time.

FACILITY AGREEMENT

SCHEDULE V

(refer definition of Repayment Schedule)

REPAYMENT SCHEDULE

The Rupee Loan of each Rupee Lender will have a door-to-door tenor of upto 10 (ten) years from the date of first / Initial Disbursement.

The Borrower shall repay the Rupee Loan to the Rupee Lenders in 30 structured consecutive quarterly instalments on the following Repayment Date(s).

Repayment Instalment Number	Fiscal Quarter	Repayment Date	Amount of Rupee Loan repayable to the Rupee Lenders (in percentage)
1.	Q3 Fiscal Year 2014	December 31, 2013	0.5
2.	Q4 Fiscal Year 2014	March 31, 2014	0.5
3.	Q1 Fiscal Year 2015	June 30, 2014	0.5
4.	Q2 Fiscal Year 2015	September 30, 2014	0.75
5.	Q3 Fiscal Year 2015	December 31, 2014	0.75
6.	Q4 Fiscal Year 2015	March 31,2015	1.5
7.	Q1 Fiscal Year 2016	June 30, 2015	1.5
8.	Q2 Fiscal Year 2016	September 30, 2015	1.5
9.	Q3 Fiscal Year 2016	December 31, 2015	1.5
10.	Q4 Fiscal Year 2016	March 31, 2016	2.5
11.	Q1 Fiscal Year 2017	June 30, 2016	2.5
12.	Q2 Fiscal Year 2017	September 30, 2016	2.5
13.	Q3 Fiscal Year 2017	December 31, 2016	2.5
14.	Q4 Fiscal Year 2017	March 31,2017	3.5
15.	Q1 Fiscal Year 2018	June 30, 2017	3.5
16.	Q2 Fiscal Year 2018	September 30, 2017	3.5
17.	Q3 Fiscal Year 2018	December 31, 2017	3.5
18.	Q4 Fiscal Year 2018	March 31, 2018	4.25
19.	Q1 Fiscal Year 2019	June 30, 2018	4.25
20.	Q2 Fiscal Year 2019	September 30, 2018	4.25
21.	Q3 Fiscal Year 2019	December 31, 2018	4.25
22.	Q4 Fiscal Year 2019	March 31, 2019	5.25
23.	Q1 Fiscal Year 2020	June 30, 2019	5.25
24.	Q2 Fiscal Year 2020	September 30, 2019	5.25
25.	Q3 Fiscal Year 2020	December 31, 2019	5.25
26.	Q4 Fiscal Year 2020	March 31, 2020	5.75
27.	Q1 Fiscal Year 2021	June 30, 2020	5.75
28.	Q2 Fiscal Year 2021	September 30, 2020	5.75
29.	Q3 Fiscal Year 2021	December 31, 2020	5.75
30.	Q4 Fiscal Year 2021	March 31, 2021	6

*	lf the Repayment Date is not a Business Day, then the Business Day immediately preceding such Repayment Date shall be deemed to be the Repayment Date.

FACILITY AGREEMENT

SCHEDULE VI

(refer definition of Lending Notice & Clause 18.3.1)

LENDING OFFICE ADDRESSES AND OTHER ADDRESS FOR THE PURPOSE OF

FORWARDING NOTICES

PART A - BORROWER

To:

Vedanta Aluminium Limited
241-242 Solitaire Corporate Park,
Andheri Ghatkopar Link Road,
Chakala, Andheri East,
Mumbai - 400093
Fax No:	022 4005 8021/8011
Contact No:	022 4005 8000
Attn:	Mr. Harsha Saksena

Part B - RUPEE LENDERS

SI No	Name of the Rupee Lender	Address
1	State Bank of India	Corporate Accounts Group (CAG),
Neville House,
J.N. Heredia Marg,
Ballard Estate,
Mumbai – 400 001

Fax No: 022 – 6154 2819
Contact No: 022- 6154 2891
Attn: Assistant General Manager & Relationship Manager

PART C - ISSUING BANK

State Bank of India

Corporate Accounts Group (CAG),

Neville House,

J.N. Heredia Marg,

Ballard Estate,

Mumbai – 400 001

Fax No: 022 – 6154 2819

Contact No: 022- 6154 2891

Attn: Assistant General Manager & Relationship Manager

FACILITY AGREEMENT

PART D - FACILITY AGENT

State Bank of India

Corporate Accounts Group (CAG),

Neville House,

J.N. Heredia Marg,

Ballard Estate,

Mumbai – 400 001

Fax No: 022 – 6154 2819

Contact No: 022- 6154 2891

Attn: Assistant General Manager & Relationship Manager

PART E - SECURITY TRUSTEE

SBICAP Trustee Company Limited,

Khetan Bhavan, 5th floor,

198, J.T.Road, Churchgate,

Mumbai – 400020

Fax No: 022 4302 5500

Contact No: 022 4302 5555

Attn: Vice President and Chief Operation Officer

FACILITY AGREEMENT

SCHEDULE VII

(refer definition of Notice of Drawdown and Drawdown Certificate)

NOTICE OF DRAWDOWN AND DRAWDOWN CERTIFICATE

Date:

To,

The Facility Agent

[Insert Address]

(In case of each Disbursement, not being an Interim Disbursement or an Initial Disbursement, the Borrower shall provide to the Facility Agent, such number of certified true copies of the Notice of Drawdown and Drawdown Certificate and all attachments and exhibits given in relation thereto by the Borrower as are sufficient for the Facility Agent to furnish one copy each to the Rupee Lenders from whom a Disbursement under such Notice of Drawdown and Drawdown Certificate are sought.)

Dear Sirs,

I, the undersigned, Authorised Officer of Vedanta Aluminium Limited, a company incorporated in India under the Companies Act, 1956, with its registered office at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin 2013 628 002, Tamil Nadu (hereinafter referred to as the “Borrower” or the “Company”),

DO HEREBY CERTIFY that:

1.	This certificate is a Notice of Drawdown and Drawdown Certificate and furnished pursuant to Clause 3.2.2 of the Facility Agreement dated executed by and between the Borrower, the Rupee Lenders and the Facility Agent (the “Facility Agreement”). Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Facility Agreement.

FACILITY AGREEMENT

2.	The Borrower hereby irrevocably requests as follows:

a.	That the Issuing Bank issue an LC on our behalf for the benefit of (the “Beneficiary”) for an amount equal to (the “LC Value”) [provided however that the maximum amounts which can be in aggregate called upon under this LC would be (the “Earmarked Amount of the LC”)]. In relation to such issuance of LC, we request you and the Issuing Bank to note the Participating Interest of each of the Participating Lenders as follows:

TABLE I

Name of the Participating Lenders/ for such Issuing Bank LC	Participating Earmarked Amount (Rs in crs)	Participating Percentage	Participating Interest	Devaluation amount (if any) (Rs in crs)	Remaining LC Commitment (Rs in crs)

Upon the issuance of the LC as aforesaid, the amount of Remaining Issuing Bank Fronting LC Commitment shall be Rs.         .

OR

b. That                                         , an LC Lender/LOC Lender issue an LC/ letter of commitment on our behalf for the benefit of                                          (the “Beneficiary”) for an amount equal to          (the “LC Value”) [which shall automatically revolve and reinstate upon any payments thereunder to reinstate itself back to the LC Value, provide however that the maximum amounts which can be in aggregate called upon under this LC at any time would not exceed          (the “Earmarked Amount of the LC”)].

Upon the issuance of the LC/ letter of commitment as aforesaid, the amount of Remaining LC Commitment for such LC Lender shall be         .

b.	That the Rupee Lenders disburse by way of Rupee Drawdowns an amount of Rs. in proportion to their Available Rupee Commitment.

3.	The date on which the aforementioned Rupee Lenders are requested to make such Disbursement is [—],

TABLE II

Order of payment	Name of the LC Lender	Payment Amount (in Rs.)
1		Upto
2		Upto

4.	The purpose for which Disbursement is requested and the proposed utilisation thereof is indicated below

FACILITY AGREEMENT

A. Statement/ Estimate of Expenditure

TABLE III

Sr. No	Description	Expenditure already Incurred	Estimated Expenditure (in Rs.)
1
2

Total

B. Means of Finance

TABLE IV

Sr. No	Description	Existing amounts drawn by the Borrower (in Rs.)	Amounts requested for present Disbursement (in Rs.)
1	Equity
2	Debt*

Total

D : E Ratio

*	includes amounts of Drawdown along with any related Devaluation Amounts, already taken from/committed by, as the case may be, the Rupee Lender

5.	The Borrower confirms that:

(A)	With respect to the Disbursement, all proceeds of the Equity and Sponsor Subdebt then required to have been funded pursuant to the provisions of the Sponsor Support Agreement have been received by the Borrower for meeting Project Costs;

(B)	In the case of Initial Disbursement (other than Interim Disbursement), all of the conditions in Clause 6.3 (Conditions Precedent to Effectiveness), Clause 6.1 (Conditions Precedent to Initial Disbursement) and Clause 6.2 (Conditions Precedent to Each Disbursement) and in case of subsequent Disbursements all of the conditions in Clause 6.2 (Conditions Precedent to Each Disbursement) of the Facility Agreement have been satisfied (except to the extent stated below) and all the necessary certificates and documentation have been attached herewith or has already been made available to the Facility Agent and the Rupee Lenders.

(C)	[Delete for all disbursements other than Interim Disbursement]

In the case of Interim Disbursement all the conditions in Clause 3.1.2(c) of the Facility Agreement have been satisfied (except to the extent stated below) and all the necessary certificates and documentation have been attached herewith or have already been made available to the Facility Agent and the Rupee Lenders.

(D)	The proceeds of the earlier Disbursement have been applied only to pay for the Project Costs and Sponsor’s Subdebt/ short term debt as are permitted under the Facility Agreement and the proceeds of the proposed Disbursement shall be used in accordance with the Financing Documents and applied towards such Estimated Project Cost as are permitted under the Facility Agreement;

FACILITY AGREEMENT

(E)	Remaining LC Commitment/ Available Rupee Commitment/ after giving effect to the Disbursement is as under:

TABLE V

Name of the Lender	Available Rupee Commitment after proposed Disbursement (Rs in crs)	Remaining LC Commitment (Rs in crs)

[Delete for Interim Disbursement]

(F)	The Disbursement will not result in the Debt Equity Ratio being more than 60:40.

(G)	Each representation and warranty of the Company made in Clause 7 of the Facility Agreement and in any other of the Financing Documents is true, complete and correct in all respects, with the same force and effect as though each such representation and warranty were made in and as of the date of this Notice of Drawdown and Drawdown Certificate except for any representation and warranty which expressly relates to an earlier date; and

(H)	No Potential Event of Default or Event of Default has occurred or is continuing.

6.	All the conditions precedent to this Disbursement have been satisfied unless otherwise stated in this paragraph 6. The list of conditions precedent which have been waived for the purposes of the proposed Disbursement by the relevant Rupee Lenders from whom such Disbursement is sought is indicated below:

TABLE VI

Condition Precedent Applicable to such Disbursement from the satisfaction of which waiver has been received	Provision of the Facility Agreement where such condition precedent is provided	Date(s) on which Rupee Lenders have granted the waiver*

*	the letters approving the waivers by each of the Rupee Lenders (as noted above) are attached

7.	If any of the certifications set forth in para 5 above shall cease to be valid on, as of or prior to the date of the proposed Disbursement, the Borrower shall immediately notify each of the Rupee Lenders and the Facility Agent in writing.

Yours faithfully,

AUTHORISED SIGNATORY

For Vedanta Aluminium Limited

FACILITY AGREEMENT

Name:

Designation:

Attachments: all certificates and documentation required to evidence the satisfaction of all applicable condition precedent or their waiver by the Rupee Lenders, and a certificate from the LIE in the form attached as Schedule VIII of the Facility Agreement.

Cc:

All Rupee Lenders

(In case of Initial Disbursement)

FACILITY AGREEMENT

SCHEDULE VIII

(refer Clause 3.2.4)

CERTIFICATE FROM LIE

Date:

To:

The Facility Agent

[Insert Address]

Dear Sirs:

We,                                         , do hereby certify that:

1. This certificate is furnished pursuant to Clause 3.2.4 of the Facility Agreement dated the      day of             , 2011 (the “Facility Agreement”, which expression includes all amendments thereto) executed by and between the Borrower, the Rupee Lenders and the Facility Agent. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Facility Agreement.

2. To the best of our knowledge;

•	the information material to the construction of the Project contained in each of the construction progress reports delivered is true, complete and correct in all respects and the Disbursement is reasonably and timely needed by the Company to make payment towards the Project Cost / in connection with the Project and in accordance with the Project Schedule;

•	during the course of performance of the scope of work of the LIE, we have obtained no knowledge of the existence of any Event of Default or Potential Event of Default which has not been waived or cured;

•	each of the certifications made by the Borrower in the Notice of Drawdown and Drawdown Certificate are true, complete and correct in all respects.

Yours faithfully,
For (Name of the LIE)

(Name and signature of authorised signatory)

Cc: Vedanta Aluminium Limited

(Address)

Attn:

FACILITY AGREEMENT

SCHEDULE IX

(refer Clause 3.4.1(vi))

LENDING CONFIRMATION NOTICE

Date:

To:	Vedanta Aluminium Limited

(Address)

Lending Confirmation Notice

Dear Sirs:

This notice is issued pursuant to Clause 3.4.1 (vi) of the Facility Agreement dated the      day of             , 2011 (the “Facility Agreement”, which expression shall include all amendments thereto), among the Borrower, the Rupee Lenders, and the Facility Agent in connection with the Notice of Drawdown and Drawdown Certificate of the Borrower dated the      day of             , 20    . Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms of the Facility Agreement.

1. We hereby state that as of the date hereof, we have not received an Unsatisfied CP Notice or Drawstop Notice, from any Rupee Lender, in accordance with the Facility Agreement.

2. Based on the information supplied to us by the Borrower, we also confirm that the condition precedent to Disbursement stipulated in Clause 6.1, 6.2 and 6.3 of the Facility Agreement, as applicable to such Disbursement, have been satisfied.

3. Pursuant to Clause 3.4.1 (ii) of the Facility Agreement, Disbursement may occur in terms of the aforesaid Notice of Drawdown and Drawdown Certificate of the Borrower.

Yours faithfully, For and on behalf of State Bank of India, as Facility Agent

(Name and signature of signatory)

Cc: Names and addresses of the Rupee Lenders

FACILITY AGREEMENT

SCHEDULE X

(refer Clause 18.8.3)

NOVATION NOTICE

Date:

To	:	State Bank of India (as the Facility Agent)
[Insert Address]
		Attention:	[insert title of relevant official of the Facility Agent]

AND

Vedanta Aluminium Limited
(Address)

		Attention:	[Insert title of relevant official of the Borrower]

Dear Sirs:

Vedanta Aluminium Limited

Facility Agreement dated the [—] day of [—], 2011 (the “Agreement”, which expression shall include all amendments thereto)

1.	This Novation Notice relates to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Novation Notice and in particular:

“Rupee Lender” means [Insert name of the Rupee Lender];

“New Lender” means [Insert name New Rupee Lender].

2.	The Rupee Lender:

(a)	confirms that, to the extent details appear below under the heading “Rights and/or Obligations to be Novated”, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Facility Agent (but subject to paragraph 3 below), cancelled and discharged in accordance with Clause 18.8 of the Agreement;

(b)	confirms that any consent, if any, required in accordance with Clause 18.8 of the Agreement has been obtained for this novation; and

(c)	gives notice to the undersigned New Rupee Lender that the Rupee Lender is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Rupee Lender.

3.	The undersigned New Rupee Lender agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 18.8 of the Agreement on and with effect from [—].

4.	The New Rupee Lender:

(a)	confirms that, until further notice, its Lending Office and address for notices are set out below:

[Insert Lending Office address and address for notices along with fax no., contact person details, contact no.]

FACILITY AGREEMENT

(b)	agrees to perform and comply with the obligations expressed to be imposed on it by Clause 18.8 of the Agreement as a result of this Novation Notice taking effect;

(c)	if not already a Rupee Lender, appoints each agent to act as its agent as provided in the Agreement, the Financing Documents and the Security Documents and agrees to be bound by such Agreement and other Financing Documents thereto; and

(d)	confirms, on the basis of the facts then known to it, that the novation will not give rise to any requirement for any withholding or increased cost or other cost or expense to the Borrower which would not be incurred by the Borrower if the novation did not take place.

3.	The above confirmations and documents are given to and for the benefit of and made with each of the other Parties to the Agreement.

Rights and/or Obligations to be Novated

The Rupee Lender’s Available Rupee Commitment to be novated: Rs. [—].

The amount of the Rupee Lender’s Outstandings to be assigned: Rs [Insert Amount]

This Novation Notice shall be governed by and construed in accordance with the laws of India.

Yours faithfully,
For the Rupee Lender
(issuing this notice)

Name and signature of
Authorised signatory
Date:

For the New Lender

Name and signature of
Authorised signatory
Date:

Agreed for and on behalf of itself as Facility Agent and the other Rupee Lenders

Name and signature of
Authorised signatory
Date:

Agreed for and on behalf of Vedanta Aluminium Limited

Name and signature of
Authorised signatory
Date:

FACILITY AGREEMENT

SCHEDULE XI

(refer definition of Financing Plan)

FINANCING PLAN

Particulars				(Rupees in crores)
Equity Requirement				11,320
Particulars		(Rupees in crores)
Share capital (including share premium)		1,954
Quasi Equity		8,599
Target Internal Accruals		767
Debt
(Rupee Facility, rupee term loans, export credit assistances, foreign currency loans, external commercial borrowings and non-convertible debentures)				16,980
Particulars	(Rupees in crores)	(Rupees in crores)
Existing Debt (as on the date of this Agreement)	1825	830	*
Less: To be repaid out of Rupee Facility (as tranche II) on or before Project COD	995
Rupee Facility (as tranche II) — Letters of Credit (sublimit of Rupee Facility) — Rs 16,150 crores		16,150

TOTAL :				28,300

*	Out of the total Existing Debt as on date of this Agreement, rupee term loan of Rs. 875 crores and ECB of Rs. 130 crore is falling due for repayment till Scheduled COD i.e. by March 2013 and the same would be repaid from the Rupee Facility. Accordingly, only the balance amount of Rs. 830 crore from existing loans has been considered in the overall means of finance for funding the project.

FACILITY AGREEMENT

SCHEDULE XII

(Refer definition of Project Site)

PROJECT SITES

Lanjigarh Refinery

The Lanjigarh Refinery is situated in the state of Orissa, in the District Kalahandi. The Lanjigarh Bauxite deposit is located between latitude 19° 30’ 10“N –19° 41’ 00” N and longitude 80° 22’ 05” E – 83° 25’ 10” E and falling in Survey of India Toposheet No. 65 M/6.

The deposit is sickle shaped over Niyam dongar NE-SW trending ridge and lies about 6 kms south of Lanjigarh village. The State Highway SH-6, which connects Bhawanipatna to Rayagada, passes by the side of the deposit and is connected to the Lanjigarh village by a fair weather road.

The Visakhapatnam-Raipur Broad Gauge Section of South Eastern Railway serves as the railway link for Lanjigarh. Muniguda, about 25 kms from the deposit, is the nearest railway station. Visakhapatnam, about 260 kms from the deposit, is the nearest port and airport.

Address: Vedanta Aluminium Limited, An alumina refinery project, PO Lanjigarh, Dist. Kalahandi, Orissa - 766 027

Jharsuguda Smelter

The site is adjacent to the Rourkela – Jharsuguda – Sambalpur – Titlagarh broad gauge line which connects all major bauxite deposits in Orissa. The site is in the vicinity of the State Highway SH-10 connecting Jharsuguda and Sambalpur.

The site is at 35 kms from the Hirakud reservoir, considered the largest water reservoir in Orissa. The site is within the IB Valley area, one of the two major coal bearing areas in Orissa. The EHV power transmission network in Orissa (GRIDCO) is also passing through this area.

Address: Vedanta Aluminium Limited, Village Burkhamunda, Jharsuguda, Orissa - 768201.

FACILITY AGREEMENT

SCHEDULE XIII

(refer Clause 7.21)

LIST OF RELATED PARTY CONTRACTS

1.	Memorandum of Understanding between Bharat Aluminum Company Limited and the Borrower dated May 16, 2007 for conversion of bauxite to alumina.

2.	High seas sales agreements between the Borrower and Bharat Aluminum Company Limited or sale of one unit of GAP dated March 17, 2009, August 3, 2009, and October 09, 2009.

3.	Alumina loan agreement between the Borrower and Bharat Aluminium Company Limited for Jharsuguda Smelter dated December 31, 2009.

4.	Contract for purchase of aluminum bus bars for Jharsuguda Smelter between the Borrower and Bharat Aluminium Company Limited dated September 4, 2008

5.	Monthly sales orders for the alumina sales made to Bharat Aluminium Company Limited.

FACILITY AGREEMENT

SCHEDULE XIV

(Refer to Clause 3.4.7(i))

PARTICIPATING INTEREST NOTICE

Date:

To

The Participating Lenders

(Addresses)

The Facility Agent

(Address)

Dear All,

We refer to the Notice of Drawdown and Drawdown Certificate dated                      issued by the Borrower requesting Disbursement by way of issuance of an Issuing Bank LC. On account of the Lending Confirmation Notice dated                      issued by the Facility Agent for such Notice of Drawdown and Drawdown Certificate and in accordance with the provisions of the Facility Agreement, an Issuing Bank LC has been issued for such amounts and purpose as has been indicated by the Borrower in the aforesaid Notice of Drawdown and Drawdown Certificate.

In furtherance of the Issuing Bank LC being issued and pursuant to the requirement under Clause 3.4.7 (i) of the Facility Agreement, the details of participation in the LC of each of the Participating Lenders are provided herein below:

[ insert details ]

Yours faithfully,
For State Bank of India

FACILITY AGREEMENT

SCHEDULE XV

DETAILS OF EXISTING LENDERS

Bank/FI	Amount (In Rs Crore)	Security	Repayment* (In Rs Crore)	Balance (In Rs Crore)
Rupee Term Loans - Tranche I	1000	• Negative lien on the assets of the Jharsuguda project of the company to the extent of Rs. 1500 crores. • Corporate Guarantee from Sterlite Industries (India) Ltd	875	125
• ICICI Bank	100
• Bank of Maharashtra	200
• Corporation Bank	200
• Indian Bank	250
• Indusind Bank	250
Non Convertible Debentures to LIC	400	• First pari passu charge over the identified assets of the Borrower for 1.33x	0	400

		• Irrevocable and unconditional guarantee from Sterlite Industries (India) Ltd
ECB from ICICI (USD 100 million)	435	• Negative lien on the assets of the Jharsuguda project of the company to the extent of Rs. 1500 crores. • Corporate Guarantee of Vedanta Resources Plc	130 (USD 30 million)	305

Total				830

*	Out of the total Existing Debt as on date of this Agreement, rupee term loan of Rs. 875 crores and ECB of Rs. 130 crore is falling due for repayment till Scheduled COD i.e. by March 2013 and the same would be repaid from the Rupee Facility. Accordingly, only the balance amount of Rs. 830 crore from existing loans has been considered in the overall means of finance for funding the project.

FACILITY AGREEMENT

SCHEDULE XVI

FORMAT OF DEED OF ACCESSION

(To be appropriately stamped)

Date:

To:

State Bank of India

(in its capacity as Facility Agent)

[insert address]

Dear Sirs,

Please refer to the Facility Agreement dated the      day of             , 2011, executed amongst Vedanta Aluminium Limited, a company within the meaning of the Companies Act, 1956 (1 of 1956) and having its registered office at [—] (hereinafter referred to as the “Borrower” which expression shall, unless it be repugnant to the subject, meaning or context thereof, be deemed to mean and include its successors and permitted assigns) the Lenders and the Facility Agent, in respect of the financial assistances extended to the Borrower for the purpose of financing a part of the cost setting up / development, construction and operation of an integrated aluminium project comprising of: (i) alumina refinery having output of 1 MTPA along with co-generation captive power plant with an aggregate capacity of 75 MW at Lanjigarh, Orissa and (ii) aluminium smelter having output of 1.6 MTPA along with a 1,215 (9x135) MW captive power plant at Jharsuguda, Orissa (hereinafter the “Project”).

Words and expressions defined in the Facility Agreement have the same meaning when used in this Deed of Adherence.

[Name of the lender] of [address] (“Acceding Lender”) hereby agrees with each other Person who is or who becomes a Party to the Facility Agreement that this Deed of Adherence is supplemental to the Facility Agreement.

With effect on and from the date hereof, the Acceding Lender shall:

1.	be a party to the Facility Agreement as a Lender and shall assume and perform all obligations applicable to it and specified therein;

2.	abide by all the obligations agreed by the existing Lenders in the Financing Documents;

3.	subject to the terms of the Facility Agreement and the other Financing Documents, lend to the Borrower an amount equal to Rs. [—] Crores (Rupees [—] Crores only) (in the Facility Agreement, referred to as the “Rupee Commitment”) and it shall be entitled to all rights and benefits of the Lenders in the Facility Agreement and the Financing Documents.

The Acceding Lender hereby agrees and confirms that the amount to be disbursed by the Acceding Lender after execution of this Deed of Adherence would bear the same ratio to the Rupee Commitment of the Acceding Lender as the cumulative Disbursement already made/ requested to be made by the other Lenders bear to the cumulative Rupee Commitments of the other Lenders.

FACILITY AGREEMENT

The Interest Rate to be payable by the Borrower on the Rupee Commitment of the Acceding Lender shall be as follows:

Base Rate	Spread	Interest Rate (Base Rate + Spread)
[—]	[—]	[—]	%

The Interest Rate as on date is equal to [—]% p.a. ([—] per cent per annum). Such Interest Rate is subject to reset as per the terms of the Facility Agreement.

The Lending Office of the Acceding Lender is:

Address for notices of [new lender] for the purposes of Section 18.3 of the Facility Agreement is: [—]

SIGNED AND DELIVERED by the withinnamed [—] in its capacity as Lender by the hands of Shri/Smt. , its authorised official.

Agreed and accepted by STATE BANK OF INDIA as the Facility Agent for and on behalf of the Lenders

SIGNED AND DELIVERED by the withinnamed STATE BANK OF INDIA, in its capacity as Facility Agent for the Lenders, by the hands of Shri/Smt. , its authorised official.

Agreed and accepted by Vedanta Aluminium Limited as the Borrower

The Borrower hereby agrees and undertakes that                                          (the “Lender”) shall be entitled to all the rights and privileges as are available to the Lenders under the Facility Agreement and the other Financing Document and shall be entitled to all the security created and/or to be created by the Borrower and any other Person for the benefit of the Lenders.

THE COMMON SEAL of Vedanta Aluminium Limited has pursuant to the resolution of its Board of Directors passed in that behalf on the      day of             ,      hereunto been affixed in the presence of                                           and

                             , who have signed these presents in token thereof.

FACILITY AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in the manner hereinafter appearing.

The Common Seal of VEDANTA ALUMINIUM LIMITED, in its capacity as the Borrower, has, pursuant to the resolution of its Board of Directors passed in that behalf at the meetings held on July 19, 2006 and January 23, 2010 and resolution of its Banking & Authorization Committee passed in that behalf at the meeting held on March 25, 2011, hereunto been affixed in the presence of Mr. V. RAMANATHAN, its CFO and Mr. HARSHA SAKSENA, its TREASURY HEAD who have signed these presents in token thereof	) ) ) ) ) ) ) ) ) ) )	/s/ Mr. V. RAMANATHAN /s/ Mr. HARSHA SAKSENA

SIGNED AND DELIVERED by the withinnamed STATE BANK OF INDIA, in its capacity as Facility Agent, by the hand of , its authorised official	) ) ) ) )

SIGNED AND DELIVERED by the withinnamed STATE BANK OF INDIA, in its capacity as Rupee Lender, by the hand of , its authorised official	) ) ) )

SIGNED AND DELIVERED by the withinnamed STATE BANK OF INDIA, in its capacity as Issuing Bank, by the hand of , its authorised official	) ) ) )